UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

☑ Filed by the Registrant	☐ Filed by a Party other than the Registrant
Check the appropriate box:

☐   Preliminary Proxy Statement

☐   Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑   Definitive Proxy Statement

☐   Definitive Additional Materials

☐   Soliciting Material under § 240.14a-12

BARNES GROUP INC.

(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

☑   No fee required.

☐   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)    Title of each class of securities to which the transaction applies:

(2)    Aggregate number of securities to which the transaction applies:

(3)    Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)    Proposed maximum aggregate value of the transaction:

(5)    Total fee paid:

☐   Fee paid previously with preliminary materials.

☐   Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)    Amount Previously Paid:

(2)    Form, Schedule or Registration Statement No.:

(3)    Filing Party:

(4)    Date Filed:

BARNES™

Unlocking Barnes Value Through Core Business Execution

Notice of 2023
Annual Meeting of
Stockholders &
Proxy Statement

May 5, 2023

2023 ANNUAL MEETING LOGISTICS
Meeting Date	May 5, 2023
Time	11:00 A.M. Eastern Time
Record Date	March 10, 2023
Format	Hybrid
Location	In person: DoubleTree by Hilton 42 Century Drive Bristol, CT 06010	Audio webcast: www.virtualshareholdermeeting.com/B2023
Agenda	Proposal 1: To elect 11 directors (page 12).	Vote FOR each nominee
	Proposal 2: To vote on a non-binding resolution to approve the Company’s executive compensation (page 27).	Vote FOR
	Proposal 3: To vote on a non-binding resolution to approve the frequency of holding an advisory vote on the Company’s executive compensation (page 27).	Vote FOR 1 YEAR (Annual)
	Proposal 4: To approve the 2023 Barnes Group Inc. Stock and Incentive Award Plan (page 70).	Vote FOR
	Proposal 5: To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent auditor for 2023 (page 82).	Vote FOR
To transact such other business that may properly come before the meeting.
Vote Prior to Meeting	Stockholders of record as of the Record Date may vote before the 2023 Annual Meeting using one of the following methods:
Vote by Telephone: 1-800-690-6903
Transmit your voting instructions up until 11:59 P.M. E.T. the day prior to the 2023 Annual Meeting date. Have your proxy card in hand when you call and then follow the instructions.
Vote by Mail: Mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
Vote by Internet:
Transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. E.T. the day prior to the 2023 Annual Meeting date. Go to www.proxyvote.com or scan the QR Barcode on your proxy card.
Vote During the 2023 Annual Meeting	Stockholders of record as of the Record Date are entitled to vote at the 2023 Annual Meeting, either in person or by live audio webcast. To attend and vote virtually:
	Admittance	Control Number	Vote/Questions
To be admitted to the live audio webcast of the 2023 Annual Meeting, use the following link: 2023 Shareholder Meeting (www.virtualshareholdermeeting. com/B2023)

Enter the control number found on your proxy card, voting instruction form or notice you received with the proxy materials.

If you are a beneficial shareholder, contact the bank, broker or other institution where you hold your account if you have questions about obtaining your control number.

Once admitted to the live audio webcast of the 2023 Annual Meeting, you may vote and/or submit questions by following the instructions on the 2023 Shareholder Meeting Website.

NOTE: If you do not have your control number, you may attend the 2023 Annual Meeting as a guest (non-stockholder).

As a guest, you will not have the option to vote your shares at the 2023 Annual Meeting.

Proxy Statement for 2023 Annual Meeting of Stockholders May 5, 2023

We are sending this proxy statement and a proxy or voting instruction form in connection with Barnes Group Inc.’s solicitation of proxies on behalf of its Board of Directors for our 2023 Annual Meeting of Stockholders. Availability of this proxy statement and accompanying materials is scheduled to begin on or about March 24, 2023. “Voting Information” may be found on page 83.

NOTICE OF 2023 ANNUAL MEETING OF STOCKHOLDERS

March 24, 2023

Dear Stockholders:

You are invited to attend the 2023 Annual Meeting of Stockholders of Barnes Group Inc. (“Barnes” or the “Company”) to be held on May 5, 2023 at 11:00 A.M. Eastern Time (E.T.) at the DoubleTree by Hilton, 42 Century Drive, Bristol, CT 06010. The 2023 Annual Meeting will be a hybrid meeting*. This means that you may attend the 2023 Annual Meeting either in person, or virtually via a live audio webcast by visiting www.virtualshareholdermeeting.com/B2023. Instructions on how to attend and participate virtually in the live audio webcast of the 2023 Annual Meeting and how to vote your shares virtually while attending this live audio webcast are detailed on the following page and posted on www.virtualshareholdermeeting.com/B2023.

The Board of Directors of the Company (the “Board of Directors” or the “Board”) is soliciting proxies, in the accompanying form, to be used at the 2023 Annual Meeting and any adjournments thereof. This proxy statement, along with the accompanying Notice of 2023 Annual Meeting of Stockholders, summarizes the purpose of the 2023 Annual Meeting and the information you need to know to vote at the 2023 Annual Meeting. The enclosed materials were first mailed or provided on or about March 24, 2023 to our stockholders of record as of the close of business on March 10, 2023 (the “Record Date”). A list of stockholders entitled to vote at the 2023 Annual Meeting will be available to stockholders of record during the entire time of the 2023 Annual Meeting both at the in-person meeting and on the virtual meeting website. This list will also be available during the 10 days prior to the 2023 Annual Meeting at the Company’s principal executive office located at 123 Main Street, Bristol, CT 06010.

Your vote is important. Whether or not you plan to attend the 2023 Annual Meeting, we encourage you to vote as promptly as possible. You are eligible to vote if you were a stockholder of record at the close of business on the Record Date or hold a legal proxy for the meeting provided by your broker, bank, or nominee as of the Record Date. Each share of our common stock is entitled to one vote for each director nominee and one vote for each of the proposals to be voted on. As of the Record Date, there were 50,602,804 shares of common stock outstanding and entitled to vote at the 2023 Annual Meeting.

Stockholders of record as of the Record Date are entitled to vote at the 2023 Annual Meeting, either in person or virtually by live audio webcast. Stockholders of record as of the Record Date may also vote before the 2023 Annual Meeting in the following ways:

Vote by Telephone: 1-800-690-6903

Transmit your voting instructions up until 11:59 P.M. E.T. the day prior to the 2023 Annual Meeting date. Have your proxy card in hand when you call and then follow the instructions.

Vote by Mail: Mark, sign, and date your proxy card and return it in the postage-paid envelope provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

Vote by Internet:

Transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. E.T. the day prior to the 2023 Annual Meeting date. Go to www.proxyvote.com or scan the QR Barcode on your proxy card. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

*	As part of our COVID-19 precautions and related public health measures, we will monitor the need to potentially alter the location of the in-person 2023 Annual Meeting of Stockholders or to switch to solely a virtual meeting format. If we take this step, we will announce the decision to do so in advance via a press release and the filing of necessary proxy materials with the Securities and Exchange Commission. Please monitor our website at www.onebarnes.com for updated information. If you are planning to attend our meeting in person, please check the website one week prior to the meeting date.

If you vote by Internet or telephone, you should not return your proxy card. If you hold your shares through a broker, bank, or other nominee, you will receive separate instructions from the nominee describing how to vote your shares. Proxies will be solicited on behalf of the Board by mail and other electronic means or in person, and we will pay the solicitation costs.

Attend and Vote Virtually During the Live Audio Webcast of the 2023 Annual Meeting

ADMITTANCE	CONTROL NUMBER	VOTE/QUESTIONS
To be admitted to the live audio webcast of the 2023 Annual Meeting, use the following link: 2023 Shareholder Meeting (www.virtualshareholdermeeting.com/B2023)

Enter the control number found on your proxy card, voting instruction form or notice you received with the proxy materials.

If you are a beneficial shareholder, contact the bank, broker or other institution where you hold your account if you have questions about obtaining your control number.

Once admitted to the live audio webcast of the 2023 Annual Meeting, you may vote and/or submit questions by following the instructions on the 2023 Shareholder Meeting Website.

If you do not have your control number, you may attend the 2023 Annual Meeting as a guest (non-stockholder). As a guest, you will not have the option to vote your shares at the 2023 Annual Meeting.

Whether or not you plan to attend the 2023 Annual Meeting, we urge you to vote and submit your proxy in advance of the meeting by one of the methods described in the proxy materials for the 2023 Annual Meeting. You may revoke your proxy at any time prior to the meeting. If you attend and vote during the 2023 Annual Meeting, your proxy will be revoked automatically and your vote at the 2023 Annual Meeting will be counted.

Cordially,

Thomas O. Barnes, Chairman of the Board

PROXY SUMMARY

2023 Agenda

Board Recommendation
Proposal 1:	To elect 11 directors (page 12).	FOR each nominee
Proposal 2:	To vote on a non-binding resolution to approve the Company’s executive compensation (page 27).	FOR
Proposal 3:	To vote on a non-binding resolution to approve the frequency of holding an advisory vote on the Company’s executive compensation (page 27).	FOR 1 YEAR (Annual)
Proposal 4:	To approve the 2023 Barnes Group Inc. Stock and Incentive Award Plan (page 70).	FOR
Proposal 5:	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent auditor for 2023 (page 82).	FOR
To transact such other business that may properly come before the meeting.

2023 Director Nominees

You are being asked to vote on the election of the 11 Directors listed below. Additional information on the nominees can be found in the Section entitled “Nominees for Board of Directors”.

				Committee Membership
Name	Age[1]	Independent	Director Since	Audit	Compensation	Corporate Governance	Executive	Other Public Company Boards
Thomas O. Barnes	74	✓	1978				✓ Chair[2]	0
Elijah K. Barnes	42	✓	2016			✓		0
Jakki L. Haussler	65	✓	2021		✓			3
Richard J. Hipple	70	✓	2017		✓	✓		2
Thomas J. Hook	60		2016					0
Daphne E. Jones	66	✓	2019	✓				2
Neal J. Keating	67	✓	2023			✓		2
Mylle H. Mangum	74	✓	2002		✓	✓ Chair	✓	2
Hans-Peter Männer	60	✓	2016	✓				0
Anthony V. Nicolosi	69	✓	2017	✓ Chair[3]			✓	0
JoAnna L. Sohovich	51	✓	2014		✓ Chair		✓	0

1.	As of the date of this proxy statement
2.	Ex officio, non-voting
3.	Audit Committee Financial Expert

Director Highlights1

2022 Director Meeting Attendance2

Meeting	# of Meetings	Attendance
Annual Meeting	1	100%
Board of Directors	13	97%
Audit Committee	8	100%
Compensation and Management Development Committee	6	100%
Corporate Governance Committee	4	100%

Director Attributes

Director Experience (11 Directors)

Racial/Ethnic Diversity	Gender Diversity	Tenure

Director Racial/Ethnic Demographic Background • Black/African American (2 Directors) • Hispanic/Latino & American Indian/Native American/Alaskan Native (1 Director) • White/Caucasian (8 Directors)

1.	Director experience and demographics are based on Director self-reporting. Tenure is based on full years of service as of the date of this proxy statement.
2.	Does not include recusals.

Governance Highlights

Barnes Group Inc. (“Barnes” or the “Company”) is committed to good corporate governance. Key features of the Company’s corporate governance practices include:

Board Independence

10 of 11 directors are “independent”	Independent Chairman	CEO Only management director	Fully independent key Board committees
Lead Independent Director
Responsible for board governance and operations	Selected by independent directors	Liaison between Chairman and independent directors	Presides at executive sessions of independent directors
Board Practices
Committee Charters reflect ESG oversight	Director retirement age: 75 (extendable in special circumstances)	Annual board and committee evaluations	Regular review of committee chairs and member rotation

Corporate Governance Guidelines require gender, race, ethnicity and national origin considered in selecting director nominees	Annual election of directors & declassified board	Limited to 4 public boards and 3 public board audit committees, total	Regular executive sessions
Stockholder Rights
No stockholder rights (poison pill) or similar plan	Stockholder right to proxy access	Stockholders have right to hold special meetings	Majority Vote in uncontested elections
Other Best Practices
Separate CEO and Chairman	Annual say-on-pay vote	Restrictions on hedging & pledging	Executive Retirement Policy requires retirement at age 65

CEO limited to 2 public company boards, total	Robust twice yearly stockholder engagement and outreach program	Policy prohibiting corporate political contributions	Required Director education (at least one program per year)

Compensation Highlights

2022 Executive Compensation - Key Elements

The following summarizes key features of the compensation program for our named executive officers (NEOs).

Short-Term		Long-Term Equity Incentive Award
Base Cash Salary	Annual Cash Incentive Award[1]	PSAs	Stock Options	RSUs
Annual review of base salaries. Periodic increases, often at the time of a change in position or assumption of new responsibilities.

Program with payouts based on achieving targeted financial performance measures.

Annual incentive targets for our NEOs range from 45% to 100% of base salary at target level performance.

Actual payouts may range from zero to three times target based on performance compared to our three performance measures.

Performance-based vesting at the end of a 3-year period; based on three equally weighted measures in 2022:

(1)  EBITDA growth relative to the performance of the Russell 2000 Index companies;

(2)   Total Shareholder Return (TSR) relative to the performance of the Russell 2000 Index companies; and

(3)   Return on Invested Capital (ROIC) performance against an absolute internal goal as determined by the Compensation and Management Development Committee.

			Time-based vesting; 18, 30 and 42 months from the grant date in equal installments.	Time-based vesting; 18, 30 and 42 months from the grant date in equal installments.
1. Starting in 2023 for NEOs, incentive targets range from 55% to 100% and actual payouts may range from zero to two times target.

Other Compensation and Benefits

Retirement: NEOs participate in qualified retirement programs generally available to the Company’s U.S. employees. NEOs also participate in a nonqualified retirement program that provides benefits on base salary earnings in excess of Internal Revenue Service (IRS) limits on qualified plans. In 2022, Patrick J. Dempsey and Dawn N. Edwards participated in grandfathered nonqualified executive retirement programs that are closed to new entrants.

Change in Control and Severance: NEOs participate in severance programs where severance is payable and benefits continue upon termination of employment in certain specified circumstances or upon a change in control. Severance ranges from a multiple of one times base salary plus pro rata bonus for certain non-change in control events, to two times base salary plus pro rata bonus and additional benefits for other change in control events.

Limited Perquisites: NEOs are provided financial planning and tax preparation services, annual physicals (for amounts not otherwise covered by health insurance) and executive life insurance (with a tax gross-up benefit for grandfathered participants only).

2022 NEO Compensation Summary

Name & Principal Position	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Comp.	Change in Pension Value & Nonqualified Deferred Comp. Earnings	Other Comp.	Total
Thomas J. Hook[1] President and Chief Executive Officer, Barnes	$462,821	$2,000,000	$105,009	$10,000,000	$198,015	$0	$95,591	$12,861,436
Julie K. Streich[2] Senior Vice President, Finance and Chief Financial Officer, Barnes	493,750	0	723,574	163,529	105,500	0	100,057	1,586,410
Stephen G. Moule Senior Vice President, Barnes and President, Barnes Industrial	515,000	0	654,557	147,652	43,888	0	38,946	1,400,043
Ian M. Reason[3] Senior Vice President, Barnes and President, Barnes Aerospace	283,333	350,000	423,312	86,194	120,259	0	29,599	1,292,697
Dawn N. Edwards Senior Vice President, Human Resources, Barnes	345,000	0	409,497	92,084	66,465	0	142,218	1,055,264
Patrick J. Dempsey[4] Former President and Chief Executive Officer, Barnes	615,577	0	4,640,619	1,024,041	193,917	1,882,111	173,727	8,529,992
Patrick T. Hurley, Ph.D.[5] Former Senior Vice President and Chief Technology Officer, Barnes	366,750	0	425,629	96,847	70,402	0	51,931	1,011,559

1.	Mr. Hook was appointed President and Chief Executive Officer as of July 14, 2022. The amount listed under “Stock Awards” represents the aggregate grant date fair value of RSUs granted to him under the Stock and Incentive Award Plan while he was a non-management director, prior to becoming CEO. The amount listed in “Option Awards” represents the one-time make-whole stock option grant with a target value of $10,000,000 that he received upon becoming CEO. Additionally, included in “Other Comp.” are fees earned while he was a non-management director (totaling $51,570), prior to becoming CEO.
2.	Ms. Streich served as Interim CEO from March to July 2022.
3.	Mr. Reason joined the Company in May 2022.
4.	Mr. Dempsey took a temporary leave of absence as President and Chief Executive Officer from March to July 2022 and transitioned to Executive Vice Chairman of the Company in July 2022. He retired from the Company and from the Board of Directors in October 2022.
5.	Mr. Hurley left the Company in November 2022 due to position elimination.

Environmental, Social and Governance Highlights

Barnes is committed to sustainability and social responsibility. In 2022, in addition to continuous improvement efforts to reduce our environmental impact, we completed a global employee engagement survey, published our new, modernized Code of Business Ethics and Conduct, adopted a new Human Rights Policy and amended our Board committee charters to expressly reflect ESG governance oversight responsibilities.

For additional information, please see the Company’s ESG Report, Code of Business Ethics and Conduct, and Human Rights Policy on www.onebarnes.com. Additionally, please see the forward-looking statement at the end of this proxy statement.

GOVERNANCE

Our Board and senior management devote considerable time and attention to corporate governance matters, and we maintain a comprehensive set of governance policies and procedures. We regularly review best practices and modify our policies and procedures as warranted. The following governance materials are available on www.onebarnes.com; select “Investors” and then “Governance.” These materials will also be provided without charge to any stockholder upon written request to Legal Services, Barnes Group Inc.,123 Main Street, Bristol, Connecticut 06010.

Governance Materials

•	Bylaws	•	Suppliers’ Code of Business Ethics and Conduct
•	California Transparency in Supply Chains Act Disclosure	•	Policy Regarding Reporting of Complaints and Concerns
•	Certificate of Incorporation	•	Human Rights Policy
•	Charters of the Board Committees	•	Conflict Minerals Policy
•	Charter of the ESG Steering Committee	•	Corporate Governance Guidelines
•	Code of Business Ethics and Conduct	•	Political Expenditures and Public Policy Matters Policy
		•	UK Tax Disclosure

Code of Business Ethics and Conduct

Integrity, and the way we treat our employees, shareholders, customers, suppliers, competitors and communities, are key to our Company’s longevity and success. Our Barnes Values form the foundation of our business culture and serve as a roadmap for navigating the complex and dynamic marketplaces in which we do business. Our Code of Business Ethics and Conduct (the “Code”) reinforces the Barnes Values and establishes the behaviors that we expect from all of our employees, officers, and directors. Our Code applies to everyone at our Company and unites us as “One Team, One Company.”

2022 Key Governance Changes

Board Oversight of ESG: The Company’s ESG efforts are managed by the ESG Steering Committee which consists of members of the Company’s Senior Leadership Team. Our Board of Directors exercises governance over ESG through its three key standing committees: Audit, Corporate Governance, and Compensation and Management Development. In February 2022, the Board amended the Charters of each of these three committees to reflect each committee’s specific role in overseeing ESG. Also in 2022, the Company published a revised Charter of its ESG Steering Committee.

Diversity and Inclusion: We believe that a board that is diverse and inclusive is more effective in meeting the Company’s strategic needs and serving the long-term interests of the Company and its shareholders. In 2022, the Company published a Diversity and Inclusion Mission Statement reflecting the Company’s practice of promoting and embracing a diverse and inclusive workplace, where everyone is treated with dignity and respect; where all employees are supported, encouraged, and empowered to engage, contribute, and achieve their fullest potential in a safe and rewarding environment.

Human Rights Policy: In 2022, the Company published a Human Rights Policy, formalizing the Company’s practice of respecting the value and dignity of every individual and intolerance of human rights abuses in any part of our business, anywhere we do business.

Code of Ethics: The Company updated our Code to align with our simplified Values and include new cybersecurity, data protection, human rights and diversity, equity and inclusion focus. In February 2023, we refreshed our Suppliers’ Code of Business Ethics to update supplier cybersecurity/data protection requirements, supplier ESG responsibilities, and revised human rights and fair labor practices.

2023 PROPOSAL FOR DIRECTOR ELECTIONS

Proposal 1 – To Elect 11 Directors

Upon the recommendation of the Corporate Governance Committee, the Board has nominated Thomas O. Barnes, Elijah K. Barnes, Jakki L. Haussler, Richard J. Hipple, Thomas J. Hook, Daphne E. Jones, Neal J. Keating, Mylle H. Mangum, Hans-Peter Männer, Anthony V. Nicolosi and JoAnna L. Sohovich to be elected at the 2023 Annual Meeting for continuing membership to the Board.

The Board has determined that, except for Mr. Hook, each nominee is an independent director. If elected, each nominee will hold office until the 2024 Annual Meeting, unless the nominee earlier dies, resigns, retires or is removed, in accordance with the Bylaws. The eleven nominees are listed herein with brief biographies. None of the organizations listed as business affiliates of the nominees is a subsidiary or other affiliate of the Company unless otherwise noted. If a nominee for director should become unavailable for any reason, it is intended that votes will be cast for a substitute nominee designated by the Board. The Board has no reason to believe the persons nominated will be unable to serve if elected.

The Board recommends a vote FOR all Director nominees.

Nominees for Board of Directors

Background and Experience of 2023 Director Nominees

Below are highlights of our 2023 Director nominees’ background and experience1. Information about the process of selecting Director nominees can be found on page 19.

Name	Thomas O. Barnes	Elijah K. Barnes	Jakki L. Haussler	Richard J. Hipple	Thomas J. Hook	Daphne E. Jones	Neal J. Keating	Mylle H. Mangum	Hans-Peter Männer	Anthony V. Nicolosi	JoAnna L. Sohovich	Total
Marketing/Branding	✓	✓	✓	✓	✓		✓	✓	✓		✓	9
Government/Regulatory			✓	✓	✓		✓				✓	5
Prof. License/MBA/Econ. or Engineering Degree	✓	✓	✓	✓	✓	✓	✓	✓		✓	✓	10
Current/Past Board or Committee Chair	✓		✓	✓	✓	✓	✓	✓	✓			8
Talent Management/Development	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	11
Aerospace, Industrial, Medical/Pharma, Automation, Robotics or Plastics End-Markets	✓			✓	✓	✓	✓	✓	✓	✓	✓	9
Technology/Innovation			✓	✓	✓	✓	✓	✓	✓		✓	8
Manufacturing/Operations	✓			✓	✓			✓	✓	✓	✓	7
Global Business				✓	✓	✓	✓	✓		✓	✓	7
Risk Management/Oversight	✓		✓	✓	✓	✓	✓	✓	✓	✓	✓	10

1.	Based on Director self-reporting.

THOMAS O. BARNES	Age: 74	Director since: 1978 (44 yrs.)	Committees: E2
Other Current Public Directorships: • None	Mr. Barnes is Chairman of the Board and an ex officio member of the Executive Committee and was a non-management employee of the Company through December 31, 2014. From 2007 until 2012, Mr. Barnes served as a director of New England Bank Shares, Inc. He served as a director of Valley Bank from 2005 to 2007, when it was merged into New England Bank Shares, Inc. In addition, Mr. Barnes has owned and managed several businesses and has experience in the commercial lending field. He has served on our Board for over 40 years, has served as Chairman of our Board since 1995, and has served as chairman, trustee or director for over 20 non-profit organizations. Mr. Barnes’ qualifications to be a member of our Board include his experience in the fields of manufacturing, finance and governance with numerous organizations throughout his career, including the Company’s former distribution business, and his extensive knowledge of the Company’s operations.

ELIJAH K. BARNES	Age: 42	Director since: 2016 (6 yrs.)	Committees: CG
Other Current Public Directorships: • None	Mr. Barnes serves on the Corporate Governance Committee of the Board of Directors. Mr. Barnes has over 19 years of experience in the areas of commercial real estate, lease negotiation, marketing and finance. He has been a Principal at Avison Young, where he is the co-head of the Agency Leasing Practice Group for the Washington, D.C. office, since September 2014. From 2008 to 2014, he was Managing Director and Principal at Cassidy Turley. Prior to Cassidy Turley, he was a Vice President for the Leasing Management Group at Jones Lang LaSalle. He received his bachelor’s degree in Economics from the University of Virginia and his Master of Business Administration from Johns Hopkins University. Mr. Barnes is a former National Association of Corporate Directors (NACD) Governance Fellow, having demonstrated his commitment to the highest standards of boardroom excellence by earning NACD Fellowship – The Gold Standard Director Credential. NACD Fellowship is a comprehensive and continuous program of study that empowered directors with the latest insights, intelligence, and leading boardroom practices. Mr. Barnes’ qualifications to serve on our Board include his significant commercial real estate experience that contributes to the Company’s management of its extensive owned and leased real estate portfolio. In addition to his business and financial qualifications, Mr. Barnes is the sixth generation of the Barnes family to serve on the Board, continuing a legacy of family oversight that is uniquely devoted to the Company’s long-term success and returning value to Company stockholders.

2.	“E” represents the Executive Committee, “CG” represents the Corporate Governance Committee, “CMDC” represents the Compensation and Management Development Committee, and “Audit” represents the Audit Committee.

JAKKI L. HAUSSLER	Age: 65	Director since: 2021 (1 yr.)	Committees: CMDC
Other Current Public Directorships: • Service Corporation International • Vertiv Holdings Co. • Various Morgan Stanley Funds	Ms. Haussler serves on the Compensation and Management Development Committee of the Board of Directors. From 1996 until 2019, Ms. Haussler was Co-founder, Chairman, and CEO of Opus Capital Management, Inc., a registered investment advisory firm, where she currently remains non-executive Chairman. Ms. Haussler previously served on the Board of Cincinnati Bell Inc. where she was Chair of the Audit and Finance Committee, as well as the Governance and Nominating Committee, and served on the Executive Committee and Compensation Committee. Ms. Haussler is currently on the Board of Directors of various Morgan Stanley Funds where she serves as Chair of the Audit Committee, the Board of Directors of Service Corporation International where she serves on the Investment Committee and the Audit Committee, and on the Board of Vertiv Holdings Co. where she is a member of the Audit Committee. Ms. Haussler’s qualifications to be a member of our Board of Directors include her extensive experience in public accounting, investment banking, venture capital and asset management.

RICHARD J. HIPPLE	Age: 70	Director since: 2017 (5 yrs.)	Committees: CMDC, CG
Other Current Public Directorships: • Luxfer Holdings • KeyCorp.	Mr. Hipple serves on the Corporate Governance and Compensation and Management Development Committees of the Board of Directors. Mr. Hipple is the retired Executive Chairman of the board of directors of Materion Corporation, a title he held until December 2017. Materion supplies highly engineered advanced enabling materials and coatings used in a range of electrical, electronic, thermal, optical, and structural applications. Previously, he was the Chairman, President and Chief Executive Officer of Materion from 2006 to 2017 and its President and Chief Operating Officer from 2005 to 2006. He initially joined Materion in 2001. Prior to joining Materion, Mr. Hipple served 26 years in roles of increasing responsibility at LTV Corporation, a large U.S. metals conglomerate, culminating in the position of President. Mr. Hipple has previously served on the board of directors of Ferro Corporation and is currently a director of KeyCorp (serving as Chair of the Audit Committee and a member of the Nominating and Governance Committee and Director of Key Bank) and Luxfer Holdings (serving as Chair of the Remuneration Committee and a member of the Audit Committee). He also is a Chair Emeritus and current member of the Board of Trustees for the Cleveland Institute of Music. Mr. Hipple is a graduate of Drexel University with a Bachelor of Science degree in engineering. Mr. Hipple’s qualifications to be a member of our Board include his extensive executive management and leadership experience, an accomplished record of leading transformational global growth, and a wealth of additional public company board experience.

THOMAS J. HOOK	Age: 60	Director since: 2016 (6 yrs.)	Committees: None
Other Current Public Directorships: • None	Mr. Hook was appointed as the Company’s President and Chief Executive Officer in July 2022. Mr. Hook serves as a director of NeuroNexus Inc. He previously served as Chief Executive Officer of SaniSure, Inc. from February 2021 until July 2022 and a director of SaniSure, Inc. from December 2019 until July 2022, as Chief Executive Officer of Q Holding Company from September 2017 until January 2021, and as Director of Q Holding Company from September 2017 until July 2022. Mr. Hook was the President and Chief Executive Officer of Integer (formerly Greatbatch) from August 2006 to May 2017. Prior to this, he was Chief Operating Officer of Integer (formerly Greatbatch), a position he held from September 2004 to August 2006. From August 2002 until September 2004, Mr. Hook was employed by CTI Molecular Imaging where he served as President, CTI Solutions Group. From March 2000 to July 2002, he was General Manager, Functional and Molecular Imaging for General Electric Medical Systems. From 1997 to 2000, Mr. Hook worked for the Van Owen Group Acquisition Company and prior to that, Duracell, Inc. Until March 1, 2021, Mr. Hook served as Chairman of the Board and member of the Executive Committee of HealthNow New York, Inc., a leading health care company in Western New York, and he is also former director of Tactiva Therapeutics, Inc. Mr. Hook’s qualifications to be a member of our Board include his leadership experience, particularly in the high-tech manufacturing industry, together with his substantial knowledge of finance and accounting by virtue of his educational background and multiple executive management positions.

DAPHNE E. JONES	Age: 66	Director since: 2019 (3 yrs.)	Committees: Audit
Other Current Public Directorships: • Masonite International Corporation • AMN Healthcare	Ms. Jones serves on the Audit Committee of the Board of Directors. Ms. Jones has been a director of Masonite International Corporation since February 2018, where she is a member of the Sustainability and Governance Committee. Ms. Jones has served as a director of AMN Healthcare since September 2018, where she is a member of the Audit Committee and Compensation Committee. Previously, Ms. Jones served as the Senior Vice President – Digital/Future of Work for GE Healthcare from May 2017 to October 2017 and prior to that, she served as the Senior Vice President – Chief Information Officer for GE Healthcare Diagnostic Imaging and Services since August 2014. Prior to joining GE Healthcare, Ms. Jones was the Senior Vice President, Chief Information Officer for Hospira, Inc., a provider of pharmaceuticals and infusion technologies, from October 2009 through June 2014. Ms. Jones also served as Chief Information Officer at Johnson & Johnson from 2006 to 2009 and served in various information technology roles with Johnson & Johnson from 1997 through 2006. Ms. Jones began her career in sales and systems engineering at IBM. She previously served on the board of the Thurgood Marshall College Fund, a not-for-profit organization and the nation’s largest organization representing historically black colleges and universities, medical schools, and law schools. Ms. Jones’ qualifications to be a member of our Board include her extensive executive and leadership experience, and experience driving innovation using digital technology and helping companies manage risk through cybersecurity leadership.

NEAL J. KEATING	Age: 67	Director since: 2023 (0 yrs.)	Committees: CG
Other Current Public Directorships: • Hubbell Inc. • Triumph Group Inc.	Mr. Keating was appointed by the Board in February 2023 and serves on the Corporate Governance Committee of the Board of Directors. He served as the Executive Chairman of the Board of Kaman Corporation (a publicly traded aerospace and industrial distribution company) until his retirement in April 2021, which followed serving as its President and Chief Executive Officer (2008 to 2020) and President and Chief Operating Officer (2007 to 2008). His prior positions include Chief Operating Officer of Hughes; Chief Executive Officer of GKN Aerospace; and Executive Vice President and Chief Operating Officer, Commercial Systems at Rockwell Collins, a spin-off of Rockwell International where he held roles of increasing responsibility in the automation and aerospace businesses over his more than two-decade tenure. Mr. Keating currently serves on the boards of Hubbell Inc. (serving as Chair of the Nominating and Corporate Governance Committee and member of the Compensation and Executive Committees), Triumph Group Inc. (serving on the Audit Committee, Nominating, Governance and Sustainability Committee and Human Capital and Compensation Committee), Form Technologies Inc. (a private company) and Embry-Riddle Aeronautical University. Mr. Keating’s qualifications to be a member of our Board include his extensive knowledge of and experience in the Aerospace and Automation industries and strong executive management leadership experience.

MYLLE H. MANGUM	Age: 74	Director since: 2002 (20 yrs.)	Committees: CG (Chair), E, CMDC
Other Current Public Directorships: • Express, Inc. • Haverty Furniture Companies, Inc.	Ms. Mangum serves as Lead Independent Director and Chair of the Corporate Governance Committee and is a member of the Compensation and Management Development Committee and Executive Committee of the Board of Directors. Ms. Mangum has served as Chief Executive Officer of IBT Enterprises, LLC, a leading provider of branch banking solutions, since October 2003. Prior to this, she served as the Chief Executive Officer of True Marketing Services, LLC since July 2002, focusing on consolidating marketing services companies. From 1999 to 2002, she was the Chief Executive Officer of MMS Incentives, Inc., a private equity company involved in developing and implementing marketing and loyalty programs in high-tech environments. She is currently a director of Haverty Furniture Companies, Inc. (serving on the Executive Committee and Chair of the Nominating, Compensation and Governance Committee) and Express, Inc. (serving as Chairman of the Board and member of the Audit Committee and Compensation and Governance Committee). Additionally, Ms. Mangum is an advisory board member of Piedmont College and The Shopping Center Group. She also served as a director of PRGX Global Inc. from 2013 until March 2021, Collective Brands Inc., and its predecessor PaylessShoeSource, Inc., from 1997 to 2012, Scientific-Atlanta, Inc. from 1993 to 2006, Respironics, Inc. from 2004 to 2008, Matria Healthcare, Inc. from 2006 to 2008, and Emageon Inc. from 2004 to 2009, and as an advisory board member of Emory University/Goizueta Business School. Ms. Mangum’s qualifications to be a member of our Board include her current service as a chief executive officer, and extensive business and management experience including, in addition to that mentioned above, serving as an executive with General Electric, BellSouth and Holiday Inn Worldwide. She has extensive knowledge of marketing, accounting and finance, as well as compliance and internal controls.

HANS-PETER MÄNNER	Age: 60	Director since: 2016 (6 yrs.)	Committees: Audit
Other Current Public Directorships: • None	Mr. Männer serves on the Audit Committee of the Board of Directors. He is the former Chief Executive Officer of Otto Männer GmbH, a leader in the development and manufacture of high precision molds, valve gate hot runner systems, and micro-injection molding systems, which the Company acquired in 2013. Prior to joining Männer in 1990, Mr. Männer studied product engineering at the University of Applied Sciences, graduating as a civil engineer completing three years of vocational training as a toolmaker. He has over 18 years of experience as a board member for Volksbank Freiburg and over 10 years of experience as a board member for WVIB Wirtschaftsverband, a trade association. Mr. Männer is currently the Managing Director of HPM Invest GmbH, a limited partnership managing properties and capital assets. He holds an Executive MBA from Steinbeis University, Berlin. The Board appointed Mr. Männer to the Board as a director in 2016. Mr. Männer’s qualifications to be a member of our Board include his extensive experience in the plastic injection molding industry and industrial manufacturing, together with a background in finance and asset management.

ANTHONY V. NICOLOSI	Age: 69	Director since: 2017 (5 yrs.)	Committees: Audit (Chair), E
Other Current Public Directorships: • None	Mr. Nicolosi serves as Chair of the Audit Committee and is a member of the Executive Committee of the Board of Directors. Mr. Nicolosi is a retired partner of the accounting firm KPMG, where he had an approximately 39 year career. Most recently, Mr. Nicolosi served in the firm’s National Office from 2008 to 2013 as the Regional Risk Management Partner for the Americas (one of three KPMG Global Regions), the National Partner in charge of risk management for the US Audit Practice and the Coordinator of the firm-wide Enterprise Risk Management Process. He also served as a member of the Global Quality and Risk Management Steering Group; U.S. Legal, Risk and Regulatory Committee; Audit Operations Leadership and others. From 1987 to 2008, Mr. Nicolosi held positions as Engagement Partner or SEC Reviewing Partner for U.S. and multinational clients in many industries, including diversified industrials and power generation. For certain years in this period, Mr. Nicolosi served in the National Office’s Department of Professional Practice and held various leadership positions. Mr. Nicolosi also served for over 10 years as a panel member on KPMG’s Audit Committee Institute roundtables and other related initiatives. Mr. Nicolosi’s qualifications to be a member of our Board include his extensive practice as a certified public accountant and experience relative to accounting, auditing, internal controls, risk management, compliance and corporate governance acquired through serving notable multinational companies, leadership positions, audit committee contributions and more. He is the Audit Committee financial expert of our Board.

JOANNA L. SOHOVICH	Age: 51	Director since: 2014 (8 yrs.)	Committees: CMDC (Chair), E
Other Current Public Directorships: • None	Ms. Sohovich serves as Chair of the Compensation and Management Development Committee and is a member of the Executive Committee of the Board of Directors. Ms. Sohovich is also Chair of the Board of Directors for Chamberlain Group, a role she assumed on January 1, 2022 after serving as the Chief Executive Officer of Chamberlain Group from February 2016 until December 31, 2021. Prior to that, from January 2015 to February 2016, she was the Global President, STANLEY Engineered Fastening at Stanley Black & Decker, Inc. where she led a global technology and manufactured goods business. Before being appointed to this position in 2015, she served as Global President, Industrial & Automotive Repair since 2012 and, prior to that, Industrial & Automotive Repair President – North America, Asia and Emerging Regions since 2011, both at Stanley Black & Decker, Inc. From 2001 to 2011, Ms. Sohovich served in several roles of increasing responsibility at Honeywell International, including President, Security & Communications from 2010 to 2011 emphasizing new product development and innovation, Vice President & General Manager, Commercial Building Controls from 2008 to 2010 leading growth initiatives across a broad commercial building controls portfolio, and Integration Leader from 2007 to 2008 resulting in Honeywell’s successful acquisition and integration of Maxon Corporation. Ms. Sohovich served as General Manager, Building Controls Field Devices from 2005 to 2007 and Vice President, Six Sigma for Honeywell from 2004 to 2005. Her earlier experience includes plant management, repair and overhaul shop management, quality management and service as an officer in the United States Navy. Ms. Sohovich’s qualifications to be a member of our Board include her extensive executive management and leadership experience, broad knowledge of industrial manufacturers, global mindset and direct experience in driving innovation and strategic growth initiatives.

Family Relationships

Other than Chairman Thomas O. Barnes who is the father of Director Elijah K. Barnes, there are no family relationships among the officers and directors, nor are there any arrangements or understandings between any of the directors or officers of our Company or any other person pursuant to which any officer or director was or is to be selected as an officer or director.

Director Independence Assessment

The Board has adopted categorical standards to guide it in determining director independence. Under these standards, which are part of our Corporate Governance Guidelines, an “independent” director must meet the independence requirements in the New York Stock Exchange (NYSE) listing standards, including the requirement that the Board must have affirmatively determined that the director has no material relationships with the Company, either directly or as a partner, stockholder, or officer of an organization that has a relationship with the Company.

a.	A director will not be independent if (i) the director is, or was within the preceding three years, employed by the Company; (ii) an immediate family member of the director is, or was within the preceding three years, employed by the Company as an “executive officer” (as such term is defined by the NYSE) other than on an interim basis; (iii) the director or any immediate family member has received from the Company, during any 12 consecutive months within the preceding three years, more than $120,000 in direct compensation from the Company, other than compensation received by an immediate family member of a director for service as a non-executive employee of the Company and director and committee fees and deferred compensation for prior service, provided that such deferred compensation is not contingent on continued service; (iv) the director is employed by the Company’s independent auditor; (v) an immediate family member of the director is employed by the Company’s independent auditor (I) as a partner or (II) otherwise as an employee who personally works on the Company’s audit; (vi) the director or an immediate family member was within the last three years a partner or employee of the Company’s independent auditor and personally worked on the Company’s audit within that time; or (vii) a Company executive officer is, or was within the preceding three years, on the board of directors of a company which, at the same time, employed the Company director or an immediate family member of the director as an executive officer.
b.	The following commercial and charitable relationships will not be considered material relationships that would impair a director’s independence: (i) if a Company director is an employee, or an immediate family member is an executive officer, of another company that does business with the Company and, within any of the last three fiscal years, the annual sales to, or purchases from, the Company are less than 1% of the annual revenues of the other company; (ii) if a Company director is an employee, or an immediate family member is an executive officer, of another company that is indebted to the Company, or to which the Company is indebted, and the total amount of either company’s indebtedness to the other is less than 1% of the total consolidated assets of the other company; or (iii) if a Company director serves as an officer, director or trustee of a charitable organization, and the Company’s discretionary charitable contributions to the organization are less than 1% of such organization’s total annual charitable receipts, provided that the amount of the Company’s contributions shall not include the matching of charitable contributions by Barnes Group Foundation, Inc. pursuant to the Matching Gifts Program.
c.	For relationships not covered by b. above, the directors who are independent under the Corporate Governance Guidelines in a. and b. above will determine whether the relationship is material or not and, therefore, whether the director is “independent.” The Company will explain in the next proxy statement the basis of any Board determination that a relationship was immaterial despite the fact that it did not meet the categorical standards of immateriality in b. above.

The Board has determined that, other than Mr. Hook, all of our director nominees are independent under the listing standards of the NYSE and the above categorical standards.

Process For Selecting Director Nominees, Stockholder Recommended Director Candidates

Director appointment and nomination are among the most critical functions of a company’s Board. Our Board, led by the Corporate Governance Committee, maintains a rigorous selection and evaluation process for potential Board members.

Director Nominee Qualifications

The Corporate Governance Committee strives to maintain an engaged and independent Board with broad and diverse qualifications that serve the long-term interests of our stockholders. Candidates for director shall be selected on the basis of their qualifications, such as:

•	Character, wisdom, judgment and integrity;
•	Experience in positions with a high degree of responsibility;
•	Prominence and accomplishments in areas relevant to the Company’s business activities;
•	Understanding of the Company’s business environment;
•	Strategy development, experience in technology-laden industrial businesses, and/or other relevant firms;
•	Capacity and desire to represent the interests of the Company’s stockholders as a whole;
•	Commitment to maximize stockholder value;

•	The extent to which the interplay of the nominee’s skills, knowledge, expertise, experience and diversity of background (considering, without limitation, gender, race, ethnicity and national origin) with that of the other Board members will help build a Board that is effective in collectively meeting the Company’s strategic needs and serving the long-term interests of the Company and its stockholders; and
•	Ability to devote sufficient time to the affairs of the Company.

Director Nominee Selection Process

The Corporate Governance Committee will consider director candidates recommended by stockholders of the Company, directors, officers and third-party search firms. When utilizing a third-party search firm, the search firm is instructed to identify candidates based on criteria specified by the Corporate Governance Committee, perform initial screenings of the candidates’ resumes and conduct initial interviews. The Corporate Governance Committee evaluates stockholder-recommended candidates in the same manner as all other candidates. Information for stockholders wishing to submit a recommendation is located on page 86.

Recommendations From	Corporate Governance Committee	Board of Directors	Stockholders
• Stockholders • Directors/Officers • Search Firms • Other Sources	• Interviews candidates • Reviews qualifications and criteria • Makes recommendations to the Board of Directors	• Reviews Corporate Governance Committee recommendations • Selects director nominees	• Vote on nominees at the annual meeting

Board Size

Our Corporate Governance Guidelines provide that the Board should generally have no fewer than six and no more than twelve directors. The Board currently has eleven directors. Each director is required to resign from the Board no later than the annual meeting of stockholders following his or her 75th birthday. Each director is also required to advise the Chairman of the Board of any change in his or her status, including a change in employment or service on other boards of directors, or retirement from his or her principal occupation or another board of directors. Director Thomas O. Barnes, Chairman of the Board, is designated to preside at executive sessions of non-management directors. Mylle H. Mangum, the Lead Independent Director, is designated to preside at executive sessions of the independent directors.

Board Leadership

The Board recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure so as to provide independent oversight of management and a highly engaged and high-functioning Board. The Company’s Corporate Governance Guidelines provide the Board with flexibility to select the appropriate leadership structure for the Company. In making leadership structure determinations, the Board considers many factors including the specific needs of the business and what is in the best interests of the Company’s stockholders.

Our Board has chosen to separate the roles of Chief Executive Officer and Chairperson of the Board. Mr. Hook is our Chief Executive Officer and Director Thomas O. Barnes is our Chairman. As Chief Executive Officer, Mr. Hook is responsible for day-to-day management of the Company and the overall execution of our strategy. As Chairman, Thomas O. Barnes presides at meetings of the Company’s stockholders and Board of Directors and is responsible for director orientation and continuing education and review of Board committee assignments and consideration of Chair rotation in conjunction with the Corporate Governance Committee, among other responsibilities as set forth in our Corporate Governance Guidelines and Bylaws.

While our Chairman has been independent under relevant NYSE listing standards as of January 1, 2018, the Board has maintained a Lead Independent Director elected by our independent directors. Director Mangum currently serves as Lead Independent Director.

The responsibilities of the Lead Independent Director are to:

•	Preside at all meetings of the Board at which the Chairman of the Board is not present;
•	Preside at executive sessions of the independent directors;
•	Serve as a liaison between the Chairman of the Board and the independent directors;
•	Together with the Chairman of the Board, determine the nature and scope of the information sent to the Board;
•	Approve the final meeting agendas for the Board following review by the Chairman of the Board; and
•	Approve meeting schedules to ensure that there is sufficient time for discussion of all agenda items.

The Board believes that the current structure is appropriate for the Company and provides for effective independent Board leadership and engagement. This structure is enhanced by the fact that the Board’s Audit Committee, Compensation and Management Development Committee (Compensation Committee), Corporate Governance Committee and Executive Committee are comprised entirely of independent directors. Further, the Company’s independent directors periodically meet in executive sessions.

Board Committees

We have a standing Audit Committee, Compensation Committee and Corporate Governance Committee.
The primary responsibilities for each of these committees are summarized below. Charters for the committees are available on the Company’s website, www.onebarnes.com, under the Governance tab of Investors (https://ir.onebarnes.com/governance/highlights/default.aspx). All members of the Audit Committee, Compensation Committee and Corporate Governance Committee are independent within the meaning of the NYSE listing standards and the Board’s categorical standards, and all members of both the Audit Committee and the Compensation Committee meet the additional independence requirements of the NYSE listing standards that are applicable to members of such committees. The Executive Committee meets only (i) when action between Board meetings is necessary or desirable, and the convening of a special Board meeting is not practical, or (ii) at the request of a majority of the independent directors. The Executive Committee did not meet in 2022.

Audit Committee	2022 Meetings: 8	Attendance: 100%	Chair
By its charter, the Audit Committee’s primary responsibility is to assist the Board of Directors in fulfilling its oversight of the integrity of the Company’s financial statements; the effectiveness of the Company’s internal control over financial reporting; the Company’s compliance with legal and regulatory requirements; the performance of the Company’s internal audit function; and the review of the qualifications, independence, and performance of the independent registered public accounting firm. The Audit Committee has responsibility for overseeing the guidelines and policies that govern the processes by which the Company assesses and manages its exposure to risk. The Audit Committee also reviews and discusses with management the ESG reporting process, climate related metrics and management’s evaluation of the adequacy and effectiveness of controls for related disclosures. For additional information about the Audit Committee’s oversight of the risks faced by the Company and the Audit Committee’s role with respect to ESG oversight, see “Board Role in Risk Oversight” on page 23 and the “Audit Committee Report” on page 81. The Board has determined that Mr. Nicolosi, who qualifies as an independent director under the NYSE listing standards and the Company’s Corporate Governance Guidelines, is an “audit committee financial expert” as defined by the Securities and Exchange Commission (SEC).			Anthony V. Nicolosi Members: • Daphne E. Jones • Hans-Peter Männer

Compensation and Management Development Committee	2022 Meetings: 6	Attendance: 100%	Chair

The Compensation Committee acts on behalf of the Board to establish the compensation of executive officers and other senior management and provides oversight of the Company’s compensation philosophy and of compensation policies and practices as they relate to risk management. The Compensation Committee also acts as the oversight committee with respect to the Performance-Linked Bonus Plan (annual cash incentive program), the 2014 Barnes Group Inc. Stock and Incentive Award Plan (the “Stock and Incentive Award Plan”), and other arrangements covering executive officers and other senior management. The Compensation Committee’s processes for establishing and overseeing executive compensation can be found in the Compensation Discussion and Analysis section. In overseeing those plans and programs, the Compensation Committee may delegate authority for day-to-day administration and interpretation of the plans, including selection of participants, determination of award levels within plan parameters, and approval of award documents, to officers of the Company or the Company’s Benefits Committee. However, the Compensation Committee may not delegate any authority under those plans for matters affecting the compensation and benefits of the executive officers.

With respect to ESG, the Compensation Committee oversees the Company’s effort to ensure the Company is seeking, developing and retaining human capital appropriate to support the transformation of the Company, to drive business performance, to foster diversity and inclusion across the organization and support the successful execution of the Company’s growth strategy. The Compensation Committee also oversees succession planning programs, including plans for the Chief Executive Officer and key officers, and reports to the Board at least annually regarding the strengths and weaknesses of the Company’s processes for management development and succession planning. Compensation Committee agendas are established in consultation with the Compensation Committee Chair and its independent compensation consultant. The Compensation Committee has sole authority to retain outside advisors to assist in evaluating executive officer compensation and approve the terms of engagement including the fees of such advisors. The Compensation Committee typically meets in executive session without management present during each meeting.

JoAnna L. Sohovich Members: • Jakki L. Haussler • Richard J. Hipple • Mylle H. Mangum

Corporate Governance Committee	2022 Meetings: 4	Attendance: 100%	Chair
The Corporate Governance Committee makes recommendations concerning Board membership, functions and director compensation and the Company’s overall corporate governance policies and practices. The Corporate Governance Committee serves as the nominating committee for the Board. Additional responsibilities include board succession matters, the annual performance review of the Chairman of the Board, reviewing matters relating to potential director conflicts of interest and director independence, overseeing the Company’s practices related to political activities and the engagement with the Company’s stockholders on topics of environmental, social and governance matters, and administering the Company’s related person transactions policy.			Mylle H. Mangum Members: • Elijah K. Barnes • Richard J. Hipple • Neal J. Keating

Board and Committee Meeting Attendance 2022

Directors are strongly encouraged to attend our annual meeting of stockholders, all Board meetings and meetings of the committees on which they serve. Our Board held 13 (in person or videoconference/telephonic) meetings during 2022. Overall attendance at Board and committee meetings during 2022 was 97% for directors. All twelve directors serving at the time of the 2022 Annual Meeting attended the 2022 Annual Meeting.

Board Role In Risk Oversight

While risk management is the responsibility of the Company’s management team, the Board is responsible for oversight of the Company’s risk management activities generally. The Audit Committee has been designated by the Board to take the lead in overseeing risk management at the Board level and each of the committees of the Board are tasked with assisting the Board with the oversight of certain categories of risk management within their respective areas of responsibility. As part of risk oversight, each of the three standing Committees has responsibility for certain aspects of ESG risk.

Board of Directors

Consistent with its oversight role, the full Board regularly receives information about the Company’s risk management activities and the most significant risks faced by the Company. This is accomplished through attendance at committee meetings by the other Board members when warranted, periodic reports on these matters from each of the committees, and by addressing significant risks with the full Board at Board meetings or in executive sessions as appropriate.

Audit Committee

The Audit Committee takes the lead for reviewing and discussing the guidelines and policies that govern the processes by which the Company assesses and manages its exposure to risk, including the Company’s enterprise risk management program.

The Audit Committee periodically meets with management and the Board of Directors to discuss these guidelines and policies and reviews and assesses the processes for management’s identification and assessment of major risk exposure and the manner in which risk is being monitored and controlled; in particular, with respect to areas such as external financial reporting and controls, litigation and compliance, safety, data protection and cybersecurity. The Audit Committee also reviews and discusses with management the ESG reporting process, climate related metrics and management’s evaluation of the adequacy and effectiveness of controls for related disclosures. In conducting the above, the Audit Committee considers the nature of the material risks the Company faces and the adequacy of the Company’s processes to respond to and manage these risks, including the Company’s Enterprise Risk Council composed of Company leaders. The Audit Committee receives updates from management and others, including the Company’s internal and external auditors and, in many instances, the discussion of these risk factors is integrated within the topics on the Board and committee agendas.

Compensation and Management Development Committee

The Compensation and Management Development Committee oversees compensation programs so that they are designed with the appropriate balance of risk and reward in relation to the Company’s overall business strategy and performance and are not reasonably likely to have a material adverse effect on the Company. The Compensation Committee also:

•	Evaluates and reviews our incentive compensation arrangements annually based on an inventory of all relevant compensation programs prepared by the Human Resources department which includes details of the principal features of the programs, including key risk mitigation factors to ensure that our employees, including our NEOs, are not encouraged to take unnecessary risks in managing our business;
•	Reviews and provides input to management regarding compensation risk management, including whether compensation arrangements incentivize unnecessary and excessive risk taking; and
•	Oversees the Company’s effort to ensure the Company is seeking, developing and retaining human capital appropriate to support the ongoing transformation of the Company, to drive business performance, to foster diversity, equity and inclusion across the organization and support the successful execution of the Company’s growth strategy.

Corporate Governance Committee

The Corporate Governance Committee makes recommendations concerning the Company’s overall corporate governance policies and practices, including:

•	Reviewing potential director conflicts of interest and director independence;
•	Overseeing engagement with the Company’s stockholders on topics of environmental, social and governance matters;
•	Overseeing practices related to political activities;
•	Reviewing feedback from shareholder outreach; and
•	Administering the related person transactions policy.

Communication With Our Board

We have posted our Policy Regarding Reporting of Complaints and Concerns on our website (https://s24.q4cdn.com/605164115/files/doc_downloads/regarding_policy/Complaint-Reporting-Policy.pdf). The policy provides that stockholders and other interested parties may communicate with the Board, a committee of the Board, the independent directors or with an individual director, by any of the following methods:

By Telephone: 1-800-300-1560

(alternatively, access the Reporting Tool Phone List at https://www.onebarnes.com/wp-content/uploads/2022/02/2022-EthicsPoint-Dialing-Instructions.pdf to find telephone numbers outside of the United States)

By Mail: Barnes Group Corporate Compliance Hotline P.O. Box PMB 3667 (13950 Ballantine Corporate Place, Ste. 300) Charlotte, NC 28277-2712
By Internet: https://barnesgroupinc.ethicspoint.com

All complaints and concerns reported by the above methods will be received by a third-party provider, who will forward each complaint or concern to the Office of the General Counsel which is responsible for relaying communications to the Board. The Chair of the Audit Committee receives regular summary reports of all reported complaints and concerns.

ENVIRONMENTAL, SOCIAL AND GOVERNANCE (ESG)

As we refocus Barnes, we have maintained our commitment to sustainability and social responsibility for the benefit of our shareholders, employees, customers and other stakeholders, including the communities in which we operate.

We are mindful of our potential environmental footprint and seek continuous improvement opportunities to reduce our impact, particularly our energy and water usage, as well as our waste. We stand firmly behind our commitments to global standards, such as the United Nations Global Compact’s guiding principles, and provide transparency through our reporting according to relevant disclosures from the Global Reporting Initiative, the Sustainability Accounting Standards Board and the Task Force for Climate-related Financial Disclosures.

In 2022, in addition to continuous improvement efforts to reduce our environmental impact, we completed a global employee engagement survey, published our new, modernized Code of Business Ethics and Conduct, adopted a new Human Rights Policy and amended our Board committee charters to expressly reflect ESG governance oversight responsibilities.

The Company contributed $1,175,000 to the Barnes Group Foundation, Inc. (a tax-exempt organization) in 2022. Chairman and Director Thomas O. Barnes is a director and Secretary of the Barnes Group Foundation.

DIRECTOR COMPENSATION IN 2022

The Company’s director compensation program is designed to attract and retain highly qualified directors and to reward the time, effort, expertise and accountability required of active Board membership. The Corporate Governance Committee reviews and makes recommendations to the Board regarding the form and amount of compensation for non-employee directors. As part of its review, the Corporate Governance Committee periodically obtains competitive market data and retains the services of compensation consultants. The Corporate Governance Committee and the Board believe that annual compensation for non-employee directors should consist of both a cash component, designed to compensate members for their service on the Board and its committees, and an equity component, designed to align the interests of directors and stockholders and, by vesting over time, to create an incentive for continued service on the Board. Directors who are also employees do not receive additional compensation for service on the Board.

Director Compensation Program

The following table describes the components of our non-management director compensation program for 2022:

Compensation Element	Description
Cash Retainer (paid quarterly)	• $95,000 annually
Annual Equity Retainer

•  RSUs valued at approximately $105,000 that vest quarterly, granted to Board members in February

•  Accelerated vesting in the event of a change in control, service terminating as a result of death or disability, or retirement

•  Dividend equivalents equal to the dividend per share are paid on each unvested RSU on each dividend payment date

Annual Chair Retainer (paid quarterly)	• Chairman of the Board:	$100,000	• Compensation Committee:	$15,000
	• Audit Committee:	$17,500	• Corporate Governance Committee:	$10,000
Other Fees

•  Eligible to earn a $1,500 fee for participating in specific Board projects, such as attending meetings with the Company’s senior management and interviewing prospective director or senior officer candidates

•  Executive Committee Chair fee of $2,500 payable at the first meeting in any fiscal year in which the Committee meets

Other Benefits

•  Business travel accident insurance

•  Matching charitable gifts under Barnes Group Foundation, Inc., the Company’s charitable foundation

•  Life insurance and accidental death and dismemberment insurance (only for directors who joined before January 1, 2012)

New Director Award (one-time grant)

•  RSUs equal to a pro rata portion of the annual equity retainer vesting over the remainder of the service year

•  Dividend equivalents equal to the dividend per share are paid on each unvested RSU on each dividend payment date

Non-Management Director Stock Ownership Requirements

•  Ownership of five times the annual cash retainer

•  Each of our non-management directors met this requirement as of December 31, 2022, with the exception of Anthony V. Nicolosi, Daphne E. Jones, Jakki L. Haussler and Neal J. Keating, who joined the Board in May 2017, September 2019, July 2021 and February 2023, respectively

Deferred Compensation

Under the Non-Employee Director Deferred Stock Plan, each non-employee director who joined the Board before December 15, 2005 was granted the right to receive 12,000 shares of Common Stock when his or her membership on the Board terminates or, if sooner, when a change in control occurs. The plan also provides for the payment of dividend equivalents equal to one dividend per share for each dividend payment date payable quarterly and in cash.

Under the Directors’ Deferred Compensation Plan (DDCP), each non-employee director may defer all or a portion of his or her Board retainer and meeting fees, and/or the dividend equivalents paid under this plan. Directors may elect to credit such deferred compensation to a cash account, a phantom stock account, or a combination of the two.

Non-Management Director Stock Ownership Requirements

As reflected above, under our stock ownership requirements, each of our non-management directors is required to accumulate an ownership position in the Company’s common stock equal in value to five times the annual cash retainer. Two-thirds of the value of unvested RSUs count toward achieving ownership requirements. Directors are required to retain all net after-tax proceeds from Company equity grants until ownership levels are met. Once ownership levels are met, the requirement is converted to a fixed number of shares, subject to increases based on increases to the annual cash retainer.

Director Compensation in 2022

The following table sets forth the aggregate amounts of compensation information for the year ended December 31, 2022 for non-management directors.

Name of Director[1]	Fees Earned or Paid in Cash	Stock Awards[2]	All Other Compensation[3,4]	Total
Thomas O. Barnes	$195,000	$105,009	$8,800	$308,809
Elijah K. Barnes	95,000	105,009	3,333	203,342
Jakki L. Haussler	95,000	105,009	4,000	204,009
Richard J. Hipple	95,750	105,009	0	200,759
Daphne E. Jones	95,750	105,009	0	200,759
Mylle H. Mangum	106,500	105,009	4,212	215,721
Hans-Peter Männer	95,000	105,009	0	200,009
William J. Morgan	33,199	105,009	4,212	142,420
Anthony V. Nicolosi	113,250	105,009	0	218,259
JoAnna L. Sohovich	110,000	105,009	4,000	219,009

1.	No amounts are included for Mr. Hook, as his compensation as non-management director attributable to the period before he became CEO is reflected in the Summary Compensation Table.
2.	The amounts in the “Stock Awards” column represent the aggregate grant date fair value of RSUs granted to directors under the Stock and Incentive Award Plan. The amounts differ from the annual equity retainer amount of $105,000 because the number of RSUs subject to the annual equity retainer is rounded to the nearest whole number. As of December 31, 2022, each non-management director held 578 unvested RSUs, which vested on February 1, 2023.
3.	The compensation represented by the amounts for 2022 set forth in the “All Other Compensation” column for the directors includes life and accidental death and dismemberment insurance premiums paid by the Company for the benefit of Ms. Mangum and Mr. Morgan. Director Morgan retired effective as of the Company’s 2022 Annual Meeting in accordance with the mandatory retirement provisions of our Corporate Governance Guidelines.
4.	The compensation represented by the amounts for 2022 set forth in the “All Other Compensation” column for the directors also includes amounts for matching gift donations provided by Barnes Group Foundation Inc. pursuant to a charitable matching gifts program that is available to the Company’s full-time active U.S. employees, directors, and spouses of eligible employees or directors. Matching gift donations were as follows: Thomas O. Barnes – $8,800, Elijah K. Barnes – $3,333, Jakki L. Haussler – $4,000, Mylle H. Mangum – $4,000, William J. Morgan – $4,000, and JoAnna L. Sohovich – $4,000.

COMPENSATION DISCUSSION AND ANALYSIS

Proposal 2 – To vote on a non-binding resolution to approve the Company’s executive compensation

We are asking shareholders to vote, on an advisory (non-binding) basis, to approve the compensation of Barnes’ named executive officers (NEOs) as described in the Compensation Discussion and Analysis (CD&A), the executive compensation tables, and the accompanying narrative disclosure.

The Company’s executive compensation program is designed to attract, engage and retain highly qualified, high performing executive officers who are motivated to build lasting shareholder value. The Company has a strong pay-for-performance philosophy, so we closely align our NEOs’ compensation with the Company’s performance. We encourage shareholders to review the CD&A for a detailed description of our executive compensation program.

We recognize our shareholders’ interest in the Company’s executive compensation program. As such, we currently hold an annual “say-on-pay” vote. If our shareholders vote for annual say-on-pay in response to Proposal 3 below, our next say-on-pay vote will occur at our 2024 Annual Meeting.

The Board recommends that shareholders vote FOR the following resolution:

“RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in this proxy statement, including the Compensation Discussion and Analysis, the accompanying executive compensation tables and the related narrative discussion.”

This vote is advisory, which means that it is not binding on the Board or the Compensation and Management Development Committee (Compensation Committee), nor will it affect any compensation paid or awarded to any NEO. However, the Board and the Compensation Committee value your opinions and will review and consider the voting results when evaluating our future executive compensation arrangements.

The Board recommends that you vote FOR approval of the advisory resolution to approve the Company’s executive compensation.

Proposal 3 – To vote on a non-binding resolution to approve the frequency of holding an advisory vote on the Company’s executive compensation

At least once every six years, we must provide shareholders with a separate advisory (non-binding) shareholder vote on the frequency of our say-on-pay proposal. Shareholders may indicate whether they prefer a say-on-pay advisory vote every one, two or three years, or abstain from voting.

The last vote took place in 2017, with the Board of Directors recommending an annual frequency as the optimal frequency for the say-on-pay vote and a majority of shareholders voting in favor of an annual frequency.

Like Proposal 2, this vote is advisory, which means that it is not binding on the Board or the Compensation and Management Development Committee (Compensation Committee), nor will it affect any compensation paid or awarded to any named executive officer (NEO). However, the Board and the Compensation Committee recognize the importance of receiving input from our shareholders on important issues like executive compensation and will consider the outcome of this vote when considering the frequency of future say-on-pay votes.

The Board believes that an annual vote is appropriate for the Company because it provides shareholders the opportunity to provide frequent feedback on overall compensation philosophy, design and implementation.

The Board recommends that you vote FOR an ANNUAL frequency for holding an advisory vote on the Company’s executive compensation.

Executive Summary

The Compensation Discussion and Analysis (CD&A), together with the compensation tables and related disclosures, provide a narrative of our executive compensation philosophy, objectives and programs as reviewed and determined by the Compensation Committee of the Board of Directors.

For 2022, our Named Executive Officers (NEOs) were:

NEO	Title
Thomas J. Hook	President and Chief Executive Officer
Julie K. Streich	Senior Vice President, Finance and Chief Financial Officer
Stephen G. Moule	Senior Vice President, Barnes and President, Barnes Industrial
Ian M. Reason	Senior Vice President, Barnes and President, Barnes Aerospace
Dawn N. Edwards	Senior Vice President, Human Resources
Patrick J. Dempsey	Former President and Chief Executive Officer
Patrick T. Hurley, Ph.D.	Former Senior Vice President and Chief Technology Officer

2022 Leadership Changes

•	Mr. Dempsey began the year as our President and Chief Executive Officer, took a leave of absence for family reasons in March 2022, and subsequently resigned from his position in July 2022. Mr. Dempsey served as Executive Vice Chairman of the Company until he retired from this role, and our Board, in October 2022.
•	Mr. Hook, a member of our Board of Directors since 2016, became our President and Chief Executive Officer in July 2022.
•	Ms. Streich, our Chief Financial Officer, also served as the Company’s Interim Chief Executive Officer from March 2022 to July 2022.
•	Mr. Reason joined the Company as Senior Vice President, Barnes and President, Barnes Aerospace in May 2022.
•	Mr. Hurley separated from employment with the Company due to the elimination of his position as Senior Vice President and Chief Technology Officer in November 2022.

Our 2022 Performance Highlights

2022 was a year of leadership change for the Company in addition to macroeconomic challenges marked by inflationary pressures, rising interest rates, labor and supply chain constraints, increased freight and energy costs and the lingering effects of COVID-19. Nevertheless, the Company delivered organic sales growth of 4.4%1, including an increase of 18.4% at our Aerospace business.

Under the leadership of our new CEO, Mr. Hook, the Company is focused on driving core business execution through revenue growth, margin expansion, and new business development. Additionally, management attention has been directed towards integrating the Company’s existing businesses, consolidating operations and facilities where appropriate, and rationalizing operational costs and investments, all with the goal of improving profitability and returns on invested capital. The combined benefits from these initiatives collectively work to drive enterprise value creation for all Company stakeholders.

Board Response to 2022 “Say-on-Pay” Vote

In response to the “say-on-pay” vote at our 2022 Annual Meeting of Stockholders, which received substantially less support than in prior years, our Board of Directors initiated a special shareholder outreach effort to communicate its executive compensation practices and respond directly to shareholder concerns.

1.	Organic sales growth represents the total reported sales increase within the Company’s ongoing businesses less the impact of foreign currency translation and acquisition and divestitures completed in the preceding twelve months.

Mylle H. Mangum (Lead Independent Director, member of the Compensation Committee and Chair of the Corporate Governance Committee) and JoAnna L. Sohovich (Chair of the Compensation Committee) led the Fall outreach effort supported by management. We offered meetings to our top 50 shareholders (representing over 75% of our outstanding shares), which resulted in meetings with six shareholders (representing approximately 29% of our outstanding shares). The meetings were constructive, with shareholder feedback identifying, among other things, concerns regarding our 2021 pay-for-performance goal setting that reflected continued pandemic-related uncertainties and resulted in annual incentive payments not well aligned with corresponding shareholder returns. These meetings were in addition to the shareholder engagement discussions we held during the weeks leading up to our 2022 Annual Meeting. In total, we met with fourteen shareholders in 2022, in a total of sixteen meetings, representing over 50% of our outstanding shares. Throughout 2022, our CEO, CFO, and Vice President of Investor Relations also held many investor meetings with both current and potential shareholders.

The Board of Directors responded to shareholder feedback with tangible modifications to its executive compensation practices, specifically including:

•	Recalibrated annual incentive plan financial performance schedules - The Board of Directors reset the percentage of financial goal achievement necessary for both threshold and maximum earnouts to align with peer group medians.
•	Reset annual incentive plan targets and caps - In alignment with market competitive levels relative to our Peer Group or applicable survey data, the Board of Directors reduced the maximum annual incentive opportunity from 3x target to 2x target and increased the target annual incentive opportunity, for the new CEO at the time of his appointment in July 2022, and for the other executive officers starting in 2023. While this reset increases payout for target performance with a cap of 2x target for maximum performance, for the 2022 NEOs it will result in a reduction of maximum earning potential for one and produce no change in maximum earning potential for the others.
•	Reset PSA relative performance goals - The Board of Directors increased performance metrics at target from median to 55th percentile for relative TSR (total shareholder return) and EBITDA growth performance vs. Russell 2000 starting with the 2023-2025 PSA performance cycle.
•	Added new cap to PSA payouts - The Board of Directors added a new cap to actual PSA payouts, limiting payout opportunity under the relative TSR measure to 1x target if actual TSR is negative over the applicable three-year performance period starting with the 2023-2025 PSA performance cycle.

The Board of Directors was encouraged by its engagement with shareholders on these important issues and believes the adjustments improve the pay for performance alignment of its executive compensation program consistent with shareholder interests.

How We Compensated our NEOs

Each year, the Compensation Committee evaluates our executive compensation program considering the strategic direction of the Company, market conditions, business performance, shareholder views (including the results of our annual say-on-pay resolution and our ongoing shareholder engagement), governance considerations, and input from our independent compensation consultant.

2022 CEO Transition

Mr. Dempsey, who began the year as the Company’s President and Chief Executive Officer, took a temporary leave of absence beginning in March 2022 to address health matters affecting a family member. He remained an employee and director during this period.

In July 2022, Mr. Dempsey stepped down as President and Chief Executive Officer, and Mr. Hook was appointed to serve as President and Chief Executive Officer. Mr. Hook has been a member of the Company’s Board of Directors since 2016, including service on the Audit and Corporate Governance Committees. As a result of this existing affiliation, the Board of Directors had strong familiarity with, and confidence in, Mr. Hook, who brings more than 25 years of senior leadership experience, including more than a decade as the CEO of high-performing, technology-focused public companies. Additionally, the Board of Directors recognized that Mr. Hook has intimate knowledge of the Company enabling a more certain and accelerated CEO transition.

Ms. Streich, the Company’s Senior Vice President, Finance and Chief Financial Officer, served as Interim Chief Executive Officer from the beginning of Mr. Dempsey’s leave of absence to Mr. Hook’s appointment (from March 2022 to July 2022).

Incoming CEO Compensation (Mr. Hook)

Mr. Hook’s compensation as the Company’s new President and Chief Executive Officer, beginning in July 2022, reflects the Board’s expectation of a more certain and accelerated transition, as well as Mr. Hook’s record of successful executive leadership, his compensation with his prior employer and market factors, all of which were grounded upon the Company’s foundational pay-for-performance philosophy.

The Board and Compensation Committee approved the following fiscal 2022 annual compensation for Mr. Hook:

•	$1,000,000 annual base salary, prorated based on the number of days served in the CEO role.
•	Target annual cash incentive opportunity equal to 100% of base salary, with a maximum payout capped at 200% of base salary, similarly prorated.

As part of his hiring package, the Board and Compensation Committee granted Mr. Hook “make-whole” awards consisting of cash and performance-vested stock options to compensate him for forfeited accrued bonus and carried profits interests from his prior employer. The Compensation Committee, with the assistance of its outside compensation consultant, estimated that the forfeited value from outstanding awards that he would otherwise have the opportunity to earn was approximately $12,000,000 - $14,000,000. For the purpose of attracting Mr. Hook to join Barnes, his initial awards were designed to buy out his forfeited opportunity. The majority of his make-whole awards, described below, have a 100% performance-based equity component with goals that reflect the Company’s transformation strategy, and long-term duration balancing the Company’s strategic initiatives and Mr. Hook’s forgone opportunity with his prior employer:

•	$2,000,000 one-time make-whole sign-on cash award, which is subject to full reimbursement to the Company in the event of his voluntary termination within 12 months of payment or termination “for cause.”
•	$10,000,000 one-time make-whole sign-on performance-vested stock options, which have a ten-year term that cliff-vest in five years based on continued service and the achievement of compound annual growth rates (“CAGRs”) in the price of the Company’s common shares above the option exercise price, with 33% vesting at a CAGR of 5%, 66.6% vesting at a CAGR of 7% and 100% vesting at a CAGR of 9%.

The Compensation Committee believes that these make-whole awards compensate Mr. Hook for the amounts he forfeited to join the Company, while at the same time having significant at-risk features to align with the Company’s pay-for-performance philosophy and long-term shareholder interests. Specifically, the Compensation Committee believes that the tiered CAGRs in the performance-vested stock options are rigorous goals for sustainable long-term value creation, considering both continued market volatility and historical market growth rates, as well as the Company’s forward-looking compound annual growth target of 7% to 9% for organic revenue growth for 2022-25, as provided within the Company’s 2021 Virtual Investor Day Presentation. Additionally, the Compensation Committee magnified the performance risk of the performance-vested stock options by including a 5% CAGR threshold, below which none of the options would vest. (These descriptions of the performance-vested stock options are qualified in their entirety by the terms of the Barnes Group Inc. Inducement Stock Option Award Summary of Grant and Inducement Stock Option Award Agreement, a copy of which was previously filed as Exhibit 4.3 to the Company’s Form S-8 filed on July 14, 2022 and is incorporated herein by reference.)

Departing CEO Compensation (Mr. Dempsey)

Mr. Dempsey continued to receive his base salary during his temporary leave of absence. During his tenure as Executive Vice Chairman (following his resignation as President and Chief Executive Officer) from July 2022 through his retirement in October 2022 as he transitioned his duties, Mr. Dempsey received reduced base salary at the annual rate of $450,000, was eligible to receive a prorated 2022 annual incentive award and continued to participate in the Company’s benefits plans. Mr. Dempsey’s outstanding equity awards continued vesting until his retirement date under the regular provisions of his outstanding grant agreements, at which time he was treated as having terminated employment due to retirement in accordance with the applicable award agreements. Mr. Dempsey received no severance or additional compensation beyond the Company’s existing, regular obligations in connection with his retirement.

Pay for Performance

The components of our executive compensation program most directly linked to the Company’s performance are highlighted below. Additional detail can be found in the “Components of Our Executive Compensation Program” section on page 36.

Annual Cash Incentives. For 2022, we continued to use Company-wide consolidated Revenue (Revenue), diluted Earnings Per Share (EPS) and Days Working Capital (DWC) (Corporate Performance Measures) for annual cash incentive awards. These three corporate performance measures applied 100% to Mr. Hook, Ms. Streich, Ms. Edwards, Mr. Dempsey and Mr. Hurley. Mr. Moule was measured 40% on these corporate performance measures and 60% on the performance of the Industrial segment. Mr. Reason was measured 40% on these corporate performance measures and 60% on the performance of the Aerospace segment (excluding Barnes Aerospace Revenue Sharing Programs). Segment performance measures are Operating Profit, Revenue and DWC. We selected this combination of performance measures to emphasize revenue growth, profitability, and cash generation.

Results under our 2022 annual cash incentive plan are determined first according to U.S. generally accepted accounting principles (GAAP) but then may be adjusted for certain unusual, or non-recurring items, or other adjustments as provided under the annual cash incentive plan. The adjusted financial performance results as certified by the Compensation Committee under the annual cash incentive plan are non-GAAP financial measures.

The Company calculated payouts under the annual cash incentive plan for Mr. Hook, Ms. Streich, Ms. Edwards, Mr. Dempsey and Mr. Hurley, using the following Corporate Performance Measures and weighting, resulting in a payout of 42% of target, subject to proration for NEOs who were active for only a portion of fiscal 2022, as applicable:

Corporate Performance Measures	Weighting (%)	As Certified 2022 Results*	Comparison to Target	% Payout
Diluted EPS	60	$2.14	$0.21 below target	55%
Revenue (in millions)	20	$1,271	$78 below target	46%
Days Working Capital (DWC)	20	150	14 days above (worse than) target	0%
TOTAL CORPORATE PERFORMANCE MEASURES PAYOUT				42%

For Mr. Moule, we calculated 40% of the annual cash incentive plan payout using the above Corporate Performance Measures and weighting, and 60% using the following measures and weighting for the Industrial segment, resulting in a payout of 0% of target:

Industrial Performance Measures	Weighting (%)	As Certified 2022 Results*	Comparison to Target	% Payout
Operating Profit (in millions)	60	$72.9	$60.9 below target	0%
Revenue (in millions)	20	$850	$87 below target	0%
Days Working Capital (DWC)	20	154	30 days above (worse than) target	0%
TOTAL INDUSTRIAL PERFORMANCE MEASURES PAYOUT				0%

For Mr. Reason, we calculated 40% of the annual cash incentive plan using the above Corporate Performance Measures and weighting, and 60% using the following measures and weighting for the Aerospace segment, resulting in a payout of 112% of target:

Aerospace Performance Measures	Weighting (%)	As Certified 2022 Results*	Comparison to Target	% Payout
Operating Profit (in millions)	60	$31.3	$3.4 below target	51%
Revenue (in millions)	20	$366	$1 above target	107%
Days Working Capital (DWC)	20	137	7 days below (better than) target	300%
TOTAL AEROSPACE PERFORMANCE MEASURES PAYOUT				112%

* Detailed descriptions of the measures and process used to determine adjustments are in the “Annual Cash Incentive Awards” section on page 37.

LTI Equity Awards. LTI equity awards are the largest component of our NEOs’ compensation opportunity. For 2022, Mr. Dempsey’s LTI equity award weightings consisted of 60% PSAs, 20% RSUs and 20% stock options. The heavier weight on PSAs for the CEO reinforces the Company’s emphasis on performance-based compensation. As incoming CEO in 2022, Mr. Hook received a one-time make-whole equity award and did not receive a regular 2022 LTI equity award for his role as CEO. For the other NEOs, including Ms. Streich who served as Interim CEO in 2022, the LTI equity awards consist of 50% PSAs that are earned based on key performance criteria; 30% time-based RSUs; and 20% stock options. This weighting supports our desire to closely align compensation ultimately realized by the NEOs with financial and shareholder return performance.

2022 LTI for CEO1

2022 LTI for NEOs (other than CEO)

The 2022 PSA grant payouts are earned based on three equally weighted Company-wide metrics:

•	Three-year Total Shareholder Return (TSR) performance relative to the Russell 2000 Index companies;
•	Three-year EBITDA growth relative to the Russell 2000 Index companies; and
•	Three-year Return on Invested Capital (ROIC) performance against an absolute internal goal.

The grants made in 2022 cover the three-year fiscal 2022-2024 performance period.

In 2022, there was no payout for the 2019-2021 PSAs based on the following “As Certified” performance results:

Performance Measures	3-Year Performance	Relative Performance Level (Percentile)	Payout Level
TSR	-12.0%	21%	0%
EBITDA Growth	-26.0%	24%	0%
ROIC	6.37%	N/A	0%

1.	Applicable only for Mr. Dempsey. In 2022, Mr. Hook received a one-time make-whole equity award and no regular 2022 LTI equity award as CEO. Ms. Streich, who served as Interim CEO, remained at the same percentages as the other non-CEO NEOs.

The PSA program for the 2019-2021 performance period utilized three measures: TSR and EBITDA growth performance relative to the Russell 2000 Index companies and ROIC performance against an absolute internal goal as determined by the Compensation Committee.

Detailed descriptions of the performance results are found in the “Payouts for the 2019-2021 Performance Period” section on page 43.

Compensation and Governance Practices

The Compensation Committee periodically reviews what it identifies as “best practices” in governance and executive compensation.

What We Do

✓   Deliver majority of executive pay opportunities in the form of at-risk incentives

✓   Tie vesting of incentives to rigorous, preset and objective financial performance goals

✓   Provide significant ratio of executive incentive opportunities in the form of long-term equity incentives

✓   Balance short- and long-term incentives, cash and equity, and fixed and variable pay to mitigate compensation-related risk

✓   Provide market-aligned, reasonable and competitive target opportunities

✓   Conduct annual risk assessments of compensation programs

✓   Encourage executives to meet and maintain minimum stock ownership guidelines

✓   Maintain compensation recoupment provisions including clawbacks and forfeitures

✓   Provide limited perquisites

✓   Restrict pledging and margin call arrangements by directors and executives

What We Don’t Do

•    No single-trigger change-in-control severance or equity award provisions

•    No executive employment agreements

•    No hedging by directors, executives or other employees of their holdings in Company securities

•    No dividend equivalents on unearned performance stock awards

•    No tax gross-ups[1]

•    No guaranteed payouts for incentive programs

•    No repricing of stock options without prior shareholder approval

1.	Except as disclosed below with respect to certain life insurance premium gross-ups for two of our NEOs under the closed SEELIP plan.

Executive Compensation Philosophy and General Objectives

We believe that executive compensation should and does align with, support and reinforce the Company’s pay-for-performance philosophy. Our NEO compensation is closely aligned with the Company’s performance on both a short- and long-term basis. We tie a significant portion of our NEOs’ compensation opportunity directly to the Company’s stock performance and other measures that drive shareholder value. As a result, if the Company’s performance meets or exceeds pre-established performance targets, the NEOs can realize significant pay delivery under the annual cash incentives and LTI equity award payouts. If, on the other hand, the Company’s performance does not meet pre-established performance targets, the NEOs have risk of lower or no payouts.

The Company aims to provide our NEOs with total direct compensation targeted at market competitive levels relative to our Peer Group or applicable survey data. Individual executive compensation may be above or below the target range based on the NEO’s performance, experience, skill set and responsibilities as well as internal equity.

The primary objective of the Company’s executive compensation program is to support our long-term strategic business goals of building lasting shareholder value and achieving sustainable profitable growth. To support these objectives, for our NEOs, we designed the program to:

•	Provide appropriate incentives by linking and balancing significant short- and long-term compensation opportunities to Company performance and TSR;
•	Motivate and reward NEOs who contribute meaningfully to achieving our financial and strategic objectives;
•	Encourage NEOs to hold a significant equity investment in our Company, thereby aligning NEOs’ interests with those of our shareholders;
•	Align our compensation polices with shareholders’ long-term interests by allocating a significant portion of potential compensation to performance-based pay elements that depend on achieving the Company’s goals, but that do not encourage excessive risk-taking;
•	Attract, engage and retain highly qualified, high-performing individuals by offering competitive, balanced compensation arrangements based upon clear goals that vest on continued employment; and
•	Maximize the tax effectiveness, to the extent possible, of the total compensation and benefits package, and minimize potentially adverse tax and accounting consequences to the extent practicable.

Total Direct Compensation in 2022

Total direct compensation includes annual base salary, annual cash incentives and LTI equity awards. The Compensation Committee can vary the performance measures from year to year as needed to reinforce strategic priorities. In addition, our NEOs are eligible for change-in-control employment termination benefits, benefits under our qualified and non-qualified defined benefit and/or defined contribution plans, executive life insurance plans, and limited perquisites.

In 2022, as depicted below, performance-based compensation in the form of annual and long-term incentives constituted:

•	86% of total direct compensation at target for our former CEO, Mr. Dempsey;
•	50% of total direct compensation at target for our new CEO, Mr. Hook[1]; and
•	64% of total direct compensation at target for our other NEOs on average.
1.	Does not include Mr. Hook’s one-time make-whole equity award as described in the Incoming CEO Compensation section. Mr. Hook did not receive an annual LTI equity award in 2022 for his role as CEO.

The Summary Compensation Table on page 50 provides details regarding each NEO.

Executive Compensation Process

The Compensation Committee is responsible for determining the types and amounts of compensation paid to our NEOs. The Compensation Committee uses several tools to make these determinations, including external consultants and peer group analysis.

External Consultants

The Compensation Committee directly retains its own independent consultant, Meridian Compensation Partners, LLC (Meridian), to assist in its oversight of the executive compensation program. Meridian’s assistance includes reviewing and assessing information provided by Company management, including analysis furnished by Mercer, a wholly owned subsidiary of Marsh & McLennan Companies, Inc. (Mercer), as described below. Meridian did not provide any services to the Company in 2022 other than advice on executive compensation.

Meridian regularly participates in Compensation Committee meetings, both with and without Company management, and advises the Compensation Committee on compensation trends and best practices, program design, and the process used to determine the reasonableness of individual compensation awards. The Compensation Committee believes that using a separate consultant helps ensure that the Company’s executive compensation program is reasonable and consistent with Company goals and evolving governance considerations. In addition, the Compensation Committee from time to time directly retains its own outside legal counsel.

Before retaining a compensation consultant or any other external advisor, the Compensation Committee evaluates the independence of such advisors. In 2022, the Compensation Committee assessed Meridian’s independence, taking into account Rule 10C-1(b)(4) promulgated under the Securities Exchange Act of 1934, as amended, and the corresponding NYSE independence factors regarding compensation advisor independence. Based on this assessment, the Compensation Committee believes that there is no conflict of interest and that its advisor is able to independently advise the Compensation Committee.

Consistent with prior years, management outsourced certain executive compensation analyses to Mercer. As part of these services in 2022, Mercer compiled annual compensation data and data on the Company’s Peer Group compensation practices to help determine competitiveness, appropriateness and alignment with our performance, market practice, and mix of pay. This analysis serves as a basis for materials that are presented to and discussed with the Compensation Committee related to the Company’s compensation practices with respect to competitiveness, mix of pay and appropriateness and alignment with the Company’s pay-for-performance philosophy.

Peer Group for 2022

A primary data source used in evaluating NEO compensation is the information publicly disclosed by the companies set forth below (“Peer Group”). We review the Peer Group annually (and most recently, in 2022) and update it as appropriate, using objective criteria to take into account comparability between the Company and the Peer Group in terms of size, scope, financial performance, ownership structure and business focus.

In reviewing the Peer Group, the Compensation Committee considers alignment with the Company’s long-term strategy, business portfolio and business model characteristics. The evaluation and review considers companies with revenue ranging from approximately .5 to 2.5 times the Company’s revenue as well as companies that operated in at least one of the same industries as the Company. In addition to these filters, we review the following criteria to evaluate potential peer companies:

•	Critical technologies and intellectual property;
•	Multiple lines of businesses;
•	Multinational footprint;
•	Percent of revenue derived outside of the United States;
•	Included in the peer group assigned to the Company by major proxy advisory firms; and
•	Includes the Company in its peer group.

We also compare fiscal year-end performance using the following performance measures to ensure comparability:

•	Revenue growth;
•	EBITDA/EBIT growth;
•	EPS growth;
•	Net margin;
•	ROIC (average for multi-year periods); and
•	TSR over 1-year, 3-year and 5-year periods.

In 2022, the Compensation Committee decided to defer until 2023 any changes to the Peer Group due to the CEO transition and to collect relevant feedback during our shareholder outreach in Fall 2022. Our 2022 Peer Group included the following companies:

Albany International Corp.	Franklin Electric Co., Inc.	RBC Bearings, Incorporated
CIRCOR International, Inc.	Graco Inc.	Standex International Corporation
Crane Co.	Hexcel Corporation	Teleflex Incorporated
Enerpac Tool Group	IDEX Corporation	Valmont Industries Inc.
EnPro Industries Inc.	Middleby Corporation	Watts Water Technologies, Inc.
ESCO Technologies	Nordson Corporation	Woodward, Inc.

For executive positions where public proxy statement data from our peers is not available, we use survey data representing similarly sized companies in manufacturing and general industry. In addition, in connection with our annual compensation review process, each July, the Compensation Committee reviews tally sheets for each NEO that provide total compensation information, including direct compensation and benefits, as well as possible payments under various termination scenarios.

The Role of Executive Officers

Our CEO provides the Compensation Committee with his assessments of NEO performance and recommendations on salary changes and annual LTI equity grants. The Compensation Committee uses these assessments, along with other information, to determine NEO compensation. Our CEO, Senior Vice President, Human Resources, and Senior Vice President, General Counsel and Secretary, regularly attend Compensation Committee meetings at the request of the Compensation Committee, but they are not present for any discussion of their own compensation or when the Committee regularly meets in executive session. In addition, our Senior Vice President, Finance and Chief Financial Officer provides financial information used by the Compensation Committee to make decisions regarding incentive compensation targets and related payouts.

Components of Our Executive Compensation Program

For 2022, compensation for our NEOs included:

•	Base salary;
•	Annual cash incentive awards;
•	LTI equity awards;
•	Change-in-control termination benefits;
•	Defined benefit or defined contribution retirement benefits and executive life insurance plans; and
•	Limited perquisites.

Base salary, annual cash incentive awards and LTI equity awards are taken into account to set the target total direct compensation opportunity for each NEO. On average, the target total direct compensation for Messrs. Dempsey, Hook, Hurley, Moule and Reason and Mses. Edwards and Streich approximates market competitive levels, with appropriate consideration for performance, experience, skill set and responsibilities as well as internal equity. Target total direct compensation for Messrs. Dempsey, Hook, Moule and Reason and Ms. Streich considers Peer Group data. Target total direct compensation for Mr. Hurley and Ms. Edwards considers survey data. In all cases, these represent the best-available data sources for benchmarking the respective positions as determined by the Compensation Committee. Ms. Streich’s 2022 target total direct compensation was based on her Senior Vice President, Finance and Chief Financial Officer role, as she only assumed the Interim CEO role on an interim basis.

Base Salary

Base salaries for executive officers are determined by the Compensation Committee. Base salaries are reviewed annually and increased at periodic intervals, often at the time of a change in position or assumption of new responsibilities. Annual base salary increases, if any, usually take effect on or around April 1st of each year but may be made at other times if the Compensation Committee deems it appropriate based on internal and external considerations.

In determining whether to award merit-based salary increases to our NEOs, the Compensation Committee typically considers a number of factors, including:

•	Peer Group data and external market information;
•	Individual performance;
•	The level of responsibility assumed and the nature and complexity of each NEO’s role (including the number of years in the position, any recent promotion or change in responsibility or “impact” as a member of management, and the amount, timing and percentage of the last base salary increase);

•	The leadership demonstrated to create and promote a day-to-day working environment of unwavering integrity, compliance with applicable laws and the Company’s ethics and compliance policies, and global responsibility; and
•	The desire to attract, engage and retain NEOs capable of achieving the Company’s strategic objectives and the marketability and criticality of retaining NEOs.

The table below reflects the NEO base salaries for 2022 as compared to 2021:

Name of Executive	Annual Base Salary Effective 4/1/21	Annual Base Salary Effective 4/1/22	Change in Annual Base Salary ($)	Change in Annual Base Salary (%)
T. Hook	N/A	$1,000,000[1]	N/A	N/A
J. Streich	$475,000	500,000	$25,000	5.3%
S. Moule	500,000	520,000	20,000	4.0%
I. Reason	N/A	425,000[2]	N/A	N/A
D. Edwards	330,000	350,000	20,000	6.1%
P. Dempsey	900,000	900,000[3]	0	0%
P. Hurley, Ph.D.	387,000	405,000[4]	18,000	4.7%

1.	Mr. Hook’s salary is effective as of his appointment as President and CEO on July 14, 2022.
2.	Mr. Reason’s salary is effective as of his employment start date on May 1, 2022.
3.	Mr. Dempsey’s annual salary decreased to $450,000, beginning July 14, 2022 when he transitioned from President and CEO to Executive Vice Chairman of the Company, until his retirement on October 31, 2022.
4.	Mr. Hurley left the company on November 30, 2022.

Annual Cash Incentive Awards

The purpose of annual cash incentive awards is to drive high-performance results year-over-year based on achieving pre-established, quantitative performance objectives that focus our NEOs on executing the Company’s strategy, supporting key business initiatives and attaining specified performance goals.

Except in circumstances of retirement, death, or disability, or certain instances of involuntary termination by the Company on or after November 1st of an award period, a NEO generally must be employed by the Company on the payment date to receive an annual cash incentive award.

Under the annual cash incentive plan, each NEO has an award opportunity expressed as a percentage of his or her base salary. Each NEO’s earned annual cash incentive award is generally determined based on achievement of certain Company performance objectives. NEOs may earn a significantly higher payout if target performance is exceeded; however, NEOs also bear the risk of a lower payout if target performance is not achieved, and the risk of no payout for below-threshold performance.

The chart below details the cash incentive award opportunities for each NEO for 2022 under the annual cash incentive program expressed as a percentage of base salary, subject to proration for NEOs who were active for only a portion of fiscal 2022, as applicable. Where performance falls between the threshold, target or maximum performance levels, the cash incentive award opportunity calculations use straight-line interpolation.

	% of Salary
Name of Executive	Threshold Level	Target Level	Maximum Level
T. Hook	25%	100%	200%
J. Streich	12.50%	50%	150%
S. Moule	12.50%	50%	150%
I. Reason	12.50%	50%	150%
D. Edwards	11.25%	45%	135%
P. Dempsey	18.75%	75%	225%
P. Hurley, Ph.D.	11.25%	45%	135%

The Compensation Committee generally establishes the target for each financial performance measure in December of the prior year based on review and approval of the Company’s annual business plan and budget. These targets are reviewed again at the Compensation Committee’s next meeting in February along with the Company’s full-year financial performance. The Compensation Committee may approve revised targets to address any modifications made to the Company’s annual business plan and budget. We use financial performance objectives under the annual cash incentive program because they are consistent with the Company’s focus on driving strong business performance through emphasizing profitable revenue growth, productivity and cash generation.

For 2022, the corporate financial performance measures for the annual cash incentive program continued to be diluted EPS, Revenue and DWC. We believe these measures are essential to our success and provide the proper balance between growth and profitability. Diluted EPS is used because it is a principal driver of our stock price. Revenue is used to drive the growth strategy of our business. DWC is used to sustain focus on driving cash flow from operating activities.

Goal Setting for 2022

The Compensation Committee considered various factors when setting the financial performance measure targets for 2022, including, but not limited to:

•	The Company’s focus on driving strong business performance through emphasizing profitable revenue growth, productivity and cash generation.
•	The continued high level of macroeconomic uncertainty related to factors including, but not limited to, inflation and the impact on labor, commodity, interest expense and other operating costs.
•	The ongoing challenging business conditions due to continuing post-pandemic global disruption in some of the Company’s end markets, supply-chain disruptions and tight labor-market conditions especially for direct labor.

For 2022, all participating NEOs were evaluated at least in part on Corporate Performance Measures. We evaluated Messrs. Dempsey, Hook, and Hurley, and Mses. Edwards and Streich 100% on the Corporate Performance Measures, reflecting their corporate role and scope of responsibilities.

For Messrs. Moule and Reason, 40% of the determination was based on Corporate Performance Measures and 60% of the determination was tied to the performance of their respective business segments (Industrial and Aerospace, respectively), reflecting their specific responsibilities for segment performance and results in operating profits, revenues and DWC.

The charts below show the annual cash incentive performance measures and weightings for participating NEOs for 2022:

Corporate Performance Measures	Segment Performance Measures

The tables below detail performance results certified by the Compensation Committee compared to the goals:

	Goals
	Threshold	Target	Maximum	As Certified 2022 Results	% of Target Payout
Corporate Performance Measures
Diluted EPS[1]	$2.00	$2.35	$2.82	$2.14	55%
Revenue (in millions)[2]	$1,241	$1,349	$1,484	$1,271	46%
Days Working Capital (DWC)[3]	141	136	131	150	0%
Industrial Segment Performance Measures
Operating Profit (in millions)[4]	$113.7	$133.8	$160.5	$72.9	0%
Revenue (in millions)[2]	$862	$937	$1,031	$850	0%
Days Working Capital (DWC)[3]	129	124	119	154	0%
Aerospace Segment Performance Measures
Operating Profit (in millions)[4]	$29.5	$34.7	$41.6	$31.3	51%
Revenue (in millions)[2]	$336	$365	$402	$366	107%
Days Working Capital (DWC)[3]	149	144	139	137	300%

1.	The “As Certified 2022 Diluted EPS” is based on reported diluted EPS, excluding the impact of the goodwill impairment charge, restructuring-related costs, CEO transition costs, the impact of foreign currency fluctuations, excess tax costs on stock compensation and other costs pursuant to the terms of the annual cash incentive program.
2.	The “As Certified 2022 Revenue” Corporate Performance Measure is based on reported Company-wide consolidated revenue, excluding the impact of foreign currency fluctuations. The “As Certified 2022 Revenue” performance measure for the segment-specific portions of Mr. Moule’s annual cash incentive compensation is based on reported revenues for the Industrial Segment, excluding the impact of foreign currency fluctuations. The “As Certified 2022 Revenue” performance measure for the segment-specific portions of Mr. Reason’s annual cash incentive compensation is based on reported revenues for the Aerospace Segment (excluding Barnes Aerospace Revenue Sharing Programs), excluding excess early pay discounts reflected in sales.
3.	The DWC performance measures represent a four-point average and are calculated as accounts receivable (what the Company’s customers owe the Company) plus inventory (generally, material, labor and overhead costs used to produce products that the Company sells to our customers), less accounts payable (generally, what the Company owes suppliers for products and services the Company purchases). The “As Certified 2022 DWC” Corporate Performance Measure is based on DWC for the consolidated Company. The “As Certified 2022 DWC” performance measure for the segment-specific portions of Mr. Moule’s annual cash incentive compensation is based on DWC for the Industrial Segment. The “As Certified 2022 DWC” performance measure for the segment-specific portions of Mr. Reason’s annual cash incentive compensation is based on DWC for the Aerospace Segment (excluding Barnes Aerospace Revenue Sharing Programs).
4.	The “As Certified 2022 Operating Profit” performance measure for the segment-specific portions of Mr. Moule’s annual cash incentive compensation is based on operating profit amounts for the Industrial Segment, excluding the impact of foreign currency fluctuations. The “As Certified 2022 Operating Profit” performance measure for the segment-specific portions of Mr. Reason’s annual cash incentive compensation is based on operating profit amounts for the Aerospace Segment (excluding Barnes Aerospace Revenue Sharing Programs), excluding excess early pay discounts reflected in sales. The “As Certified 2022 Operating Profit” for both the Industrial and Aerospace segments excludes the impact of restructuring-related costs.

The annual cash incentive payouts are generally paid in February of the following calendar year, after the Compensation Committee certifies the results. The following cash incentive awards, which reflect proration for NEOs who were active for only a portion of fiscal 2022, as applicable, were paid to participating NEOs for 2022 performance based on the results certified by the Compensation Committee. Consistent with prior years, the base salary on which annual incentive payouts and these percentages were calculated for the 2022 award period was the base salary effective as of December 1, 2022, unless otherwise noted.

Name of Executive	Annual Incentive Earned	Annual Incentive Earned as % of Base Salary in 2022
T. Hook	$198,015	20%
J. Streich	105,500	21%
S. Moule	43,888	8%
I. Reason	120,259	28%
D. Edwards	66,465	19%
P. Dempsey[1]	193,917	22%
P. Hurley, Ph.D.[2]	70,402	17%

1.	Mr. Dempsey’s annual incentive payout was calculated using his base salary and corresponding dates in the CEO and Executive Vice Chairman roles, respectively.
2.	Mr. Hurley’s annual incentive payout was calculated using his base salary in effect on his November 30, 2022 termination date.

Additional Cash Awards

NEOs may receive additional cash awards in conjunction with employment offers or based on special circumstances, extraordinary effort or events. In 2022, the following awards were made:

•	Mr. Reason received an additional cash award of $350,000 as part of his new hire package in lieu of incentives and equity forfeited under his prior employer. Mr. Reason’s cash award is subject to full reimbursement should he voluntarily terminate his employment within one year of payment.
•	Mr. Hook received an additional cash award of $2,000,000 as part of his new hire package, in lieu of compensation forfeited under his prior employer. Mr. Hook’s cash award is subject to full reimbursement should he voluntarily terminate his employment within twelve months of payment or if he is terminated “for cause” by the Board of Directors. Please refer to the Incoming CEO Compensation section above for additional details related to this special sign-on cash award provided to Mr. Hook.

These additional awards are reflected in the Summary Compensation Table.

LTI Equity Compensation

LTI equity award opportunities are potentially the largest component of the NEOs’ total compensation and constituted 76% of 2022 total direct compensation at target for our former CEO and on average 47% of 2022 total direct compensation at target for our other NEOs. As noted above, Mr. Hook did not receive an annual LTI equity award in 2022 as CEO. These awards are designed to reward our NEOs for maximizing shareholder value over time, aligning the interests of our management with those of our shareholders. When coupled with the ownership guidelines described on page 44, our LTI equity awards encourage our NEOs to maintain a continuing stake in our long-term success and provide an effective way to tie a significant percentage of total direct compensation to increases or decreases in shareholder value.

In 2022, the Company used a combination of performance-based equity awards and time-based equity awards for our NEOs. There is particular emphasis on PSAs, which make up the largest portion of the value of equity awards at the time of grant, to focus executives on long-term performance objectives. The Compensation Committee considers stock options to be performance-based awards, as stock options have intrinsic value only when the Common Stock price at the time of exercise exceeds the exercise price which is based on the fair market value of the Common Stock on the date of grant. For NEOs (other than the CEO), including Ms. Streich as Interim CEO, the same target mix for equity was used in 2022 as in prior years, with PSAs at 50%, stock options at 20% and RSUs at 30%. Mr. Dempsey’s target mix and weighting for equity as CEO was the same as the prior year as follows: PSAs at 60%, stock options at 20% and RSUs at 20%, to continue an emphasis on performance-based PSAs for the CEO.

In determining the mix of equity grants, the Compensation Committee considered the Company’s pay-for-performance philosophy, aligning the NEOs’ interests with those of our shareholders, past practice, changes in business strategy, competitive practice (both generally and within the Peer Group), and the strategic impact of equity-based compensation (i.e., cost effectiveness, shareholder dilution, executive retention, a link to Company performance and relative TSR).

The 2022 regular LTI equity awards are described in the following table:

Vehicle	Target Portion of Total LTI Equity Compensation	Vesting	Comments
PSAs	CEO[1]: 60% Other NEOs: 50%	Performance-based vesting at the end of a 3-year period

•   Provides an opportunity to receive Common Stock if pre-defined performance goals are met over the 3-year performance period

•   Settled in shares of Common Stock

•   Accrued dividends are paid out in cash at the end of the 3-year period, adjusted for the number of shares actually earned

•   For the 2022 grant, based on three equally weighted performance measures

Stock Options	CEO[1]: 20% Other NEOs: 20%	Time-based vesting; 18, 30, and 42 months from the grant date in equal installments	• Provides compensation only if the Company’s stock price increases from the grant date • Grants have exercise prices equal to the fair market value on the grant date
RSUs	CEO[1]: 20% Other NEOs: 30%	Time-based vesting; 18, 30, and 42 months from the grant date in equal installments	• Settled in shares of Common Stock • Pays out dividend equivalents in cash during vesting periods

1.	Applicable only to Mr. Dempsey. Mr. Hook did not receive a regular LTI equity award in 2022 but will be eligible beginning with the 2023 grant cycle. In 2022, Mr. Hook received a one-time, make-whole equity award as described in the Incoming CEO Compensation section above and, prior to becoming CEO, the annual equity retainer for non-management directors. Ms. Streich, who served as Interim CEO, remained at the same percentages as the other non-CEO NEOs.

The PSA reflects a mix of performance metrics, measured on a relative basis and on an absolute internal basis. The 2022 award will measure three equally weighted metrics:

•	Three-year TSR performance relative to the performance of the Russell 2000 Index companies;
•	Three-year EBITDA growth relative to the Russell 2000 Index companies; and
•	Three-year ROIC performance against an absolute internal goal determined by the Compensation Committee.

Based on performance, following the end of the three-year period, the payout for PSAs, if any, is in the form of shares of Common Stock. The number of shares earned may range from zero for performance below the threshold level, to a maximum of 250% of target for exceptional performance.

Stock options and RSUs are subject to time-based vesting with staggered vesting dates to encourage NEO retention. This directly correlates to our shareholders’ interests and focuses executives on the long-term growth of Company and shareholder value.

The chart below illustrates potential payouts at various levels of performance for the 2022 PSAs:

2022 PSAs

	Performance Levels[1]
3-Year Performance Measures	Threshold	Target	Maximum	Maximum+	Maximum++
Relative TSR (percentile vs. Russell 2000 Index)	33rd	50th	66th	75th	85th
Payout Level (as a % of Target)	33%	100%	150%	200%	250%
Relative EBITDA growth (percentile vs. Russell 2000 Index)	33rd	50th	66th	75th	85th
Payout Level (as a % of Target)	33%	100%	150%	200%	250%
ROIC (absolute internal measure)	6.90%	7.60%	9.00%	10.00%	12.00%
Payout Level (as a % of Target)	33%	100%	150%	200%	250%

1.	Results between performance levels are interpolated.

Setting ROIC Performance Goals. ROIC represents 33% of the performance measure for the 2022 Performance Share Award program. The PSA program represents one element of the Company’s three-pronged LTI award program.

For 2022, the 3-year target ROIC performance of 7.60% is based on the Company’s 3-year business plan and consideration of historical weighted average cost of capital (WACC) rates. The 3-year business plan established in February 2022 reflects expectations for the Company’s end markets at that time, including a multi-year post-pandemic recovery and increasing supply chain constraints, among other factors.

Other challenges in the Company’s end markets, including the semiconductor shortage, impacted the Company’s automotive end market, resulting in additional headwinds affecting the Company’s ability to return to pre-pandemic financial performance levels.

The target anticipates ROIC performance will trend closer to historical WACC rates by the third year of the 3-year performance period. The targets also include near-term impact on ROIC from acquisition and divestiture activity. Typically acquisitions have a negative near-term impact on ROIC performance because of the level of intangible assets created in transactions.

Our target investment return criteria for acquisitions includes ROIC exceeding the Company’s WACC within 5 years. While 3-year goal setting is challenging, as noted above the ROIC measure represents just 33% of the performance under the 2022 Performance Share Award program. In addition, the PSA program represents just one element of the Company’s three-pronged LTI.

Setting Award Levels. LTI equity award opportunities are established by the Compensation Committee according to the NEO’s position and responsibilities and are based on a comparison to the competitive data described earlier. In 2022, the Compensation Committee differentiated target awards based on individual NEO performance, experience, future contributions potential and market positioning.

The Compensation Committee does not take into account existing NEO Common Stock holdings when determining awards because it believes that doing so could penalize success (if compensation were reduced based on the appreciation of past awards) or reward underperformance (if compensation were awarded to make up for lack of appreciation in stock price).

The Company’s practice is to make all LTI awards at the first regularly scheduled meeting of the Compensation Committee each calendar year, which typically occurs in early February. The Company also makes “off-cycle” equity grants to NEOs in limited circumstances, generally for newly hired executives, promotions, as retention incentives, or in recognition of special effort or events.

2022 Long-Term Incentive Equity Compensation1

Name of Executive	Target Values	Stock Option Grant	RSU Grant	PSA Grant
T. Hook[2]	$10,000,000	1,183,406	0	0
J. Streich[3]	800,000	10,300	5,100	8,500
S. Moule	725,000	9,300	4,600	7,700
I. Reason[4]	500,000	7,364	3,625	6,042
D. Edwards	450,000	5,800	2,900	4,800
P. Dempsey	5,000,000	64,500	21,200	63,500
P. Hurley, Ph.D.	475,000	6,100	3,000	5,000

1.	Grants were made during February 2022, except as noted below for Messrs. Hook and Reason. Amounts reflect the total economic value of long-term incentive equity compensation granted to NEOs in 2022. Target values may differ from grant date fair values, as detailed in the Summary Compensation Table.
2.	Mr. Hook did not receive a regular annual LTI equity award in 2022 but was awarded a one-time performance-vested stock option grant, referenced in the table above, with a target value of $10,000,000 when he became CEO on July 14, 2022 as a “make whole” for awards forfeited from his former employer. He will be eligible for annual LTI equity awards beginning with the 2023 grant cycle. In February 2022, prior to being appointed CEO, Mr. Hook received an RSU grant, not referenced in the table above, with a target value of $105,000, as his equity retainer for service as a non-management director.
3.	In February 2023, Ms. Streich received a special equity award, not referenced in the table above, with a target value of $500,000 and cliff vesting 50% at 30 months from grant date and 50% at 60 months from grant date, for both retention and in recognition of her service as Interim CEO in 2022.
4.	These grants were awarded to Mr. Reason as of his May 1, 2022 employment start date. Mr. Reason will be eligible for annual LTI equity awards beginning with the 2023 grant cycle.

Termination Provisions. Detailed information on termination provisions for the Company’s stock options, RSUs and PSAs under the 2014 Stock and Incentive Award Plan is on page 62.

LTI equity awards require a “double trigger” for accelerated vesting in the event of a change in control of the Company. In the event of a change in control as defined in the Stock and Incentive Award Plan, LTI equity awards will vest and accelerate only if an NEO’s employment is terminated by the Company without cause, or if the NEO resigns for good reason (as defined in the applicable severance agreements) on or within two years following a change in control. Further information on terminations and change of control is on page 47.

Payouts for the 2019-2021 Performance Period. There was no payout under the PSA program in 2022 for the 2019-2021 three-year performance period ending December 31, 2021. In accordance with the plan, the Compensation Committee adjusted the reported or actual performance results to include or exclude certain unusual, non-recurring and other items under the terms of the program. Relative to the performance of the other companies in the Russell 2000 Index for EBITDA and TSR Growth and based on an absolute internal measure for ROIC as determined by the Compensation Committee, the PSA payout for the period ending December 31, 2021 resulted in a weighted average payout level of 0% calculated using the following results:

Performance Measure	As Certified 2018	As Certified 2021	3-Year Performance	Relative Performance Level (Percentile)	Payout Level
TSR[1]	$54.45	$46.00	-12.0%	21st	0%
EBITDA Growth (in millions)[2,3]	$325.9	$241.2	-26.0%	24th	0%
ROIC[4]	N/A	N/A	6.37%	N/A	0%

1.	“TSR” represents the comparison between the average closing price for the 20 days before the start of the performance period and the average closing price for the final 20 days of the performance period, plus cumulative dividends during the performance period.
2.	“As Certified 2018 EBITDA Results” is based on EBITDA derived from reported amounts, adjusted for the effects of acquisitions comprised of short-term purchase accounting adjustments and other items pursuant to the terms of the PSA program.
3.	“As Certified 2021 EBITDA Results” is based on EBITDA derived from reported amounts, adjusted for the effects of the charges taken in 2021 related to restructuring actions pursuant to the terms of the PSA program.
4.	“ROIC” represents the ratio of the Company’s net income and the Company’s total average invested capital during the three-year performance period. Net income is the Company’s net income adjusted for accounting changes and after-tax interest expense. Total average invested capital is the sum of the Company’s average total debt, shareholders’ equity and any non-controlling interest for the performance period computed on a four-point basis. The “Three-Year ROIC Performance” of 6.37% represents the “As Certified” result and is derived from reported amounts, adjusted for the effects of acquisitions, the effects of the divestiture of the Seeger-Orbis business, charges related to restructuring and other unusual or non-recurring items pursuant to the terms of the PSA program. The results also exclude the effects of currency fluctuations.

Based on these results, the following NEOs who received a grant of PSAs in 2019 received a 0% payout:

Name of Executive[1]	2019 PSAs Granted	Weighted Average Payout Level	Payout Shares	Payout of Accumulated Dividends
P. Dempsey	43,100	0%	0	$0
D. Edwards	2,900	0%	0	$0
P. Hurley, Ph.D.[2]	8,522	0%	0	$0

1.	Mr. Hook, Ms. Streich, Mr. Moule and Mr. Reason did not participate in the 2019-2021 PSA program.
2.	Mr. Hurley received an annual PSA Award of 3,455 and an additional one-time PSA Award of 5,067 as part of his new hire package in February 2019.

NEO Stock Ownership Guidelines

All of our NEOs, as well as certain other members of Company leadership, are subject to stock ownership guidelines.

Two-thirds of the value of unvested RSUs count toward achieving ownership requirements. Unvested PSAs and unexercised stock options do not count toward compliance with the stock ownership requirements. There is no deadline to achieve the ownership levels, but all net after-tax proceeds from Company equity grants, including stock option exercises, must be retained until ownership levels are met. Once ownership levels are met, the guideline is converted to a fixed number of shares.

As of the end of 2022, compliance with the guidelines was as follows:

Name of Executive[5]	Multiple of Annual Salary	Fully Met Ownership Requirement	In Progress
T. Hook[1]	5x		X
J. Streich[2]	3x		X
S. Moule[3]	3x		X
I. Reason[4]	3x		X
D. Edwards	3x	X

1.	Mr. Hook was appointed as the Company’s President and Chief Executive Officer in July 2022.
2.	Ms. Streich joined the Company in May 2021.
3.	Mr. Moule joined the Company in December 2019.
4.	Mr. Reason joined the Company in May 2022.
5.	Mr. Dempsey retired from the Company in October 2022. Mr. Hurley’s employment was terminated in November 2022.

Risk Considerations

Our executive compensation program is designed to motivate and reward our NEOs for their performance during the fiscal year and over the long term and for taking appropriate business risks consistent with our strategic objectives. Our executive compensation program is also designed to mitigate the likelihood that our NEOs would make business decisions that present undue risk, including in the following ways to provide balance and maintain appropriate risk-mitigation policies:

•	Our stock options and RSUs vest ratably over three or more years and the stock options have ten-year terms. Our PSAs vest based on performance at the end of the three-year performance period relative to several financial metrics, including ROIC, relative EBITDA growth, and relative TSR;
•	Annual cash incentive targets are tied to several financial metrics, including diluted EPS and/or Operating Profit, Revenue and DWC;
•	Different financial metrics are applied for short- and long-term incentive awards;
•	The performance periods and vesting schedules for LTI awards overlap and, therefore, reduce the motivation to maximize performance in any one period;
•	Our stock ownership guidelines encourage our NEOs to own equity representing a significant multiple of their base salary and to retain this equity throughout their employment;
•	All NEOs have entered into clawback agreements that enable the Company to recover incentive compensation payouts in certain situations where the payouts earned by NEOs were based on the achievement of certain financial performance that is later restated and would therefore result in lower awards paid, as well as forfeiture provisions related to misconduct in our equity grant agreements;
•	Our performance-based equity award agreements provide that awards may be cancelled if an employee engages in activity that is detrimental to the Company; and
•	Payouts under our annual and LTI equity plans are subject to a cap. Our annual cash incentive payments are capped at 2 times base salary for the CEO, currently, and 2 times base salary for the other NEOs beginning with the 2023 Award Period. Performance-based payouts under the PSAs are capped at 2.5 times the target level PSA grant.

Based on its most recent evaluation, the Compensation Committee concluded that the executive compensation program is designed with the appropriate balance of risk and reward in relation to the Company’s business strategy and is not reasonably likely to have a material adverse effect on the Company. For further discussion on risk oversight of the compensation programs for Company-wide employees, see the “Risk Oversight and Assessment Policies and Practices” section.

Pension and Other Retirement Plans

NEOs participate in both Qualified Retirement Plans and Nonqualified Retirement Plans as follows:

Qualified Retirement Plans (broad-based)

Plan	Summary of Features	Participants	Status of Plan
Consolidated Pension Plan (CPP)

The CPP is designed to provide income after retirement to eligible employees and their beneficiaries.

Under the CPP each eligible employee receives credit for benefit accrual and vesting purposes equal to the number of full months elapsed from the date the employee becomes a participant until the date the participant is no longer employed by the Company.

The formula for benefit purposes ranges from 0.5% to 2.45% of a participant’s highest five consecutive years of pensionable compensation (which generally includes base salary).

A participant is 100% vested after five years of service. Benefits are generally structured to be paid upon retirement.

		P. Dempsey D. Edwards	Closed to new participants, effective 12/31/2012
Retirement Savings Plan (RSP)	The RSP is a defined contribution savings plan with a 401(k) elective deferral and matching contribution feature for all participants. 100% vesting in matching contributions upon 2 years of service.	All NEOs may participate	Open/Active
	The Retirement Contribution (RC) is an additional component of the RSP. Employees hired after 12/31/2012 who are not eligible to participate in the CPP receive an annual Retirement Contribution (RC) of 4% of eligible earnings subject to 5-year graded vesting.	T. Hook J. Streich S. Moule I. Reason P. Hurley, Ph.D.	Open/Active

Nonqualified Retirement Plans

Plan	Summary of Features	Participants	Status of Plan
Retirement Benefit Equalization Plan (RBEP)	The RBEP provides benefits on base salary earnings in excess of Internal Revenue Service limits on qualified plans that apply to the CPP and RC component of the RSP for eligible salaried employees, officers and NEOs who do not meet MSSORP or DC Plan vesting requirements.	DB RBEP: D. Edwards	DB RBEP: Closed to new participants, effective 12/31/2012
	Vesting requirements for the DB RBEP are the same as in the CPP Plan. Vesting requirements for the DC RBEP are the same as the vesting under the RC portion of the RSP.	DC RBEP: T. Hook J. Streich S. Moule I. Reason P. Hurley, Ph.D.	DC RBEP: Open/Active
Modified Supplemental Senior Officer Retirement Plan (MSSORP)

The MSSORP provides a higher level of benefits than is available under the CPP to designated employees and senior level officers, including certain NEOs.

The MSSORP is structured to cover any gaps of coverage under the CPP and RBEP up to 55% of a participant’s final average compensation. Benefit is reduced for offsets from prior employer retirement benefits and other Company retirement benefits.

Vesting upon attaining age 55 and 10 years of service.

		P. Dempsey	Closed to new participants, effective 12/31/2008
Deferred Compensation Plan (DC Plan)

Provides an annual Company contribution based on a percent of base salary and annual incentive in excess of IRS limit on qualified plans.

In 2022, the contribution was based on 20% of base salary and annual incentive pay in excess of IRS limit; vesting upon attaining age 55 and 10 years of service.

		D. Edwards	Closed to new participants, effective 4/1/2012

More details on the pension benefits payable to our NEOs are included in the Pension Benefits table and the narrative following the table on page 55.

Change in Control Employment Termination Benefits

The Company provides change-in-control benefits to retain key executives, including NEOs, during a potential change in control, to provide continuity of management and income continuation for NEOs who are particularly at risk of involuntary termination in the event of a change in control. These benefits are part of a competitive compensation package and keep our executive officers focused on our business goals and objectives. These agreements provide for payments and other benefits only if we terminate a NEO’s employment without “cause,” or if a NEO terminates employment for “good reason,” either on or after a change in control.

As discussed in more detail on page 49, none of the agreements for our NEOs include a gross-up for any taxes as a result of “excess parachute” payments under Section 4999 of the Internal Revenue Code. In addition, we generally do not provide change-in-control cash compensation benefits in excess of two times an executive’s base salary and annual cash incentive award. Our agreements with our NEOs also provide for continuation of group health, life insurance, and certain other benefits for 24 months following the executive’s termination. The terms of the change-in-control and incremental termination benefits payable to our NEOs are described in more detail in the section entitled “Potential Payments Upon Termination or Change in Control” on page 62.

With regard to the CEO’s make-whole sign-on award of performance-vested stock options:

•	If a change in control occurs before the vesting date, goals are deemed fully satisfied such that 100% of the grant would vest, provided that if the grant remains outstanding or is assumed/replaced, the grant will remain subject to service-based vesting until July 14, 2027. If a termination without cause or for good reason occurs within two years after a change in control, then the grant fully vests and remains exercisable for two years from the termination date or until July 14, 2032, whichever occurs earlier.
•	If a change in control occurs after the vesting date, then the satisfaction of goals is based on actual performance. If a termination without cause or for good reason occurs within two years after a change in control, then the grant remains exercisable for two years from the termination date or until July 14, 2032, whichever occurs earlier.

Limited Perquisites

In 2022, the Company provided limited perquisites to our NEOs. The perquisites are described in footnotes to the Summary Compensation Table and generally fall into the categories of financial planning and tax preparation services and annual executive physical examination that are provided for convenience and/or well-being of the NEOs.

Additional Benefits

Life Insurance

Plan	Summary of Features	Participants	Status of Plan
Senior Executive Enhanced Life Insurance Program (SEELIP)	Company pays premiums for life insurance policy with a benefit of four times the NEO’s base salary. The NEO owns the policy, but the Company pays the NEO’s income tax liability arising from our payment of premiums and taxes while employed.	P. Dempsey D. Edwards	Closed to new participants, effective 04/1/2011
Executive Group Term Life Insurance Program (EGTLIP)	Company pays premiums for a term insurance policy with a benefit of four times the NEO’s or other eligible executive’s base salary. The Company owns the policy. No tax gross up is provided to the NEOs for the value of this benefit. Upon separation from service other than by death, the policy may be continued by the participant by taking over ownership of the policy and paying the full cost.	T. Hook J. Streich S. Moule I. Reason P. Hurley, Ph.D.	Open/Active

Each of our NEOs participates in other employee benefit plans generally available to all U.S.-based employees (e.g., health insurance) on the same terms as all other employees.

Additional Information

Employment Contracts

Generally, we have no employment contracts with our employees, unless required or customary based on local law or practice. None of our NEOs have an employment contract.

Compensation Recoupment

Executives hired or promoted into corporate officer positions are required to enter into clawback agreements. These agreements permit the Company to recoup or “clawback” certain annual cash incentives and performance-based equity awards paid to those officers where the awards were based on financial performance that is later restated and would therefore have resulted in lower payments. The Company has entered into such agreements with all NEOs and other select key employees. In addition and unrelated to a financial restatement, all of the Company’s performance-based equity award agreements provide that awards may be forfeited if an employee engages in activity that is detrimental to the Company, including performing services for a competitor, disclosing confidential information, or otherwise violating the Company’s Code of Business Ethics and Conduct. The Audit Committee has discretion to make certain exceptions to the clawback requirements and ultimately determine whether any adjustment will be made. When pending NYSE listing requirements are issued to implement new SEC rules regarding certain mandatory clawbacks related to material financial restatements, we plan to promptly and fully comply.

Hedging and Pledging

The Company’s securities law compliance policy prohibits our directors and employees, including all executive officers from engaging in any hedging or non-monetized transactions involving the Company’s securities. The policy prohibits hedging transactions, including zero-cost collars and forward sales contracts. Without limiting the generality of the prohibition on hedging, the policy also specifically prohibits individuals who are subject to Section 16 of the Securities Exchange Act of 1934, as amended, including all directors and executive officers, from engaging in short sales involving the Company’s securities.

The Company prohibits all directors, executive officers and other employees subject to the Company’s stock ownership requirements, from pledging or margin call arrangements involving the Company’s securities that are held to meet the Company’s stock ownership requirements. Such individuals are permitted to enter into pledging or margin call arrangements with respect to Company securities that are not held to satisfy the Company’s stock ownership requirements, only if the arrangement is pre-approved by the Corporate Governance Committee and certain other conditions are met. In addition, any such individual engaged in a pledge or margin call arrangement must provide an annual certification to the Corporate Governance Committee that the individual is in compliance with the policy. None of our NEOs has pledged Company securities or has Company securities subject to a margin call arrangement.

Tax and Accounting Considerations

Internal Revenue Code Section 162(m)

Our Compensation Committee considers the tax and accounting treatment associated with its cash and equity awards, although these considerations are not the overriding factor that the Compensation Committee uses in making its decisions. Section 162(m) of the Internal Revenue Code generally places a limit of $1 million on the compensation that the Company may deduct in any one year with respect to certain executive officers.

Despite the limits on deductibility, our Compensation Committee intends to continue to implement compensation programs that it believes are competitive and in the best interests of the Company and its shareholders. Accordingly, our Compensation Committee may approve compensation or changes to plans, programs or awards that may cause the compensation or awards to exceed the limitation under Section 162(m) if it determines that action is appropriate and consistent with the Company’s business needs.

Internal Revenue Code Section 280G

The Compensation Committee also periodically reviews the severance agreements entered into between the Company and the NEOs to assess the impact of Section 280G of the Internal Revenue Code. Currently, the severance agreements do not provide for any gross-up to compensate our NEOs for taxes incurred under Section 4999 of the Internal Revenue Code because of “excess parachute” payments upon a change-in-control. Nor do they preclude the possibility that, in certain circumstances, the compensation payable in the event of a change in control under the agreements or other plans and arrangements may be non-deductible by the Company under Section 280G of the Internal Revenue Code.

Accounting for Equity Compensation

The Company accounts for our stock-based employee compensation plans at fair value on the grant date and recognizes the related cost in our Consolidated Statement of Income in accordance with accounting standards related to share-based payments. The fair value of stock options is estimated using the Black-Scholes option-pricing model based on certain assumptions. The fair value of RSU awards and PSA awards with a performance condition are estimated based on the fair market value of the Company’s stock price on the grant date. The fair values of PSA awards and performance-vested stock options with a market condition are estimated using a Monte Carlo valuation model based on certain assumptions.

COMPENSATION COMMITTEE REPORT

To Our Fellow Shareholders at Barnes Group Inc.

We, the Compensation and Management Development Committee of the Board of Directors of Barnes Group Inc., have reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement and based on such review and discussion, have recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE

JoAnna L. Sohovich, Chair

Jakki L. Haussler

Richard J. Hipple

Mylle H. Mangum

RISK OVERSIGHT AND ASSESSMENT POLICIES AND PRACTICES

The Audit Committee has been designated by the Board to take the lead in overseeing risk management at the Board level, and each of the committees of the Board are tasked with assisting the Board with the oversight of certain categories of risk management within their respective areas of responsibility. See “Board Role in Risk Oversight” on page 23. The Compensation Committee evaluates and reviews our incentive compensation arrangements annually based on an inventory of all relevant compensation programs prepared by the Human Resources department which includes details of the principal features of the programs, including key risk mitigation factors to ensure that our employees, including our NEOs, are not encouraged to take unnecessary risks in managing our business. These factors include:

•	Our target total direct compensation mix represents a balance of short-term and long-term incentive-based compensation that focuses on both short- and long-term goals and provides a mixture of cash and equity-based compensation;
•	Our annual long-term incentive awards vest over three or more years, with overlapping vesting and performance periods;
•	Our short-term incentive awards are tied to multiple performance-driven financial metrics;
•	Payments under our short-term and long-term incentive programs are capped;

•	We have stock ownership guidelines for our executive officers, as well as certain other members of Company leadership, which ensure alignment with our stockholders’ interests over the long term;
•	On an annual basis, our executive officers confirm compliance with both our Code of Business Ethics and Conduct and our Securities Law Compliance Policy; and
•	We have formal clawback agreements with our executive officers and performance-based equity award agreements, stipulating that awards may be canceled if an employee engages in activity that is detrimental to the Company, unless the Compensation Committee in its sole discretion elects not to cancel such awards.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the compensation earned by our NEOs for the fiscal years ended December 31, 2022, 2021 and 2020.

Name & Principal Position[8]	Year	Salary[1]	Bonus[2]	Stock Awards[3]	Option Awards[4]	Non-Equity Incentive Plan Comp.[5]	Change in Pension Value & Nonqualified Deferred Comp. Earnings[6]	All Other Comp.[7]	Total
Thomas J. Hook President and Chief Executive Officer, Barnes	2022	$462,821	$2,000,000	$105,009	$10,000,000	$198,015	$0	$95,591	$12,861,436
	2021	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	2020	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Julie K. Streich Senior Vice President, Finance and Chief Financial Officer, Barnes	2022	493,750	0	723,574	163,529	105,500	0	100,057	1,586,410
	2021	316,667	100,000	573,670	174,536	439,218	0	55,382	1,659,472
	2020	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Stephen G. Moule Senior Vice President, Barnes and President, Barnes Industrial	2022	515,000	0	654,557	147,652	43,888	0	38,946	1,400,043
	2021	500,000	170,000	628,127	201,134	493,616	0	47,474	2,040,351
	2020	450,000	0	632,462	0	50,000	0	20,910	1,153,372
Ian M. Reason Senior Vice President, Barnes and President, Barnes Aerospace	2022	283,333	350,000	423,312	86,194	120,259	0	29,599	1,292,697
	2021	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	2020	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Dawn N. Edwards Senior Vice President, Human Resources, Barnes	2022	345,000	0	409,497	92,084	66,465	0	142,218	1,055,264
	2021	330,000	0	448,514	143,915	409,587	33,465	54,927	1,420,408
	2020	292,000	0	326,872	70,601	29,700	287,537	53,530	1,060,240
Patrick J. Dempsey Former President and Chief Executive Officer, Barnes	2022	615,577	0	4,640,619	1,024,041	193,917	1,882,111	173,727	8,529,992
	2021	900,000	0	4,240,076	1,322,973	1,861,758	1,981,776	189,885	10,496,468
	2020	720,000	0	4,138,485	865,240	135,000	2,146,937	149,195	8,154,857
Patrick T. Hurley, Ph.D. Former Senior Vice President and Chief Technology Officer, Barnes	2022	366,750	0	425,629	96,847	70,402	0	51,931	1,011.559
	2021	387,000	0	496,350	157,786	480,334	0	32,562	1,554,032
	2020	348,300	0	379,459	81,116	34,830	0	26,535	870,240
1.	2022 salary represents actual amounts taking into account increases in salary on April 1, 2022 from $475,000 to $500,000 for Ms. Streich, $500,000 to $520,000 for Mr. Moule, $330,000 to $350,000 for Ms. Edwards and $387,000 to $405,000 for Mr. Hurley. Mr. Hook’s 2022 salary represents a portion of his $1,000,000 base salary since he joined the Company effective July 14, 2022. Mr. Reason’s 2022 salary represents a portion of his $425,000 base salary since he joined the Company effective May 1, 2022. Mr. Dempsey’s 2022 compensation represents a portion of his base salary due to his salary reduction for his role as Executive Vice Chairman and his retirement on October 31, 2022. Mr. Hurley left the Company on November 30, 2022 due to position elimination and the salary of $366,750 herein reflects a pro-rata portion of his $405,000 base salary. Ms. Streich’s 2021 salary represents a pro-rata portion of her $475,000 base salary since she joined the Company effective May 3, 2021. The 2020 amounts for Messrs. Dempsey, Moule, and Hurley and Ms. Edwards include voluntary downward adjustments to base salary effective from May 1, 2020 to December 31, 2020 as a response to the impact of COVID-19.
2.	The 2022 amounts listed in the column entitled “Bonus” for Mr. Hook and Mr. Reason represent one-time cash awards of $2,000,000 and $350,000 (less applicable taxes), respectively, approved by the Compensation Committee. Mr. Hook’s bonus was in lieu of forfeited accrued bonus and carried profits interests from his prior employer. Mr. Reason’s bonus was in lieu of forfeited annual incentive awards and equity that he was eligible to receive from his prior employer. The cash awards to Mr. Hook and Mr. Reason are subject to full reimbursement to the Company should they voluntarily terminate employment within one year of payment. The 2021 amounts for Ms. Streich and Mr. Moule represent one-time cash awards of $100,000 and $170,000 (less applicable taxes), respectively, approved by the Compensation Committee. Ms. Streich’s bonus was in lieu of benefits she was eligible to receive from her prior employer. Mr. Moule’s bonus was in lieu of benefits he was eligible to receive under his long-term cash equivalent plan from his prior employer. The cash awards were subject to full reimbursement to the Company had Ms. Streich or Mr. Moule voluntarily terminated employment within one year of payment.

3.	Amounts in the column entitled “Stock Awards” represent the aggregate grant date fair value of PSAs and RSUs granted to NEOs under the Stock and Incentive Award Plan. PSAs vest upon satisfying established performance and market goals. In addition to the RSU value, the value disclosed in this column for the PSAs represents the amount of compensation if the target goals are met. The maximum grant date fair value of the PSAs granted in 2022 was $877,379 for Ms. Streich, $794,810 for Mr. Moule, $503,943 for Mr. Reason, $495,472 for Ms. Edwards, $6,554,672 for Mr. Dempsey and $516,107 for Mr. Hurley. No PSA awards were granted to Mr. Hook in 2022. The PSAs allow a NEO to receive up to 250% of the target amount. The fair value of the performance-based portion of the awards was determined based on the market value of Common Stock on the date of grant and the fair value of the market-based portion of awards was determined based on a Monte Carlo valuation method as described in the note on Stock-Based Compensation in the notes to the Company’s consolidated financial statements filed with the Annual Report on Form 10-K for the respective year-end. The $105,009 amount related to Mr. Hook represents the aggregate grant date fair value of RSUs granted to Mr. Hook during the period in which he served as non-management director. In the column entitled “Stock Awards,” the 2021 amount for Ms. Streich and the 2020 amount for Mr. Moule includes new hire awards.
4.	Amounts in the column entitled “Option Awards”, other than for Mr. Hook, represent the aggregate grant date fair value of stock options granted to NEOs under the Stock and Incentive Award Plan. The fair value was determined using the Black-Scholes option pricing model applied consistently with the Company’s practice, as described in the note on Stock-Based Compensation in the notes to the Company’s consolidated financial statements filed with the Annual Report on Form 10-K for the respective year-end. Mr. Hook received upon hire a one-time performance vested stock option award in the amount of $10,000,000, which has a ten-year term that cliff-vest in five years based on continued service and the achievement of compound annual growth rates (“CAGRs”) in the price of the Company’s common shares above the option exercise price, with 33% vesting at a CAGR of 5%, 66.6% vesting at a CAGR of 7% and 100% vesting at a CAGR of 9%. The fair value of the performance vested stock option award was determined using the Monte Carlo valuation method as described in the note on Stock-Based Compensation in the notes to the Company’s consolidated financial statements filed with the Annual Report on Form 10-K for the respective year-end. The 2021 amount for Ms. Streich includes new hire awards.
5.	Amounts in the column entitled “Non-Equity Incentive Plan Compensation” were earned under the annual cash incentive program for all NEOs in 2022 and paid in February 2023.
6.	Amounts listed in the column entitled “Change in Pension Value and Nonqualified Deferred Compensation Earnings” represent the annual increase in pension value for all of the Company’s defined benefit retirement programs. All assumptions are as detailed in the notes to the Company’s consolidated financial statements filed with the Annual Report on Form 10-K for the respective year-end, with the exception of the following: retirement age for all plans is assumed to be the older of the unreduced retirement age, as defined by each plan, or age as of December 31, 2022, December 31, 2021 or December 31, 2020, as applicable, and no pre-retirement mortality, disability, or termination is assumed. The U.S. discount rates of 5.50%, 2.95%, and 2.65% respectively, are detailed in the Management’s Discussion and Analysis filed with the Annual Report on Form 10-K for the respective year-end. Year-over-year changes in pension value generally are driven primarily due to changes in actuarial assumptions underlying the calculations as well as increases in service, age and compensation. Further, Ms. Edwards has a pension value as shown in the below table, however, the change in pension value reflected a year over year decline and therefore the net amount was excluded from the table. The reduction in pension value resulting from actuarial assumption changes was larger than the pension value associated with the increase in overall benefit due to service, age and compensation.

Pension Values are segregated by plan in the following table:

Name of Executive	Year	CPP[b]	RBEP[a,b]	MSSORP[b,c]	Total
Dawn N. Edwards Senior Vice President, Human Resources, Barnes	2022	$956,542	N/A	N/A	$956,542
	2021	1,361,832	N/A	N/A	1,361,832
	2020	1,328,367	N/A	N/A	1,328,367
Patrick J. Dempsey[d] Former President and Chief Executive Officer, Barnes	2022	1,255,777	N/A	$14,120,840	15,376,617
	2021	1,453,747	N/A	12,040,759	13,494,506
	2020	1,389,616	N/A	10,123,114	11,512,730

Consistent with financial calculations in the notes to the Company’s consolidated financial statements filed with the Annual Report on Form 10-K for the fiscal years ending December 31, 2022, December 31, 2021 and December 31, 2020, it is assumed that the form of payment is a life annuity for the CPP, the RBEP and the MSSORP. The 2022, 2021 and 2020 qualified plan limits of $305,000, $290,000, and $285,000, respectively, have been incorporated.

a.	No amounts are listed for Ms. Edwards for the RBEP as she has vested in the Barnes Group 2009 Deferred Compensation Plan and therefore would not be eligible to receive benefits under the RBEP. No amounts are listed for Mr. Dempsey, as he has vested in the MSSORP and therefore would not be eligible to receive benefits under the RBEP.
b.	Messrs. Hook, Moule, Reason, Hurley and Ms. Streich do not participate in the CPP or MSSORP plans and therefore are not eligible to receive pension-related benefits under the RBEP.
c.	No amounts are listed for Ms. Edwards, as she is not eligible to receive benefits under the MSSORP.
d.	As Mr. Dempsey retired in 2022, the December 31, 2022 values for Mr. Dempsey reflect his actual retirement date and form of payment elections for the CPP and MSSORP.

None of the NEOs received above-market or preferential earnings on compensation that is deferred on a basis that is not tax-qualified.

7.	The compensation represented by the amounts for 2022 set forth in the “All Other Compensation” column above for the NEOs is detailed in the following table.
Name and Principal Position	Year	Taxes Paid on All Other Compensation[a]	Life Insurance Premiums[b,c]	Deferred Compensation Plan[d]	Charitable Contributions[e]	Separation Agreement[f]	Relocation[g]	Other[h,i]	All Other Perquisites[i,j]	Total
Thomas J. Hook President and Chief Executive Officer, Barnes	2022	$0	$7,243	$0	$4,000	$0	$0	$76,348	$8,000	$95,591
Julie K. Streich Senior Vice President, Finance and Chief Financial Officer, Barnes	2022	28,809	4,238	0	5,200	0	33,360	28,450	0	100,057
Stephen G. Moule Senior Vice President, Barnes and President, Barnes Industrial	2022	0	3,686	0	2,000	0	0	29,300	3,960	38,946
Ian M. Reason Senior Vice President, Barnes and President, Barnes Aerospace	2022	0	4,523	0	4,000	0	0	17,708	3,368	29,599
Dawn N. Edwards Senior Vice President, Human Resources, Barnes	2022	11,903	26,078	89,917	4,020	0	0	8,700	1,600	142,218
Patrick J. Dempsey Former President and Chief Executive Officer, Barnes	2022	66,151	76,600	0	16,500	0	0	8,700	5,776	173,727
Patrick T. Hurley, Ph.D. Former Senior Vice President and Chief Technology Officer, Barnes	2022	0	2,807	0	0	33,750	0	8,700	6,674	51,931
a.	This column represents the reimbursement of taxes paid on eligible compensation for the NEOs in accordance with the Company’s policies and practices. For Mr. Dempsey and Ms. Edwards, these balances include taxes paid pursuant to the terms of the SEELIP, under which the Company pays the policy premiums and pays the income tax liability arising from its payment of the premiums and taxes. The SEELIP was closed to new participants effective April 1, 2011. For Ms. Streich, the amount includes a tax gross-up paid in 2022 on relocation expenses.
b.	This column represents payments made under the SEELIP for Mr. Dempsey and Ms. Edwards. Under the SEELIP, the Company pays the premiums for the individual life insurance policies that are owned by the participants, with the life insurance coverage equal to four times base salary, and the Company pays the participating NEO’s income tax liability arising from its payment of the premiums and taxes, therefore, incurring no out-of-pocket expense for the policies. The Company will cease to pay policy premiums and taxes upon termination of employment or retirement.
c.	This column represents payments made under the EGTLIP for Messrs. Hook, Moule, Reason, Hurley and Ms. Streich. The SEELIP was closed to new or rehired executives effective April 1, 2011, and the Company established the EGTLIP for new NEOs and other eligible executives. Under the EGTLIP, the Company pays the premiums for individual life insurance policies that are owned by the participants, with the life insurance coverage equal to four times base salary. The employee owns the policy and is responsible for any tax liability (no tax gross-up) resulting from this program. The Company ceases to pay policy premiums on termination of employment.
d.	The amount listed as deferred compensation for Ms. Edwards represents employer contributions to the Barnes Group 2009 Deferred Compensation Plan.
e.	Consists of matching gift donations provided by the Barnes Group Foundation, Inc. pursuant to a charitable matching gifts program that is available to the Company’s full-time active U.S. employees, Directors and spouses of eligible employees or Directors.
f.	The amount listed under separation agreement for Mr. Hurley consists of severance payments pursuant to the terms of the Company’s Executive Separation Pay Plan.
g.	Ms. Streich received relocation benefits consistent with Company policy and practices. The relocation costs served as an allowance for incidentals and moving related expenses. In addition, Ms. Streich received a tax gross-up on all items considered to be taxable, which are reflected in the “Taxes Paid on All Other Compensation” column.

h.	Consists of matching contributions made by the Company under the RSP which is a plan generally available to most U.S. based employees, including the NEOs. For Messrs. Hook, Moule, Reason, Hurley and Ms. Streich, who were not eligible to participate in the CPP, this also includes a retirement contribution of 4% eligible earnings under the RC component of the RSP. Contributions made by the Company under its health savings account plan, which is also a plan generally available to most U.S.-based employees, including the NEOs, are not included; the maximum allowable Company contributions under this plan were $1,500 in 2022.
i.	Additionally, amount listed for Mr. Hook in “Other” includes the fees earned during his tenure as a Director totaling $51,570.
j.	Included in All Other Perquisites are payments made for financial planning and tax preparation services for Messrs. Hook, Moule, Dempsey, Hurley and Ms. Edwards as well as executive physicals for Messrs. Moule, Reason, Dempsey and Hurley and spousal travel for Mr. Reason.
8.	Mr. Hook joined the Company as President and Chief Executive Officer effective July 14, 2022. Mr. Reason joined the Company as Senior Vice President, Barnes and President, Barnes Aerospace effective May 1, 2022. Mr. Dempsey retired from the Company and from the Company’s Board of Directors on October 31, 2022. Mr. Hurley left the Company on November 30, 2022 due to position elimination.

All NEOs are at-will employees pursuant to offer letters that have been filed with the Company’s SEC filings. Equity awards, incentive compensation and other compensation for NEOs are as described herein.

Grants of Plan Based Awards In 2022

For a discussion regarding the annual cash incentive program and the Stock and Incentive Award Plan, please see the “Compensation Discussion and Analysis” on page 27. The vesting schedules for outstanding PSAs, RSUs and stock option awards are set forth in the footnotes to the Outstanding Equity Awards At Fiscal Year End table on page 54.

Name of Executive	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards[1]			Estimated Future Payouts Under Equity Incentive Plan Awards[2]			All Other Stock Awards: Number of Stock or Units[3]	All Other Option Awards: Number of Securities Underlying Options[4]	Exercise or Base Price of Option Awards[5]	Grant Date Fair Value of Stock & Option Awards
		Threshold	Target	Maximum	Threshold	Target	Maximum
T. Hook[6]	7/14/2022	$250,000	$1,000,000	$2,000,000	0	0	0	2,314	1,183,406	$30.32	$10,105,009
J. Streich	2/10/2022	62,500	250,000	750,000	2,805	8,500	21,250	5,100	10,300	45.25	887,103
S. Moule	2/10/2022	65,000	260,000	780,000	2,541	7,700	19,250	4,600	9,300	45.25	802,209
I. Reason	5/2/2022	53,125	212,500	637,500	1,994	6,042	15,105	3,625	7,364	33.36	509,506
D. Edwards	2/10/2022	39,375	157,500	472,500	1,584	4,800	12,000	2,900	5,800	45.25	501,581
P. Dempsey[7]	2/10/2022	168,750	675,000	2,025,000	20,955	63,500	158,750	21,200	64,500	45.25	5,664,660
P. Hurley, Ph.D.[7]	2/10/2022	45,563	182,250	546,750	1,650	5,000	12,500	3,000	6,100	45.25	522,476
1.	Sets forth the range of the potential amounts payable under the annual cash incentive program for all NEOs. If the Company’s performance does not meet the pre-established “Threshold” level performance targets, the NEOs bear the risk of no payout. Mr. Dempsey served as President and CEO through July 13, 2022 and was appointed Executive Vice Chairman on July 14, 2022. He retired on October 31, 2022. 2022 bonus payout prorated based on dates in roles and retirement date. Mr. Hurley’s employment terminated on November 30, 2022. 2022 bonus payout prorated based on termination date.
2.	Sets forth the range of the number of shares of Common Stock that could be issued under PSA’s granted in 2022 under the Stock and Incentive Award Plan. If the Company’s performance does not meet the pre-established “Threshold” level performance targets, the NEOs bear the risk of no payout. No amount is listed for Mr. Hook as he did not receive any PSA awards upon hire in 2022 but will be eligible in the 2023 annual grant cycle. Ms. Streich received a special equity award valued at $500,000 in February of 2023 in recognition of her service as Interim CEO in 2022.
3.	The amounts depicted in this column reflect RSU awards granted under the Stock and Incentive Award Plan which are described in the Outstanding Equity Awards At Fiscal-Year End table. The Stock Awards for Mr. Hook represents the RSUs granted under the Stock and Incentive Award Plan in February 2022 while he was a non-management director. As of December 31, 2022, Mr. Hook held 578 shares of unvested RSUs, which vested on February 1, 2023.
4.	Stock options granted under the Stock and Incentive Award Plan are described in the Outstanding Equity Awards at Fiscal Year End table.
5.	Each option has an exercise price equal to the fair market value of Common Stock at the time of grant, as determined by the last trading price per share of Common Stock during regular trading hours on the grant date of the option.
6.	Mr. Hook received upon hire as CEO a one-time performance vested stock option award, which has a ten-year term that cliff-vest in five years based on continued service and the achievement of compound annual growth rates (“CAGRs”) in the price of the Company’s common shares above the option exercise price, with 33% vesting at a CAGR of 5%, 66.6% vesting at a CAGR of 7% and 100% vesting at a CAGR of 9%.
7.	Mr. Dempsey retired from the Company effective October 31, 2022. Mr. Hurley’s employment with the Company terminated effective November 30, 2022.

Outstanding Equity Awards At Fiscal Year End

The following table summarizes equity awards granted to the Company’s NEOs that remain outstanding as of December 31, 2022:

		Option Awards				Stock Awards
Name of Executive	Grant Date[1]	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Options (#) Unexercisable	Option Exercise Price ($)[2]	Option Expiration Date[3]	Number of Shares or Units of Stock That Have Not Vested (#)[1]	Market Value of Shares or Units of Stock That Have Not Vested ($)[4]	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)[5]	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)[4]
T. Hook	7/14/22		1,183,406	30.32	7/14/32	578	23,611
Total			1,183,406			578	23,611
J. Streich	2/10/22		10,300	45.25	2/10/32	5,100	208,335	8,500	347,225
	5/3/21	3,439	6,875	51.55	5/3/31	2,438	99,592	6,098	249,103
Total		3,439	17,175			7,538	307,927	14,598	596,328
S. Moule	2/10/22		9,300	45.25	2/10/32	4,600	187,910	7,700	314,545
	2/11/21	3,867	7,733	52.79	2/11/31	2,599	106,169	6,600	269,610
	12/2/19	6,007	3,002	59.46	12/2/29	596	24,347	2,985	121,937
	12/2/19	3,785	1,891	59.46	12/2/29	947	38,685	4,738	193,547
Total		13,659	21,926			8,742	357,111	22,023	899,639
I. Reason	5/2/22		7,364	33.36	5/2/32	3,625	148,081	6,042	246,816
Total			7,364			3,625	148,081	6,042	246,816
D. Edwards	2/10/22		5,800	45.25	2/10/32	2,900	118,465	4,800	196,080
	2/11/21	2,767	5,533	52.79	2/11/31	1,866	76,226	4,700	191,995
	2/13/20	3,134	1,566	66.10	2/13/30	533	21,773	2,700	110,295
	2/13/19	5,000		60.72	2/13/29
	2/8/18	4,900		59.28	2/8/28
	2/8/17	6,000		47.04	2/8/27
	2/10/16	7,800		30.71	2/10/26
	2/11/15	6,600		36.31	2/11/25
	2/12/14	2,600		37.13	2/12/24
	2/12/14	4,300		37.13	2/12/24
Total		43,101	12,899			5,299	216,464	12,200	498,370
P. Dempsey	2/10/22	20,983		45.25	10/31/27			17,571	717,775
	2/11/21	55,425		52.79	10/31/27			31,751	1,297,028
	2/13/20	53,300		66.10	10/31/27			37,581	1,535,184
	2/13/19	62,200		60.72	10/31/27
	2/8/18	59,400		59.28	10/31/27
	2/8/17	67,800		47.04	2/8/27
	2/10/16	77,500		30.71	2/10/26
Total		396,608						86,903	3,549,987
P. Hurley, Ph.D.	2/11/21	3,034		52.79	11/30/23			3,317	135,499
	2/13/20	3,601		66.10	11/30/23			3,011	122,999
	2/7/19	6,399		58.92	11/30/23
	2/7/19	9,386		58.92	11/30/23
Total		22,420						6,328	258,498
1.	The RSU awards and stock options vest one-third on the eighteenth month, thirtieth month and forty-second month anniversaries of the grant date, except the stock option granted July 14, 2022 to Mr. Hook vests on the 5th year anniversary of the grant date contingent upon meeting specific performance measures. The number of shares for Messrs. Dempsey and Hurley has been adjusted in accordance with their respective termination provisions.
2.	Option exercise price is the last trading price during regular trading hours per share of Common Stock on the grant date.
3.	The options terminate 10 years after the grant date, except the option expiration date for Messrs. Dempsey and Hurley reflects the terms of their respective termination provisions.
4.	Market value reflects the closing stock price on the last trading day of the year, December 30, 2022, of $40.85.
5.	PSAs vest on the third anniversary of the grant date subject to the achievement of performance goals. Assumes target performance levels will be met for all performance periods; the actual payout will depend on actual performance, which will be determined following the end of the three-year performance period. See the “Components of our Executive Compensation Program – Long-Term Incentive Equity Compensation” section of the 2022 Compensation Discussion and Analysis, as well as the 2022 Summary Compensation Table, for a detailed description of the PSA program, including payout calculations. The PSAs granted to Mr. Moule on December 2, 2019 were part of the 2020 award for the three-year performance period ending December 31, 2022. The number of shares for Messrs. Dempsey and Hurley has been adjusted in accordance with their respective termination provisions.

Option Exercises And Stock Vested

The following table provides information on the value realized by each of the NEOs as a result of the exercise of stock options and stock awards that vested during fiscal year 2022:

	Option Awards		Stock Awards
Name of Executive	Number of Shares Acquired on Exercise	Value Realized on Exercise[1]	Number of Shares Acquired on Vesting	Value Realized on Vesting[2]
T. Hook	N/A	N/A	2,237	$82,911
J. Streich	N/A	N/A	1,220	45,116
S. Moule	N/A	N/A	2,846	101,674
I. Reason	N/A	N/A	N/A	N/A
D. Edwards	3,400	$38,013	2,033	70,961
P. Dempsey	N/A	N/A	31,282	1,100,000
P. Hurley, Ph.D.	N/A	N/A	3,370	115,617

1.	Amount reflects the difference between the exercise price of the option and the market value at the time of exercise.
2.	For RSUs, the amount reflects the market value of the stock on the day the stock vested. For PSAs, the amount reflects the market value of the stock on the day the award is approved by the Compensation Committee.

Pension Benefits

The following table sets forth pension or other benefits providing for payment at, following, or in connection with retirement granted or accrued to the Company’s NEOs in 2022:

Name of Executive	Plan Name	Number of Years Credited Service (12/31/22)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year
Dawn N. Edwards	CPP	24.25	$956,542	0
Senior Vice President,	RBEP	N/A	N/A	N/A
Human Resources, Barnes	MSSORP	N/A	N/A	N/A
Patrick J. Dempsey	CPP	22.00	1,255,777	0
Former President and Chief Executive	RBEP	N/A	N/A	N/A
Officer, Barnes	MSSORP	22.00	14,120,840	0

All assumptions are as detailed in the notes to the consolidated financial statements for the fiscal year ended December 31, 2022, including a discount rate of 5.50% with the exception of the following:

•	Retirement age for all plans is assumed to be the later of unreduced retirement age, as defined by each plan, or age as of December 31, 2022, except for Mr. Dempsey, for whom we have reflected his actual benefit commencement date.
•	No pre-retirement mortality, disability, or termination is assumed.
•	Consistent with financial disclosure calculations, it is assumed that the form of payment is a life annuity for the CPP, the RBEP and the MSSORP. Since Mr. Dempsey retired in 2022, his actual form of payment elections were reflected.
•	The 2022 qualified plan compensation limit of $305,000 has been incorporated.
•	The terms of (i) the RBEP plan document as amended and restated effective January 1, 2013, (ii) the terms of the MSSORP plan document as amended and restated effective January 1, 2009, have been reflected in the exhibits to the Company’s 2022 Annual Form Report 10-K. Subsequent amendments as of December 30, 2009 and December 12, 2014 to the MSSORP plan document are likewise reflected in the Company’s 2022 Annual Report Form 10-K.
•	Internal Revenue Code Section 415 limits are not reflected for these calculations. Note that the limits would only affect the distribution of amounts between the qualified and non-qualified plans.
•	Messrs. Hook, Moule, Reason, Hurley and Ms. Streich do not participate in the CPP or MSSORP plans and therefore are not eligible to receive pension-related benefits under the RBEP.

Discussion Concerning Pension Benefits Table

We provide benefits to our NEOs under the following three pension plans:

•	Consolidated Pension Plan (CPP);
•	Retirement Benefit Equalization Plan (RBEP); and
•	Modified Supplemental Senior Officer Retirement Plan (MSSORP).

The CPP is a broad-based tax-qualified defined benefit pension plan. The RBEP and the MSSORP are non-tax- qualified supplemental executive retirement plans that provide more generous benefits than are available under the CPP to certain designated employees and senior-level officers, including certain of our NEOs as described below.

Consolidated Pension Plan

The CPP is a defined benefit pension plan designed to provide income after retirement to eligible employees and their beneficiaries. Mr. Dempsey and Ms. Edwards participated in the CPP in 2022. As described below, given the closure of the CPP to employees hired on or after January 1, 2013, Messrs. Hook, Hurley, Moule and Reason and Ms. Streich were eligible in 2022 to receive an annual retirement contribution under the RSP of 4% of eligible earnings, subject to 5-year graded vesting.

Under the CPP, each eligible employee receives credit for benefit accrual and vesting purposes equal to the number of full months elapsed from the date the employee becomes a participant until the date the participant is no longer employed by the Company. The formula for benefit purposes ranges from 0.5% to 2.45% of a participant’s highest five consecutive years of pensionable compensation (which generally includes base salary). A participant is 100% vested after five years of service. Benefits are generally structured to be paid upon retirement.

The normal retirement date under the CPP is the first day of the month following (1) a participant’s 65th birthday or (2) if hired after age 60, the month the participant achieves five years of service. Participants are eligible for early retirement if they have completed 10 years of vesting service and have reached age 55 (effective January 1, 2023, age 54). A participant whose employment terminates before he or she is eligible to retire on account of normal or early retirement but who has otherwise met the vesting requirements of the CPP is entitled to a deferred vested retirement benefit.

In 2006, the benefit formula for calculating benefits under the CPP was changed for credited service earned on and after January 1, 2007. The following table shows the calculation of the basic retirement benefit for credited service earned as of December 31, 2006 under the prior formula, and for credited service earned on and after January 1, 2007:

	Benefit Accrual Rate
	For Credited Service Earned as of 12/31/2006	For Credited Service Earned on and after 1/1/2007
Final Average Earnings up to Covered Compensation times Credited Service up to 25 years times	1.85%	1.5%
Plus
Final Average Earnings above Covered Compensation times Credited Service up to 25 years times	2.45%	2.0%
Plus
Final Average Earnings times Credited Service over 25 years times	0.5%	0.5%

“Final Average Earnings” is the average of a participant’s highest 5 consecutive years’ compensation within the 10 years before retirement or termination of employment with the Company. Compensation includes all earnings paid to the participant as reported to the IRS on the participant’s Form W-2, but excludes overtime pay, bonuses, director’s fees, reimbursed expenses and any other additional form of earnings, including contributions made to or under any other form of benefit plan (e.g., a 401(k) or profit sharing plan). The 2022 qualified plan compensation limit is $305,000.

“Covered Compensation” is the average annual earnings used to calculate a participant’s Social Security benefit. Covered Compensation is based on the year in which a participant reaches his or her Social Security retirement age. It assumes that the participant will earn the maximum amount taxable by Social Security up to that time. Covered Compensation for a participant who reached age 65 and retired in 2022 was $97,620.

“Credited Service” is the total time a participant spends working at the Company that counts toward his or her pension benefit. Credited Service most often is the number of months the participant works for the Company.

The basic retirement benefit is reduced by the monthly amount of income payable to the participant attributable to employer contributions under any other tax-qualified defined benefit pension plan under which the participant receives credit for service which also constitutes credited service under the CPP.

The normal retirement benefit of a participant will be his or her basic retirement benefit as determined above multiplied by 100% (minus any percentage attributable to the cost of a pre-retirement survivor annuity, if applicable) and multiplied by (a) the actuarial equivalent factor of the normal form of benefit for the participant or (b) the actuarial equivalent factor of any optional form of retirement benefit provided for under the CPP that the participant elects to receive instead of the normal form. Optional forms of benefit include Contingent Annuity of 25%, 50%, 75% or 100%, 120 Months Certain and Life Option, Level Income Option, and Level Income and Contingent Annuity Option.

Retirement Contribution

The Retirement Contribution (RC) is an additional component of the Barnes Group Inc. Retirement Savings Plan (RSP). Certain salaried employees hired on or after January 1, 2013, who are not eligible to participate in the CPP (which was closed to new participants effective December 31, 2012), receive an annual retirement contribution of 4% of eligible earnings subject to 5-year graded vesting. The RSP is a defined contribution savings plan with a 401(k) elective deferral and matching contribution feature for all participants. For the RSP, 100% vesting in matching contributions occurs upon 2 years of service. Among the NEOs, Messrs. Hook, Hurley, Moule and Reason and Ms. Streich are eligible for the RC component of the RSP.

Retirement Benefit Equalization Plan – Defined Benefit (DB) Component

The Retirement Benefit Equalization Plan (RBEP) provides defined benefits on base salary earnings in excess of Internal Revenue Service limits on qualified plans that apply to the CPP for eligible salaried employees, officers and NEOs who do not meet MSSORP or DC Plan vesting requirements, including Ms. Edwards. Examples of such limits are the Internal Revenue Code Section 415 limit (i.e., the annual contribution limit to a defined contribution plan ($61,000 through December 31, 2022) and the annual benefits payable limit from defined benefit plans ($245,000 through December 31, 2022) and the Internal Revenue Code Section 401(a)(17) limit (i.e., earnings taken into account for tax-qualified plan purposes ($305,000 through December 31, 2022)).

Modified Supplemental Senior Officer Retirement Plan

The MSSORP provides supplemental retirement benefits to selected employees of the Company including Mr. Dempsey. The MSSORP was closed to new participants on December 31, 2008 and replaced by the 2009 Deferred Compensation Plan.

The MSSORP provides certain early or normal retirement benefits to participants as follows. The normal retirement benefits under the MSSORP are equal to (a) minus the sum of (b), (c) and (d), where:

(a)	equals 55% of the participant’s final average compensation (which generally includes base salary and annual incentive compensation) multiplied by the ratio (not to exceed 1.0) of his or her credited service to 15 years;
(b)	equals the participant’s Social Security benefit;
(c)	equals the participant’s prior employer benefit; and
(d)	equals the participant’s CPP benefit.

The early retirement benefits under the MSSORP are equal to (a) minus (b) minus (c), multiplied by a percentage factor (less than 100%) based on the participant’s age at the time benefits commence, minus (d), where:

(a)	equals 55% of the participant’s final average compensation (which generally includes base salary and annual incentive compensation) multiplied by the ratio (not to exceed 1.0) of his or her credited service to the greater of 15 years or the credited service the participant would have completed had credited service continued to age 62;
(b)	equals the participant’s Social Security benefit payable at age 62; and
(c)	equals the participant’s prior employer benefit payable at age 62; and
(d)	equals the participant’s CPP benefit based on the participant’s age at the time MSSORP benefits commence.

The MSSORP is structured to cover any gaps of coverage under the CPP and RBEP up to 55% of a participant’s final average compensation. This is because when an individual becomes eligible for the MSSORP, a portion of the benefits are based on amounts earned and vested under the CPP and RBEP, which all vest prior to the MSSORP benefits.

“Final average compensation” has the same meaning as Final Average Earnings under the CPP except that “final average compensation” is not subject to the IRS qualified plan compensation limits. In addition, “final average compensation” includes annual cash incentive awards. The “CPP benefit” is the annual pension benefit payable as a single life annuity upon the participant’s actual retirement date, excluding any portion of such annual pension benefit attributable to any period after, or any compensation earned after, the participant has a “separation from service” within the meaning of Internal Revenue Code Section 409A. “Social Security benefit” means the participant’s annual Social Security benefit. “Prior employer benefit” means any benefit paid or payable by any prior employer of the participant.

For participants who had attained age 55 as of January 1, 2009, distributions are made in the form of an annuity. For participants who had not attained age 55 as of January 1, 2009, distributions are made in 5 installments over a 4-year period following retirement; provided, however, that if the participant terminates employment before attaining age 55, the participant is instead entitled to benefits under the RBEP.

Nonqualified Deferred Compensation

The following table sets forth information with regard to defined contribution or other plans that provide for the deferral of compensation on a basis that is not tax-qualified:

Name of Executive[1]	Aggregate Beginning Balance in Last Fiscal Year	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals / Distributions	Aggregate Balance at Last Fiscal Year-End[2]
Thomas J. Hook[3] President and Chief Executive Officer, Barnes	$0	$0	$6,913	$0	$0	$6,913
Julie K. Streich Senior Vice President, Finance and Chief Financial Officer, Barnes	1,267	0	8,150	(146)	0	9,271
Stephen G. Moule Senior Vice President, Barnes and President, Barnes Industrial	16,096	0	9,000	(2,351)	0	22,745
Ian M. Reason[4] Senior Vice President, Barnes and President, Barnes Aerospace	0	0	0	0	0	0
Dawn N. Edwards Senior Vice President, Human Resources, Barnes	1,051,882	0	89,917	(181,827)	0	959,972
Patrick T. Hurley, Ph.D.[5] Former Senior Vice President and Chief Technology Officer, Barnes	11,916	0	0	(1,891)	0	10,025
1.	Nonqualified deferred compensation plans and participants are described in the table on page 46.
2.	Prior year Summary Compensation Tables include all contributions and earnings, with the exception of 2020, 2021 and 2022 earnings which are excluded from the Summary Compensation Table.
3.	Mr. Hook was appointed as the Company’s President and Chief Executive Officer effective July 14, 2022.
4.	Mr. Reason joined the Company as Senior Vice President, Barnes and President, Barnes Aerospace effective May 1, 2022.
5.	Mr. Hurley left the company on November 30, 2022 due to position elimination.

Deferred Compensation Plan

The Barnes Group 2009 Deferred Compensation Plan (DC Plan) was authorized by the Board in July 2009 effective September 1, 2009. Officers of the Company who were elected or appointed on or after January 1, 2009 until April 1, 2012 when the DC Plan was closed to any new or rehired otherwise eligible executive, were eligible to participate in the DC Plan at the Board’s discretion. The DC Plan replaced the MSSORP which was closed to new participants as of December 31, 2008. Ms. Edwards participated in the DC Plan in 2022.

There are no participant contributions to the DC Plan; rather, for each DC Plan participant, the Company credits an annual contribution equal to 20% of the compensation above the Internal Revenue Code Section 401(a)(17) limit (i.e., earnings taken into account for tax-qualified plan purposes, which was $305,000 as of December 31, 2022) or such other amount determined by the Compensation Committee. The contributions credited are adjusted according to the performance of investment options provided under the DC Plan. Each participant in the DC Plan determines from the investment options available how his or her fund will be invested. The DC Plan provides most of the same investment options as the RSP. Subject to the Company’s amendment and termination rights and other DC Plan and trust provisions, participants generally vest upon attaining the age of 55 and 10 years of service; provided that the Board may reduce the required years of service to five years for any given participant; and provided further that, for death and defined disabilities, vesting occurs if a participant is at least 55 with five years of service. Distributions under the DC Plan generally are made in five installments over a four-year period. If, at separation from service or death, a participant has satisfied the age and service conditions for the payment of a benefit under the DC Plan, a benefit under the RBEP will not be paid to the participant.

Retirement Benefit Equalization Plan – Defined Contribution (DC) Component

In addition to the defined benefit RBEP described on page 57, the defined contribution RBEP provides defined contributions on base salary earnings in excess of IRS limits on qualified plans related to the RC component of the RSP for eligible salaried employees, officers and NEOs. Examples of such limits are the Internal Revenue Code Section 415 limit (i.e., the annual contribution limit to a defined contribution plan ($61,000 through December 31, 2022) and the annual benefits payable limit from defined benefit plans ($245,000 through December 31, 2022)) and the Internal Revenue Code Section 401(a)(17) limit (i.e., earnings taken into account for tax-qualified plan purposes ($305,000 through December 31, 2022)).

In 2022, Messrs. Hook, Hurley Moule and Reason and Ms. Streich were eligible to participate in the defined contribution RBEP. Generally, the defined contribution RBEP is structured to pay the participants the difference between the benefits paid under the RC component of the RSP and what the participant would have received but for the statutory limitations. The defined contribution RBEP takes into account base salary for purposes of determining the benefits accrued under the plan. NEOs that participate in the RC component of the RSP are eligible to receive a supplemental annual retirement contribution of 4% of eligible earnings under the defined contribution RBEP as a nonqualified contribution on base salary earnings in excess of IRS limits. The defined contribution RBEP, applicable to the RC component of the RSP, became effective January 1, 2013. The amount that the Company contributes under the defined contribution RBEP is also included in the “All Other Compensation” column of the Summary Compensation Table for Messrs. Hook, Hurley, Moule and Reason and Ms. Streich (excluding 2022 earnings).

Post Termination And Change In Control Benefits

The Company has entered into certain agreements and maintains certain plans that will require the Company to provide compensation to the NEOs in the event of a termination of employment or a change in control of the Company. The key provisions of those arrangements are described below, and the values of potential payments that would be due if termination of employment or a change in control occurred on December 31, 2022 are set forth in the tables following the description.

Severance Agreement

All of our NEOs are eligible for certain severance benefits in connection with a change in control or a separation from service following a change in control under the terms of a severance agreement. Generally, our severance agreements are based on the same form agreement. The term of each severance agreement is one year with an automatic annual extension commencing on each January 1, unless the Company or the NEO provides written notice not later than September 30 of the preceding year of a determination not to extend the severance agreement. However, if a change in control occurs during the term of the severance agreement, the term will expire no earlier than 24 months after the month in which the change in control occurs. The Compensation Committee believes that the Company’s severance agreements for its NEOs help assure that the NEOs will act in the best interest of the stockholders in any proposed merger or acquisition transaction, even if they might face possible termination of employment as a result of such a transaction.

The severance agreements provide, among other things, that upon the occurrence of a change in control, NEOs are entitled to a cash payment equal to a prorated target annual bonus for the year in which the change in control occurs which will be credited against any annual bonus or incentive award that each NEO is otherwise entitled to receive with respect to such year.

In addition, if, following a change in control and during the applicable term of the severance agreement, a NEO’s employment is involuntarily terminated other than for cause or if the NEO voluntarily terminates employment for good reason, then the NEO is entitled to certain severance payments and benefits conditioned upon executing a release. These payments and benefits generally consist of the following:

•	An amount equal to two times the most recent base salary and two times the highest of (i) the annualized average bonus for up to three years prior (or such annualized year if applicable) to the (a) separation from service or (b) change in control; or (ii) the target bonus for the year in which the separation from service occurs;
•	Cash payment equal to a prorated target bonus for the year in which the separation from service occurs (less any pro rata bonus previously paid for the same period);
•	Twenty-four months of additional age credit, benefit accruals and vesting credit under the Company’s non- qualified and qualified retirement plans, with the resulting benefits payable either at the times provided by such plans or in an actuarially equivalent lump sum on March 1 of the year following the year in which the date of termination occurs;
•	Twenty-four months of continued financial planning assistance at the Company’s expense;
•	Twenty-four months continued participation in any welfare plans of the Company (including medical, dental, death, disability, and the Company’s executive life insurance plan, if applicable) in which the NEO was participating at the time of termination of employment or change in control; and
•	An additional payment each month during the 24-month period to gross-up the NEO for all taxes due on the medical and dental benefits payable under the severance agreement.

For purposes of the severance agreements, “good reason” generally includes a termination by a NEO, subject to an applicable cure period, for: (i) the assignment of any duties materially inconsistent with the NEO’s status as an executive officer or a material adverse alteration in the nature or status of the NEO’s responsibilities from such responsibilities in effect prior to the change in control, (ii) a reduction in the annual base salary of more than 5% or $20,000, (iii) greater than a 50-mile change in the location of Company executive offices, and (iv) the failure to follow procedures in the event of a termination for “cause.”

If, during the term of the severance agreement following a change in control, the Company disputes that a NEO’s employment has been involuntarily terminated other than for cause or that the NEO terminated employment for good reason, the Company may be obligated under the severance agreement to continue to pay the executive salary, bonus, benefits and perquisites as described above for the balance of the term of the severance agreement, in addition to the payments and benefits described above.

If NEOs become entitled to health, welfare, pension and other benefits of the same type as referred to above during the 24-month period following employment termination, the Company will stop providing these benefits and the NEO may be obligated to repay a portion of any benefits that were previously paid as described above in a lump sum.

The Company’s severance agreements also provide that, if any payment or benefit would be subject to excise tax imposed under Section 4999 of the Internal Revenue Code, the severance payments and benefits to the executive will be reduced if and to the extent that reducing the payments and benefits would result in the executive retaining a larger amount, on an after-tax basis, than if he or she had received the entire amount of such payments and benefits and paid the applicable excise tax (i.e., the Company does not provide a tax gross-up for any excise taxes as a result of change in control benefits).

Each NEO’s severance (change in control) agreement supersedes any other agreements and plans that apply in the event that the executive’s employment with the Company is terminated following a change in control without cause or by the executive for good reason. The superseded agreements and plans include the Barnes Group Inc. Executive Separation Pay Plan described below.

Barnes Group Inc. Executive Separation Pay Plan

During 2022, each of our NEOs was covered by the Executive Separation Pay Plan. The Executive Separation Pay Plan provides for severance payments and benefits to an eligible executive who experiences an involuntary separation from service without cause provided that, after December 31, 2008, such separation is not covered by a severance agreement. No payments or benefits are made to an executive whose employment is terminated due to misconduct of any type, including, but not limited to, violation of Company rules or policies or any activity which results in a conviction of a felony or if the employment termination is a result of the sale of a business unit of the Company and the employee is offered employment by the purchaser within 30 days after the closing of the sale, in a comparable position and for substantially equivalent compensation and benefits as before the sale.

Under the Executive Separation Pay Plan, a terminated eligible NEO is entitled to minimum severance of one month’s base salary or the amount of accrued vacation pay, whichever is greater. In order to receive the higher severance benefit of 12 months’ salary continuation (or, 24 months’ salary and pro rata actual bonus in the case of Mr. Hook) plus accrued vacation pay, the eligible NEO must execute a release of claims acceptable to the Company. The salary portion of such severance is to be paid on regular payroll dates but payments may be delayed until six months after separation from service if necessary to comply with Internal Revenue Code Section 409A. The vacation pay portion is to be paid in a lump sum. The pro rata actual bonus to be paid to Mr. Hook would be paid in a lump sum. During the severance period, benefits will continue to be provided pursuant to medical, dental, flexible benefit and premium payments and benefits under the SEELIP, ELIP or EGTLIP will be continued for NEOs.

Annual Incentive Plans

Participants in the annual cash incentive program for any year whose employment is involuntarily terminated by the Company other than for cause on or after November 1 and before awards are paid for such year are eligible to receive prorated awards for such year based on actual performance, as are participants who are terminated by reason of retirement, death or disability. A participant whose employment terminates for any other reason before awards are paid for a year is not eligible to receive an award.

Retirement Plans

The amount and form of pension benefits that would be paid upon a qualifying retirement under our CPP, the RBEP and the MSSORP are disclosed in the Pension Benefits table on page 55 above and the accompanying discussion. Any additional retirement benefits that would be payable in the event of termination of employment or a change in control are shown in the Potential Payment Upon Termination Or Change In Control table on page 63.

Awards Granted Under Equity Plans

The table below summarizes potential payments upon termination or change in control pursuant to each of the Company’s stock option, RSU and PSA standard agreements. The applicable agreement contains the complete and controlling terms and conditions that apply to each type of award, which may vary by individual. For awards granted after January 1, 2016, “retirement” refers to a termination of employment by an employee who has reached the age of 55 with 10 years of service. For awards granted prior to January 1, 2016, “retirement” refers to a termination of employment by an employee who has reached the age of 62 with 5 years of service.

Termination Scenario	Stock Options	Restricted Stock Units	Performance Share Awards
Involuntary termination without cause	Vested options will remain exercisable for one year from the date of termination. Unvested options will terminate.	Unvested portion of award will terminate.	For awards granted at least one year prior to termination, a pro rata payout will be made based on actual performance, at the end of the three-year performance period. All unearned PSAs will terminate.
Death	Grants 2016 or later: a pro rata portion of the stock options will immediately vest and remain exercisable for one year after termination.	A pro rata portion of unvested shares will immediately vest.	A pro rata payout will be made based on actual performance, at the end of the three-year performance period, and any unearned portion of the award will terminate.
Disability	Grants 2016 or later: unvested options continue to vest while executive is disabled. Upon a change in status, any unvested options will terminate. Any vested options remain exercisable for one year.	Shares will continue to vest while executive remains disabled. Upon a change in status, any unvested portion of the award will terminate.	A pro rata payout will be made based on actual performance, at the end of the three-year performance period, and any unearned portion of the award will terminate.
Retirement	Grants 2016 or later: a pro rata portion of the stock options will immediately vest and remain exercisable for five years after the termination date.	A pro rata portion of unvested shares will immediately vest.	A pro rata payout will be made based on actual performance, at the end of the three-year performance period, and any unearned portion of the award will terminate.
Termination for cause or voluntary resignation	All outstanding stock options will terminate.	Unvested portion of the award will terminate.	All unvested PSAs will terminate.
Change in control and termination other than for cause within two years	All unvested options will immediately vest and remain exercisable for two years after the termination date.	All unvested shares will immediately vest.	Vesting of PSAs based on actual performance will occur for full years that have been completed and based on target for any remaining period.

The table below summarizes potential payments upon termination or change in control pursuant to Mr. Hook’s performance-vested stock option grant received in July 2022.

Termination Scenario	Stock Options
Involuntary termination without cause	Unvested options will immediately vest (with the goals deemed fully satisfied such that 100% of the grant will vest) and will be exercisable for one year after termination. Unexercised vested options will remain exercisable for one year after termination, or until July 14, 2032, whichever occurs earlier.
Death	Unvested options will immediately vest (with the goals deemed fully satisfied such that 100% of the grant will vest) and will be exercisable for one year after termination. Unexercised vested options will remain exercisable for one year after termination, or until July 14, 2032, whichever occurs earlier.
Disability	Unvested options will immediately vest (with the goals deemed fully satisfied such that 100% of the grant will vest) and will be exercisable for one year after termination. Unexercised vested options will remain exercisable for one year after termination, or until July 14, 2032, whichever occurs earlier.
Mandatory Retirement	Unvested options will immediately vest (with the goals deemed fully satisfied such that 100% of the grant will vest) and will be exercisable until July 14, 2032. Unexercised vested options will remain exercisable until July 14, 2032.
Termination for cause	Unvested options and unexercised vested options will be forfeited.
Voluntary termination	Unvested options will be forfeited. Unexercised vested options will remain exercisable for 60 days after the separation due to voluntary termination, or until July 14, 2032, whichever occurs earlier.
Change in control before vesting date	Goals are deemed fully satisfied such that 100% of the grant will vest, provided that if the grant remains outstanding following the change in control or is assumed/replaced, the grant will be subject to service-based vesting until July 14, 2027. If a termination without cause or for good reason occurs within two years after a change in control, then the grant fully vests and will remain exercisable for two years from the termination date or until July 14, 2032, whichever occurs earlier.
Change in control after vesting date	Satisfaction of goals is based on actual performance. If a termination without cause or for good reason occurs within two years after a change in control, then the grant will remain exercisable for two years from the termination date or until July 14, 2032, whichever occurs earlier.

Potential Payment Upon Termination Or Change In Control

The amount of compensation payable to each NEO if termination of employment or a change in control occurs, assuming a December 31, 2022 triggering event, is listed in the table below1.

	Voluntary Termination[7]	For Cause Termination[8]	Without Cause/Good Reason Termination[9]	Death[10]	Disability[10,11]	Change in Control[12]	Change in Control with Termination[13]	Retirement[14]
T. Hook
Cash Compensation/Severance			$2,198,015	$198,015	$198,015	$267,738	$4,267,738
Additional Retirement Benefits[2]			$0	$0	$0	$0	$32,210
Continuation of Other Benefits[3]			$93,080	$0	$0	$0	$93,080
Stock Options[4]			$12,461,265	$12,461,265	$12,461,265	$0	$12,461,265
Restricted Stock Units[5]			$0	$23,611	$23,611	$23,611	$23,611
Performance Share Awards[6]			$0	$0	$0	$0	$0
Total	$0	$0	$14,752,360	$12,682,891	$12,682,891	$291,349	$16,877,904	$0
J. Streich
Cash Compensation/Severance			$605,500	$105,500	$105,500	$144,500	$2,022,936
Additional Retirement Benefits[2]			$0	$0	$0	$0	$60,699
Continuation of Other Benefits[3]			$62,312	$0	$0	$0	$109,623
Stock Options[4]			$0	$0	$0	$0	$0
Restricted Stock Units[5]			$0	$140,197	$0	$0	$307,927
Performance Share Awards[6]			$165,974	$281,375	$281,375	$0	$596,328
Total	$0	$0	$833,786	$527,072	$386,875	$144,500	$3,097,513	$0
S. Moule
Cash Compensation/Severance			$563,888	$43,888	$43,888	$216,112	$1,799,728
Additional Retirement Benefits[2]			$0	$0	$0	$0	$73,122
Continuation of Other Benefits[3]			$46,841	$0	$0	$0	$78,682
Stock Options[4]			$0	$0	$0	$0	$0
Restricted Stock Units[5]			$0	$199,552	$0	$0	$357,111
Performance Share Awards[6]			$495,061	$599,596	$599,596	$0	$899,640
Total	$0	$0	$1,105,790	$843,036	$643,484	$216,112	$3,208,283	$0
I. Reason
Cash Compensation/Severance			$545,259	$120,259	$120,259	$21,796	$1,296,796
Additional Retirement Benefits[2]			$0	$0	$0	$0	$26,467
Continuation of Other Benefits[3]			$51,327	$0	$0	$0	$87,655
Stock Options[4]			$0	$16,515	$0	$0	$55,156
Restricted Stock Units[5]			$0	$44,322	$0	$0	$148,081
Performance Share Awards[6]			$0	$82,027	$82,027	$0	$246,816
Total	$0	$0	$596,586	$263,123	$202,286	$21,796	$1,860,971	$0
D. Edwards
Cash Compensation/Severance			$416,465	$66,465	$66,465	$91,035	$1,109,003
Additional Retirement Benefits[2]			$0	$0	$0	$0	$451,906
Continuation of Other Benefits[3]			$89,441	$0	$0	$0	$163,881
Stock Options[4]			$0	$0	$0	$0	$0
Restricted Stock Units[5]			$0	$114,789	$0	$0	$216,464
Performance Share Awards[6]			$238,237	$303,352	$303,352	$0	$498,370
Total	$0	$0	$744,143	$484,606	$369,817	$91,035	$2,439,624	$0
P. Dempsey[14,15]
Cash Compensation/Severance	N/A	N/A	N/A	N/A	N/A	N/A	N/A	$193,917
Additional Retirement Benefits[2]	N/A	N/A	N/A	N/A	N/A	N/A	N/A	$0
Continuation of Other Benefits[3]	N/A	N/A	N/A	N/A	N/A	N/A	N/A	$0
Stock Options[4]	N/A	N/A	N/A	N/A	N/A	N/A	N/A	$0
Restricted Stock Units[5]	N/A	N/A	N/A	N/A	N/A	N/A	N/A	$591,386
Performance Share Awards[6]	N/A	N/A	N/A	N/A	N/A	N/A	N/A	$3,073,759
Total	N/A	N/A	N/A	N/A	N/A	N/A	N/A	$3,859,062
P. Hurley, Ph.D.[9,16]
Cash Compensation/Severance	N/A	N/A	$475,402	N/A	N/A	N/A	N/A	N/A
Additional Retirement Benefits[2]	N/A	N/A	$0	N/A	N/A	N/A	N/A	N/A
Continuation of Other Benefits[3]	N/A	N/A	$57,610	N/A	N/A	N/A	N/A	N/A
Stock Options[4]	N/A	N/A	$0	N/A	N/A	N/A	N/A	N/A
Restricted Stock Units[5]	N/A	N/A	$0	N/A	N/A	N/A	N/A	N/A
Performance Share Awards[6]	N/A	N/A	$269,510	N/A	N/A	N/A	N/A	N/A
Total	N/A	N/A	$802,522	N/A	N/A	N/A	N/A	N/A

1.	The value of equity awards vesting upon a change in control, retirement, death or disability is equal to the grant’s intrinsic value as of December 31, 2022 based on the closing market price of $40.85. Equity awards and non-equity incentive plan compensation that were fully vested by their terms as of December 31, 2022 are not included in the numbers shown above. For information on any outstanding fully-vested awards, see the “Outstanding Equity Awards at Fiscal Year End” table.
2.	The value of these benefits is based upon provisions of the change in control severance agreements with our NEOs whereby the executives are entitled to the value of additional retirement benefits that would have been earned had they continued employment for two additional years after employment termination.
3.	The value of these benefits is based upon the Executive Separation Pay Plan and the change in control severance agreements with our NEOs whereby the executives are entitled to continued participation in the Company’s welfare and fringe benefit plans for 12 or 24 months upon covered terminations of employment, and continuation of premium payments and benefits under the SEELIP, ELIP or EGTLIP as applicable. Although continued participation may cease to the extent the NEO subsequently has coverage elsewhere, the numbers set forth in the table above reflect an estimate of coverage for the maximum applicable time period.
4.	Amounts reflect the difference between the exercise price of the options underlying the awards and the closing market price of $40.85 as of December 31, 2022. Options with an exercise price greater than $40.85 are shown as $0. Equity awards that were fully vested by their terms as of December 31, 2022 are not included in the numbers shown above. Calculation assumes that options are exercised immediately, although severance agreements allow 2 years to exercise following a Change in Control and qualified termination, 1 year in the case of death or disability and 5 years in the case of retirement. The amounts shown for Mr. Hook reflect the specific terms of his option grant upon employment dated July 14, 2022. For information on any outstanding fully-vested awards, see the “Outstanding Equity Awards at Fiscal Year End” table.
5.	Amounts reflect the market value of the shares underlying the awards as of December 31, 2022 at the closing market price of $40.85 and do not include any value for that portion of the award with respect to which the participants accrued a vested interest by or on December 31, 2022. The amounts shown for Mr. Hook reflect the specific terms of his grants received for service as a Director. For information on any outstanding fully-vested awards, see the “Outstanding Equity Awards at Fiscal Year End” table.
6.	Amounts reflect the market value of the shares underlying the awards as of December 31, 2022 at the closing market price of $40.85 and assume target level performance and do not include any value for that portion of the award with respect to which the participants accrued a vested interest by or on December 31, 2022. A change in control event with continued employment does not trigger any modifications related to performance share awards.
7.	No additional payment is due under the Annual Incentive Plans for the Cash Compensation/Severance row of the table; participants must be employed on the date of payment to receive an award.
8.	The Executive Separation Pay Plan stipulates no separation benefits are due if the executive is terminated for misconduct. Under the Annual Incentive Plans, the officer generally must be employed on the date of payment to receive an award. A retirement-eligible officer also gets no bonus under the Annual Incentive Plans if terminated for Cause.
9.	The amount in the Cash Compensation/Severance row of the table equals one year’s salary (or two years’ salary for Hook) and includes a pro-rated award under the Annual Incentive Plans for all executives. Under the Annual Incentive Plans, an executive terminated other than for cause after November 1, 2022 is entitled to a pro-rated payout based on actual performance. For Without Cause/Good Reason Termination, performance shares granted over a year prior to the termination date are pro-rated at target. Mr. Hurley was terminated Without Cause effective November 30, 2022.
10.	No additional salary is due upon death or disability, but, under the Annual Incentive Plans, the participant would be entitled to a pro-rated award for a death or disability on December 31, 2022. Participants’ beneficiaries would also be entitled to life insurance benefits as well as certain pension plan death benefits not shown on this table. Prorated equity awards vest at date of death for awards granted on or after January 1, 2016. Proration is based on days worked in performance period and target performance is assumed for performance shares. Proration is based on days worked since grant date for other equity awards.
11.	Participants would be able to receive short-term disability and long-term disability payments available to all salaried employees for which amounts are not shown in the table above. Participants would also accrue service under some of the pension plans during a period of disability. Equity awards granted on or after January 1, 2016 (other than performance shares) are subject to continued vesting upon the occurrence, and continuation, of a qualifying disability event. No incremental value is shown for disability because vesting does not accelerate upon termination for disability. For information on any outstanding fully-vested awards, see the Outstanding Equity Awards at Fiscal Year End table.
12.	Upon a change in control event with continued employment, executives are entitled to a pro-rated target bonus. The table reflects a December 31, 2022 change in control event. Since a portion of the 2022 bonus is earned as of December 31, 2022, the Cash Compensation/Severance row includes the excess (if any) of the full-year target bonus over the amount actually awarded for the year. A change in control event with continued employment does not trigger any modifications related to performance share awards.
13.	Executives are entitled to two years salary and a pro-rated target bonus upon a change in control and qualifying termination. The table reflects a December 31, 2022 event. Since a portion of the 2022 bonus is earned as of December 31, 2022, the Cash Compensation/Severance row includes the excess (if any) of the pro-rated target bonus over the amount actually earned for the year. Agreements separately provide for a bonus component of the severance benefit. For all NEOs, this is based on a 2x multiple of a 3-year average bonus or the target bonus if target is more favorable, for post-change in control termination. No reductions to the 2022 amounts were necessary for any of the NEOs as none of their calculated amounts were in excess of the largest allowable after-tax payments. Unvested stock options and restricted stock awards will immediately vest. Vesting of performance shares based on actual performance will occur for full years that have been completed and based on target for any remaining period.
14.	Equity awards allow for retirement treatment if an executive terminates employment at or after attaining age 55 with at least 10 years of service (for awards granted during or after 2016). Proration is based on days worked in performance period for performance shares and days worked since grant date for other equity awards. Retirement-eligible employees are also entitled to a pro-rated payout under the Annual Incentive Plans. Mr. Dempsey retired from the Company effective October 31, 2022. He was retirement-eligible and therefore qualified for retirement treatment with respect to his equity awards and received a pro-rated payout of his Annual Incentive award. No other executives were retirement eligible as of December 31, 2022.

15.	Mr. Dempsey retired from the Company effective October 31, 2022. Treatment upon retirement is detailed in the Retirement section of the table and described in footnote 14 above. The other termination scenarios cannot have occurred and are therefore represented as “N/A” in the table.
16.	Mr. Hurley was terminated Without Cause effective November 30, 2022. Treatment upon termination is detailed in the Without Cause/Good Reason Termination section of the table and described in footnote 9 above. The other termination scenarios cannot have occurred and are therefore represented as “N/A” in the table.

2022 CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of SEC Regulation S-K, we are providing the following information about the ratio of the annual total compensation, calculated in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K (the “Annual Total Compensation”) of our median employee and the Annual Total Compensation of our CEO. For 2022, our last completed fiscal year:

•	the median of the Annual Total Compensation of all of our employees (other than our CEO) was $47,428; and
•	the Annual Total Compensation of our CEO was $13,704,175.

The Annual Total Compensation of our CEO shown above reflects annualized base salary and non-equity incentive plan compensation amounts for Mr. Hook, as well as, bonus, stock awards, option awards and all other compensation reported for Mr. Hook for 2022 in the Summary Compensation Table included in this proxy statement.

The ratio of our CEO’s Annual Total Compensation to the median employee’s Annual Total Compensation was 289 to 1. This ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. The SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s Annual Total Compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

There have been no changes in our employee population or employee compensation arrangements that we reasonably believe would result in a significant change to this pay ratio disclosure.

The median employee selected for 2020, however, is no longer employed by the Company. As permitted by the SEC rules, the Company substituted another employee whose compensation was comparable to the original median employee. This substitution was based on the consistently applied compensation methodology used to select the original median employee. Additional information about how we selected the median employee for 2020 is described in our 2021 proxy statement and consisted of the following methodology:

For 2020, to identify the median employee of our workforce, we used the following methodology and material assumptions and estimates:

As of October 1, 2020, the date we selected to identify the median employee, our employee population consisted of approximately 4,700 individuals. We selected base salary/wages and overtime pay, plus actual annual cash incentive compensation (annual bonus) paid through October 1, 2020 as the compensation measure. We annualized the compensation of employees to cover the full calendar year, and also annualized pay for new hires in 2020.

Using the median employee, we then calculated that employee’s compensation for 2022 under Item 402(c)(2)(x) of Regulation S-K, resulting in the Annual Total Compensation shown above.

Pay Versus Performance

Overview

The following tables set forth information concerning the compensation of our CEOs (referred to as PEOs) and average compensation of our other NEOs for each of the fiscal years ended December 31, 2020, 2021 and 2022, and certain measures of our financial performance for each such fiscal year under the SEC’s new “Pay Versus Performance” disclosure requirements. We include compensation information for three PEOs due to a CEO transition in 2022 (for additional details, see “2022 CEO Transition,” page 29).

Year	Summary Compensation Table Total for PEO	Compensation Actually Paid to PEO	Average Summary Compensation Table Total for Non-PEO NEOs	Average Compensation Actually Paid to Non-PEO NEOs	Value of Initial Fixed $100 Investment Based On:
					Total Shareholder Return	Peer Group Total Shareholder Return	Net Income in 000s	Diluted EPS (As Certified by CMDC)
2022[1]	$8,529,992[1]	$(893,908)[1]	$1,189,891	$807,951	$68.93	$120.10	$13,479	$2.14
2021[1]	10,496,468[1]	5,800,005[1]	1,680,342	1,385,659	77.29	139.96	99,873	1.98
2020[1]	8,154,857[1]	(1,042,574)[1]	1,404,319	151,316	83.20	115.42	63,375	1.70
2022[2]	$12,861,436[2]	$22,756,266[2]	$1,189,891	$807,951	$68.93	$120.10	$13,479	$2.14
2021[2]	N/A2	N/A2	1,680,342	1,385,659	77.29	139.96	99,873	1.98
2020[2]	N/A2	N/A2	1,404,319	151,316	83.20	115.42	63,375	1.70
2022[3]	$1,586,410[3]	$1,365,508[3]	$1,189,891	$807,951	$68.93	$120.10	$13,479	$2.14
2021[3]	N/A3	N/A3	1,680,342	1,385,659	77.29	139.96	99,873	1.98
2020[3]	N/A3	N/A3	1,404,319	151,316	83.20	115.42	63,375	1.70
1.	Represents information for Patrick J. Dempsey
2.	Represents information for Thomas J. Hook
3.	Represents information for Julie K. Streich

Reconciliation to Summary Compensation Table

The SEC disclosure rules require us to compare compensation actually paid (“CAP”) to company performance. Each year’s CAP calculations start with the total compensation values reported in our Summary Compensation Table (see page 50), with equity and pension values adjusted as set forth in the tables below in accordance with the rule. The dollar amounts do not necessarily reflect the actual amount of compensation earned by or paid to our PEOs and our other NEOs. For detailed information regarding our compensation philosophy and implementation for fiscal year 2022, see “Compensation Discussion and Analysis,” page 27.

Detail of CAP to our former CEO Mr. Dempsey is as follows:

Year	Summary Compensation Table Total	Exclusion of Current Year Stock Awards and Option Awards at Grant Date Fair Value	Inclusion of Changes in Equity Fair Values	Exclusion of Change in Pension Value and Nonqualified Deferred Compensation Earnings	Inclusion of Pension Service Cost Attributable to Current Year Service	Compensation Actually Paid under SEC Disclosure Requirements
2022	$8,529,992	$(5,664,660)	$(2,421,752)	$(1,882,111)	$544,623	$(893,908)
2021	10,496,468	(5,563,049)	2,184,831	(1,981,776)	663,532	5,800,005
2020	8,154,857	(5,003,725)	(2,617,028)	(2,146,937)	570,259	(1,042,574)

The equity values included in the “Inclusion of Changes in Equity Fair Values” column above is comprised of the following:

Year	Year-End Fair Value of Equity Awards Granted During the Year Unvested at Year End	Change in Fair Value of Awards Granted in Prior Year from Prior Year End to Current Year End of Unvested Awards	Vesting-Date Fair Value of Equity Awards Granted in Current Year Vested During the Year	Change in Fair Value from End of Prior Year to Vesting Date of Unvested Equity Awards that Vested in Current Year	Fair Value at Prior Year-End of Equity Awards Forfeited in Current Year	Value of Dividends or Other Earnings on Equity Awards Not Otherwise Included	Inclusion of Changes in Equity Fair Values (Total)
2022	$930,618	$(999,930)	$451,014	$(1,114,686)	$(1,710,959)	$22,191	$(2,421,752)
2021	4,611,830	(2,014,590)	0	(452,047)	0	39,637	2,184,831
2020	2,898,334	(3,108,613)	0	(2,562,680)	0	155,930	(2,617,028)

Detail of CAP to our current CEO Mr. Hook is as follows:

Year	Summary Compensation Table Total	Exclusion of Current Year Stock Awards and Option Awards at Grant Date Fair Value	Inclusion of Changes in Equity Fair Values	Exclusion of Change in Pension Value and Nonqualified Deferred Compensation Earnings	Inclusion of Pension Service Cost Attributable to Current Year Service	Compensation Actually Paid under SEC Disclosure Requirements
2022	$12,861,436	$(10,105,009)	$19,999,839	$0	$0	$22,756,266
2021	N/A	N/A	N/A	N/A	N/A	N/A
2020	N/A	N/A	N/A	N/A	N/A	N/A

The equity values included in the “Inclusion of Changes in Equity Fair Values” column above is comprised of the following:

Year	Year-End Fair Value of Equity Awards Granted During the Year Unvested at Year End	Change in Fair Value of Awards Granted in Prior Year from Prior Year End to Current Year End of Unvested Awards	Vesting-Date Fair Value of Equity Awards Granted in Current Year Vested During the Year	Change in Fair Value from End of Prior Year to Vesting Date of Unvested Equity Awards that Vested in Current Year	Fair Value at Prior Year-End of Equity Awards Forfeited in Current Year	Value of Dividends or Other Earnings on Equity Awards Not Otherwise Included	Inclusion of Changes in Equity Fair Values (Total)
2022	$19,999,561	$0	$0	$0	$0	$277	$19,999,839
2021	N/A	N/A	N/A	N/A	N/A	N/A	N/A
2020	N/A	N/A	N/A	N/A	N/A	N/A	N/A

Detail of CAP to our Interim CEO Ms. Streich is as follows:

Year	Summary Compensation Table Total	Exclusion of Current Year Stock Awards and Option Awards at Grant Date Fair Value	Inclusion of Changes in Equity Fair Values	Exclusion of Change in Pension Value and Nonqualified Deferred Compensation Earnings	Inclusion of Pension Service Cost Attributable to Current Year Service	Compensation Actually Paid under SEC Disclosure Requirements
2022	$1,586,410	$(887,103)	$666,201	$0	$0	$1,365,508
2021	N/A	N/A	N/A	N/A	N/A	N/A
2020	N/A	N/A	N/A	N/A	N/A	N/A

The equity values included in the “Inclusion of Changes in Equity Fair Values” column above is comprised of the following:

Year	Year-End Fair Value of Equity Awards Granted During the Year Unvested at Year End	Change in Fair Value of Awards Granted in Prior Year from Prior Year End to Current Year End of Unvested Awards	Vesting-Date Fair Value of Equity Awards Granted in Current Year Vested During the Year	Change in Fair Value from End of Prior Year to Vesting Date of Unvested Equity Awards that Vested in Current Year	Fair Value at Prior Year-End of Equity Awards Forfeited in Current Year	Value of Dividends or Other Earnings on Equity Awards Not Otherwise Included	Inclusion of Changes in Equity Fair Values (Total)
2022	$794,077	$(106,642)	$0	$(26,644)	$0	$5,410	$666,201
2021	N/A	N/A	N/A	N/A	N/A	N/A	N/A
2020	N/A	N/A	N/A	N/A	N/A	N/A	N/A

Detail of Average CAP to our other NEOs:

Year	Summary Compensation Table Total	Exclusion of Current Year Stock Awards and Option Awards at Grant Date Fair Value	Inclusion of Changes in Equity Fair Values	Change in Pension Value and Nonqualified Deferred Compensation Earnings	Inclusion of Pension Service Cost Attributable to Current Year Service	Compensation Actually Paid under SEC Disclosure Requirements
2022	$1,189,891	$(583,943)	$183,327	$0	$18,677	$807,951
2021	1,680,342	(704,941)	405,847	0	4,411	1,385,659
2020	1,404,319	(848,097)	(372,107)	(48,015)	15,215	151,316

The equity values included in the “Inclusion of Changes in Equity Fair Values” column above is comprised of the following:

Year	Year-End Fair Value of Equity Awards Granted During the Year Unvested at Year End	Change in Fair Value of Awards Granted in Prior Year from Prior Year End to Current Year End of Unvested Awards	Vesting-Date Fair Value of Equity Awards Granted in Current Year Vested During the Year	Change in Fair Value from End of Prior Year to Vesting Date of Unvested Equity Awards that Vested in Current Year	Fair Value at Prior Year-End of Equity Awards Forfeited in Current Year	Value of Dividends or Other Earnings on Equity Awards Not Otherwise Included	Inclusion of Changes in Equity Fair Values (Total)
2022	$438,513	$(87,004)	$0	$(90,224)	$(82,210)	$4,253	$183,327
2021	590,682	(176,115)	0	(12,955)	0	4,234	405,847
2020	239,046	(283,604)	0	(258,798)	(79,422)	10,670	(372,107)

Valuations and other assumptions reflected in the adjustments shown in the preceding tables are as follows:

•	Non-PEO NEO’s are as follows: 2022: Stephen Moule, Ian Reason, Patrick Hurley, and Dawn Edwards; 2021: Julie Streich, Stephen Moule, Michael Beck, Patrick Hurley, and Marian Acker; 2020: Christopher Stephens, Stephen Moule, Michael Beck, and Patrick Hurley.
•	Diluted EPS, as certified is our Company-Selected Measure, which is based on reported Diluted EPS, excluding the impact of certain items pursuant to the terms of the annual cash incentive program as referenced on page 39). The SEC rules require us to include in the table a company-selected performance measure, which we chose Diluted EPS, as certified. We chose Diluted EPS because in our assessment it is the most important financial performance measure used to link PEO and NEO CAP to company performance for the most recently completed fiscal year.

•	The value of restricted stock units (“RSUs”) granted in the covered fiscal year that are outstanding and unvested at the end of the year are based on the stock price at the end of the year. The value of RSUs granted in prior years that are outstanding and unvested at the end of the year are based on the change in fair value as of the end of the covered year (from the end of the prior year) based on the stock price at the end of each year. The value of RSUs that vested in the covered year are based on the change in fair value as of the vesting date (from the end of the prior year) based on the stock price at the vesting date and at the end of the prior year respectively. Dividends paid on RSUs are included when paid.
•	The value of performance stock options granted in the covered fiscal year that are outstanding and unvested at the end of the year are based on the fair value at the end of the year determined based on a Monte Carlo valuation model.
•	The value of service-based stock options granted in the covered fiscal year that are outstanding and unvested at the end of the year are based on the fair value at the end of the year determined based on a binomial lattice pricing model. The value of options granted in prior years that are outstanding and unvested at the end of the year are based on the change in fair value as of the end of the covered year (from the end of the prior year) based on the fair values at the end of each year determined based on a binomial lattice pricing model. The value of options that vested in the covered year are based on the change in fair value as of the vesting date (from the end of the prior year) based on the fair value at the vesting date and at the end of the prior year respectively each determined based on a binomial lattice pricing model.
•	The value of performance share awards (“PSA’s”) granted in the covered fiscal year that are outstanding and unvested at the end of the year are based on the fair value at the end of the year. Fair value of the performance-based portion of the awards was determined based on the stock price at the end of the year adjusted for the probability assessment of achieving targets. Fair value of the market-based portion of the awards was determined based on a Monte Carlo valuation method as of at year end. The value of PSA’s granted in prior years that are outstanding and unvested at the end of the year are based on the change in fair value as of the end of the covered year (from the end of the prior year) based on the fair values at the end of each year, for which the performance based portion of the awards was determined based the stock price at the end of the year adjusted for the probability assessment of achieving targets and the market based portion of the awards was determined based on a Monte Carlo valuation method. At the end of the performance period, the performance-based portion of the awards is based on the stock price at the end of the year, plus dividends over the performance period adjusted for the probability assessment of achieving targets. The value of PSA’s that vested in the covered year are based on the change in fair value as of the vesting date (from the end of the prior year) based on the fair value at the vesting date and at the end of the prior year. The value at the vesting date is based on the number of units earned and the stock price on the vesting date. Dividends for the related three-year performance period are included when the payout is made in the year immediately following the three-year performance period.
•	The value of forfeitures reflects the fair value at the prior year end of equity awards forfeited in the current year.
•	Also shown is our total stockholder return (“TSR”) performance compared to our peer group for each covered year. We selected the S&P Composite 1500 Industrial Machinery (Sub-Industry) Index as our peer group because its market-cap weighted constituents are most-representative of our lines of business, and added this as a peer group for the Performance Graph in our 2022 10-K. Further shown is our GAAP net income performance and our Diluted EPS performance (as certified by the CMDC) for each covered fiscal year. As required by the regulations, we include our net income performance in the table.

CAP vs. Performance

The following narrative (i) describes the relationship between compensation actually paid to our PEOs and the average of compensation actually paid to our other NEOs and the performance measures disclosed in the PVP table (i.e., our TSR, GAAP-Net Income and Diluted EPS) and (ii) compares our TSR and our peer group TSR. We used Mr. Dempsey in the description as our PEO because he is the only one of the three PEOs who served in the role for all or part of each of the three years covered by the disclosure, while the other two PEOs only served in the role for a portion of 2022. We note that the following describes the relationship between CAP and performance over the period covered by the disclosure, as required by the SEC disclosure requirements; however, the compensation determinations involve detailed evaluations and deliberations, as described, for 2022 for example, in “Compensation Discussion and Analysis,” at page 27.

•	Our TSR was negative in each of the three years covered by the disclosure and was not directly correlated with CAP reported for Mr. Dempsey or average CAP reported for other NEOs. In both cases, CAP increased from 2020 to 2021 and declined from 2021 to 2022.
•	There was a correlation between our GAAP Net Income and CAP reported for Mr. Dempsey and average CAP reported for other NEOs over the three-year period. Here, GAAP Net Income and CAP reported for Mr. Dempsey and on average for the other NEOs both increased from 2020 to 2021 and declined from 2021 to 2022.
•	The relationship between our Diluted EPS and CAP reported for Mr. Dempsey and average CAP reported for other NEOs over the three-year period was like TSR, with no direct correlation. Diluted EPS increased progressively from 2020 in 2021 and 2022, while CAP reported for Mr. Dempsey and on average for the other NEOs increased from 2020 to 2021 and decreased from 2021 to 2022.

Mr. Hook’s CAP, corresponding to his partial year service as PEO from July 2022 (when he was appointed PEO) through the end of the year, reflects appreciation of the Company’s common stock during this partial-year period and the structure of his hiring package, consisting of “make-whole” equity grants in the form of performance vested stock options, which are forfeitable and subject to long-term performance criteria based upon the Company’s stock price growth (for additional details, see “Incoming CEO Compensation (Mr. Hook),”page 30).

The change in actual compensation paid includes the change in the annual incentive as shown in the “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table which aligns with changes in Net income and Diluted EPS.

Other Financial Measures

The following table lists the most important financial performance measures used by the Company to link compensation actually paid to our NEOs to Company performance:

Most Important Performance Measures for 2022	Description
Diluted EPS, as certified	Reported Diluted EPS, excluding the impact of certain items pursuant to the terms of the annual cash incentive program.
Revenue Growth	Revenue reflects Net Sales, as reported
Operating Margin	Operating Margin reflects Operating Income as a percentage of Net Sales
Days Working Capital	DWC reflects average accounts receivable plus inventory less accounts payable measured in days relative to Net Sales and Cost of Sales
EBITDA Growth	EBITDA reflects Net Income before Interest expense, Income Taxes and Depreciation and Amortization
ROIC	Return on Invested Capital reflects the ratio of Net Income and total average invested capital

2023 BARNES GROUP INC. STOCK AND INCENTIVE AWARD PLAN

Proposal 4 – To Approve the 2023 Barnes Group Inc. Stock and Incentive Award Plan

The Company is seeking approval of its 2023 Barnes Group Inc. Stock and Incentive Award Plan (the “Plan” or the “2023 Plan”), as adopted by unanimous approval of our Board on March 8, 2023, subject to stockholder approval. Stockholder approval is being sought (i) in order to meet the NYSE listing requirements, and (ii) in order for incentive stock options to meet the requirements of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (the “Code” or the “Internal Revenue Code”) (see discussion of “Federal Income Tax Consequences of the 2023 Plan” below).

Introduction

Long-term incentive compensation plays an integral part in the Company’s pay for performance strategy. The 2023 Plan serves two primary purposes. First, it provides competitive incentives that enable the Company to attract, motivate and reward persons who render services that benefit the Company or its subsidiaries. Second, as with the Prior Plan, the 2023 Plan aligns the long-term economic interests of such persons directly with the interests of our stockholders. The Plan is integral to the Company’s compensation strategies and programs, as the Board believes that the Plan will enhance the Company’s ability to attract and retain individuals of exceptional talent whose skills will enable the Company to achieve sustainable, profitable growth.

If approved by our stockholders, the 2023 Plan would replace the current existing 2014 Barnes Group Inc. Stock and Incentive Award Plan (the “Prior Plan”) with respect to grants made after the approval of the 2023 Plan. The total number of shares remaining available for issuance under the Prior Plan as of December 31, 2022, is 2,223,889 shares. The Board has determined that the number of shares of Common Stock currently available for issuance or transfer under the Prior Plan is not sufficient in view of our compensation structure and strategy. Our Board believes it is advisable to adopt a new comprehensive incentive compensation plan which will serve as the successor incentive compensation plan to the Prior Plan and provide the Company with an omnibus plan to design and structure grants of stock options, stock units, stock awards, stock appreciation rights and other stock-based awards for selected individuals in our employ or service. Our Board believes that the availability of 4,223,889 shares, which equals 2,000,000 new shares plus 2,223,889, the number of shares available for issuance under the Prior Plan as of December 31, 2022, will ensure that we continue to have a sufficient number of shares available to achieve our compensation strategy. The 4,223,889 shares will be reduced (i) for each share of Common Stock subject to a stock option or stock appreciation right granted after December 31, 2022 under the Prior Plan, on the basis of a fixed ratio of 1:1, and (ii) for each share of Common Stock subject to a stock-based award (other than an option or stock appreciation right) granted after December 31, 2022 under the Prior Plan, on the basis of a fixed ratio of 1.9:1.

When analyzing the number of new shares that should be available under the 2023 Plan, the Board considered several factors including the number of shares available under the Prior Plan, the full dilution level for the Company’s investors based on the total shares available for grant under the 2023 Plan (including the Prior Plan) and the Company’s projected three-year burn rate. The Company determines its annual burn rate by taking the sum of the number of stock options granted and full value shares awarded (applying a premium to full value shares based on the Company’s annual stock price volatility) during the year, divided by the Company’s weighted average common shares outstanding during the year. The Board believes that our interests and the interests of our stockholders will be advanced if we can continue to offer our employees, notably at the senior management level, the opportunity to acquire or increase their proprietary interests in us.

If the 2023 Plan is approved by our stockholders, the Prior Plan will be merged with and into the 2023 Plan, no further grants will be made under the Prior Plan, and shares with respect to all awards outstanding under the Prior Plan will be issued or transferred under the 2023 Plan. The terms of all awards outstanding under the Prior Plan will continue to apply to the awards outstanding under the Prior Plan.

The 2023 Plan is intended to serve as a modernized version of the Prior Plan. The primary changes reflected in the 2023 Plan and compared to the Prior Plan include:

•	Increased flexibility of design. The 2023 Plan increases flexibility for the design of performance-based awards following the repeal of the performance-based compensation deductibility provisions of Section 162(m) of the Code, including the repeal of maximum individual award limitations for participants previously required for ensuring compliance with Section 162(m)’s performance-based compensation deductibility provisions.
•	No liberal share recycling. We may not add back to the 2023 Plan share reserve any shares that are delivered or withheld to pay the exercise price of an option award or to satisfy a tax withholding obligation in connection with any awards, shares that we repurchase using option exercise proceeds and shares subject to a SAR award that are not issued in connection with the stock settlement of that award upon its exercise.
•	Limited Change in Control Acceleration. The 2023 Plan prohibits “single trigger” acceleration of awards to employees in connection with a change in control unless outstanding awards are not assumed or substituted on a comparable basis. If awards are assumed or substituted, the 2023 Plan permits accelerated vesting if the employee’s employment is terminated by the Company without cause 90 days prior to the change in control or within 18 months following the change in control.

For purposes of determining the number of shares that will be available for issuance under the 2023 Plan, if approved by our stockholders, the 4,223,889 shares will be reduced as set forth above as follows (i) for each share of Common Stock subject to a stock option or stock appreciation right granted after December 31, 2022 under the Prior Plan, on the basis of a fixed ratio of 1:1, and (ii) for each share of Common Stock subject to a stock-based award (other than an option or stock appreciation right) granted after December 31, 2022 under the Prior Plan, on the basis of a fixed ratio of 1.9:1.

As of December 31, 2022 under the Prior Plan, the following awards were outstanding or available for issuance:

•	Stock options were outstanding with respect to 1,852,603 shares of Common Stock with a weighted average exercise price of $37.79 per share and a weighted average remaining term of 7.81 years;
•	Full value awards, including restricted stock awards and performance awards based on our estimated payout, were outstanding with respect to 458,235 shares of Common Stock; and
•	2,223,889 shares remained available for issuance with respect to future awards.

If approved by our stockholders, the 2023 Plan will become effective on May 5, 2023.

The material terms of the 2023 Plan are summarized below. A copy of the full text of the 2023 Plan is attached to this Proxy Statement as Annex A. This summary of the 2023 Plan is not intended to be a complete description of the 2023 Plan and is qualified in its entirety by the actual text of the 2023 Plan to which reference is made.

General Description of the 2023 Plan

The 2023 Plan permits the issuance of incentive awards, stock option grants and stock appreciation rights (“SARs”). The foregoing are collectively referred to as “Awards.” Awards may include, but are not limited to, dividend equivalents, performance share awards, performance unit awards, restricted stock awards, restricted stock unit awards, or other stock-based awards (each as described below). Any Award may be linked to another Award, and linked Awards may be granted as either alternatives or supplements to each other.

Eligibility. Those eligible for Awards under the 2023 Plan are referred to below as “Participants.” Participants include any person who renders or has rendered services that benefit or will benefit the Company or one of its subsidiaries (each, a “Service Provider”). A Service Provider may be an employee (including officers), director, independent contractor, agent, advisor, consultant, representative or otherwise, provided that the consultants and advisors must perform bona fide services for the Company or one of its subsidiaries.

Shares Available for Issuance. The 2023 Plan authorizes the granting of Awards to 4,223,889 shares of Company Common Stock, reduced (i) for each share of Common Stock subject to a stock option or stock appreciation right granted after December 31, 2022 under the Prior Plan, on the basis of a fixed ratio of 1:1, and (ii) for each share of Common Stock subject to a stock-based award (other than an option or stock appreciation right) granted after December 31, 2022 under the Prior Plan, on the basis of a fixed ratio of 1.9:1, in all instances, subject to adjustment as described below. The number of shares of Common Stock reserved for Awards under the Plan will be reduced by a fixed ratio of 1:1 shares of Common Stock subject to an Option (defined below) or SAR granted and shall be reduced by a fixed ratio of 1.9:1 shares of Common Stock for each share of Common Stock subject to a Performance Share Award, Performance Unit Award, Restricted Stock Award, Restricted Stock Unit Award, Dividend Equivalent or Other Stock-Based awards granted under the Plan.

Substitution and Assumption of Awards. If, in connection with an acquisition by the Company or a merger of another company with the Company, the Company assumes the other company’s outstanding stock incentive awards or substitutes new awards for the other company’s outstanding stock incentive awards, any shares the Company issues pursuant to such assumed or substituted awards will not count against the shares available for issuance under the Plan.

Reusage. If and to the extent Awards granted under the 2023 Plan (or, after December 31, 2022, awards granted under the Prior Plan) terminate, expire, are cancelled, or are forfeited, the shares reserved for such Awards will become available again for purposes of the 2023 Plan.

Any shares that again become available for Awards under the 2023 Plan pursuant to the foregoing shall be added to the shares authorized for grant under the 2023 Plan: (i) at a fixed ratio of 1:1 for each share of Common Stock subject to an Appreciation-Only Award (or options or stock appreciation rights granted under the Prior Plan) and (ii) at a fixed ratio of 1.9:1 shares of Common Stock for each share of Common Stock subject to a Performance Share Award, Performance Unit Award, Restricted Stock Award, Restricted Stock Unit Award, Dividend Equivalent or Other Stock-Based awards granted under the 2023 Plan (or at a fixed ratio of 2.84:1 for similar stock-based awards granted under the Prior Plan on or before December 31, 2022).

Notwithstanding the foregoing, the following shares of Common Stock shall not be added to the shares authorized for grant under the Plan: (i) shares tendered by the Service Provider or withheld by the Company in payment of the purchase price of an Option or, after December 31, 2022, an option under the Prior Plan, (ii) shares tendered by the Service Provider or withheld by the Company to satisfy any tax withholding obligation with respect to Options or SARs or, after December 31, 2022, options or stock appreciation rights under the Prior Plan, (iii) shares subject to a SARs or, after December 31, 2022, a stock appreciation right under the Prior Plan that are not issued in connection with its stock settlement on exercise thereof, and (iv) shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Options or, after December 31, 2022, options under the Prior Plan.

Administration. The 2023 Plan is administered by the Compensation Committee. The Committee satisfies the requirements that the Plan be administered by a committee that is comprised of at least two members, each of whom must be (i) an “independent director,” as defined in applicable rules or listing standards of the NYSE; and (ii) a “non-employee director,” as defined in Rule 16b-3 under the Securities Exchange Act of 1934. The Committee may, under certain circumstances, delegate any or all of its authority and responsibility to (a) another committee of the Board to which the Board delegates such authority or responsibility, (b) the Chief Executive Officer of the Company, or (c) the chairperson of the committee to whom the Board delegates such authority or responsibility. This Committee may also delegate authority to the General Counsel of the Company or his or her designee as it relates to specific legal requirements and interpretations under the 2023 Plan. The Committee has exclusive power to:

•	select eligible persons to participate in the 2023 Plan;
•	determine the time when Awards will be made to eligible persons;
•	determine the nature and extent of Awards to be made to each Participant;
•	determine the duration of restriction periods and performance periods;
•	determine the terms and conditions to which payment of Awards may be subject, including the exercise price, in the case of an Option or SAR, and whether or not Awards are to be linked to each other and if so, whether they are alternative to or supplement to one another; and
•	establish performance goals for each performance period.

In addition, the Committee will have the authority to establish, revise and revoke all rules and regulations relating to the 2023 Plan, to interpret and construe the Plan and to make determinations with respect to the Plan that it considers to be necessary or advisable for the administration of the 2023 Plan.

Awards

Options. The 2023 Plan authorizes the grant of Options to purchase Common Stock which may be either incentive stock options (“ISOs”) or non-qualified stock options (“NSOs”). ISOs and NSOs are collectively referred to as “Options.” ISOs must comply with Section 422 of the Code and may only be granted to employees of the Company or one of its subsidiaries.

Each ISO granted pursuant to the 2023 Plan must have an exercise price that is not less than the fair market value of the Common Stock underlying such ISO at the time of the grant (or not less than 110% of the fair market value in the case of ISOs that are granted to Participants, if any, who are holders of more than 10% of the Company’s Common Stock). Each NSO granted pursuant to the 2023 Plan must have an exercise price that is not less than 100% of the fair market value of a share of Common Stock at the time of the grant.

At the time Options are granted, the Committee shall determine when Options are exercisable and when they expire. However, the term of an Option cannot exceed 10 years from the date of grant (or five years from the date of the grant in the case of ISOs that are granted to Participants, if any, who are holders of more than 10% of the Common Stock).

Generally, for purposes of the 2023 Plan, fair market value means (unless the Committee determines otherwise with respect to a particular Award or the principal trading market for the Common Stock ceases to be a national securities exchange) the last reported sale price of Common Stock during regular trading hours on the date of the Award or, if there were no trades on that date, the last reported sale price of Common Stock during regular trading hours on the latest preceding date upon which a sale was reported.

The consideration to be received by the Company for the grant of Options under the 2023 Plan may consist of future services, past services, or money or other property, tangible or intangible, as the Committee may determine. Payment for shares purchased upon exercise of an Option must be made in full at the time of exercise. Payment may be made in cash or, if provided for in the Option grant, and subject to applicable law, by any of the following methods or a combination thereof:

•	the transfer to the Company of shares owned by the Participant or purchased on the open market, having a fair market value on the date of transfer equal to the exercise price;
•	the delivery to the Company of a properly executed exercise notice together with a copy of irrevocable instructions to a broker to sell immediately some or all of the shares acquired by the exercise of the Option and to deliver promptly to the Company an amount of the sale proceeds (or, in lieu of or pending a sale, loan proceeds) sufficient to pay the purchase price; or
•	the election to have the Company retain some of the shares that would otherwise be issued pursuant to the Option exercise, having a fair market value on the date of exercise equal to the exercise price.

In addition, the Committee may authorize any other manner of payment, so long as such method complies with all applicable laws and the NYSE listing standards. However, the Committee may not reduce the exercise price of any outstanding Option, except as discussed under “Adjustments,” below.

SARs. The Committee may grant SARs to Participants, and determine the number of SARs, the term of the SARs, the time or times at which the SARs may be exercised, and all other terms and conditions of the SARs. Each SAR entitles the Participant to receive, upon exercise of the SAR, without payment to the Company by the Participant, an amount, payable in shares, cash or a combination of shares and cash, that is equal to the excess of:

the per share fair market value of the Common Stock on the date of exercise; over the exercise price of the SAR.

SARs may be linked to Options under the 2023 Plan. Such SARs may be either a supplement or an alternative to the linked Options. SARs may also be issued as stand-alone Awards. For stand-alone SARs and SARs linked as a supplement to an Option, the exercise price shall be the fair market value of the Common Stock on the date of grant of the SARs. For SARs linked as an alternative to the related Option, the exercise price shall be the same as the exercise price of the related Option. The consideration to be received by the Company for the grant of SARs under the 2023 Plan may consist of future services, past services, or money or other property, tangible or intangible, as the Committee may determine.

Incentive Awards. The 2023 Plan authorizes the grant of Incentive Awards in lieu of, or as a supplement to, any other compensation that may have been earned by a Service Provider. In general, the Committee determines all of the terms and conditions of Incentive Awards including whether they will be contingent upon completion of a period of service after the grant of the Awards or on achievement of a performance goal, and whether any transfer restrictions will apply to shares of Common Stock issued pursuant to Incentive Awards. The amount of an Incentive Award may be based upon a specified number of shares of Common Stock or the fair market value of a specified number of shares or a dollar amount authorized by the Committee. Any Incentive Award may be paid in cash or shares of Common Stock, or a combination of cash and shares. Forms of Incentive Awards include, but are not limited to, Dividend Equivalents, Performance Share Awards, Performance Unit Awards, Restricted Stock Awards, Restricted Stock Unit Awards, and Other Stock-Based Awards.

Dividend Equivalents. Dividend Equivalents are the right to receive an amount of money equal to the dividends paid from time to time on a specified number of shares of Common Stock. Dividend Equivalents may be paid in the form of money or shares of Common Stock based on their fair market value on the payment date, or any combination of cash and shares. To the extent Dividend Equivalents are paid on a Performance Share Award or Performance Unit Award, the Dividend Equivalent will not be paid until the applicable performance goals are achieved.

Performance Share and Performance Unit Awards. A Participant who is granted a Performance Share Award has the right to receive shares or cash or a combination of shares and cash equal to the fair market value of such shares at a future date in accordance with the terms of such grant and upon the attainment of performance goals specified by the Committee. The award of Performance Shares to a Participant does not create any rights in such Participant as a stockholder of the Company until the issuance of the shares with respect to an Award. A Participant who is granted a Performance Unit Award has the right to receive a specified dollar amount upon the attainment of performance goals specified by the Committee. The Committee may substitute actual shares of Common Stock for the cash payment otherwise required to be made pursuant to a Performance Unit Award.

Restricted Stock and Restricted Stock Unit Awards. Restricted Stock consists of shares which are transferred to or sold by the Company to a Participant, but are subject to risk of forfeiture provisions and/or restrictions on their sale or other transfer by the Participant that will cease to apply if conditions specified by the Committee are satisfied. Restricted Stock Units are the right to receive shares of Common Stock at a future date in accordance with the terms of such grant upon the attainment of certain conditions specified by the Committee. The Committee determines the eligible Participants to whom, and the time or times at which, Awards of Restricted Stock or Restricted Stock Units will be made, the number of shares or units to be granted, the price to be paid, if any, the time or times within which the shares covered by such Awards will be subject to forfeiture, the time or times at which the restrictions will terminate, and all other terms and conditions of the Awards. Restrictions or conditions could include, but are not limited to, the attainment of performance goals, continuous service with the Company, or the passage of time.

Other Stock-Based Awards. The Committee may grant Other Stock-Based Awards, which are Awards other than Options, SARs, Restricted Stock Awards, Restricted Stock Unit Awards and Performance Share Awards based on or measured by Company Common Stock. The Committee may grant Other Stock-Based Awards to any Service Provider on such terms and conditions as the Committee deems appropriate. Other Stock-Based Awards may be granted subject to the achievement of performance goals or other conditions and may be payable in the form of money or shares of Common Stock, or a combination of the two, as determined by the Committee in the Award agreement.

Performance Goals. Restricted Stock Awards, Restricted Stock Unit Awards, Performance Share Awards, Performance Unit Awards and other Incentive Awards that are intended to qualify as Performance-Based Compensation shall be made subject to the attainment of pre-established, objective performance goals. A performance goal is considered pre-established if it is established in writing not later than 90 days after the commencement of the period of service to which the performance goal relates, provided that the outcome is substantially uncertain at the time the Committee actually established the goal. The Committee shall certify the performance results for the performance period after the performance period ends.

Clawback Policy. All grants made under the 2023 Plan are subject to any compensation, clawback or recoupment policy required by law and/or that may be applicable to employees of the Company, as such policy may be in effect from time to time, whether or not approved before or after the effective date of the 2023 Plan.

No Repricing. Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), without stockholder approval, the terms of outstanding Awards may not be amended to reduce the exercise price of outstanding Options or SARs or cancel outstanding Options or SARs in exchange for cash, other awards of Options or SARs with an exercise price that is less than the exercise price of the original Options or SARs or involved in any other transaction that would be considered a direct or indirect form of repricing under applicable accounting rules and/or the applicable exchange listing requirements.

Amendment and Termination. The 2023 Plan shall become effective on May 5, 2023, subject to stockholder approval on such date. The 2023 Plan would be effective for 10 years, but may be terminated earlier by the Board. In addition, the Board may at any time amend, suspend or reinstate the 2023 Plan, so long as any such amendment does not materially adversely affect the rights of the holder of an Award without the holder’s consent and so long as such action complies with any applicable stockholder approval requirements of Delaware or federal law, the NYSE or the Code. Any amendment that increases the aggregate number of shares issuable under the 2023 Plan or permits the exercise price of outstanding Options or SARs to be reduced (except as set forth under “Adjustments”) must receive stockholder approval.

Effect on the Prior Plan. If the 2023 Plan is approved by stockholders, then the Prior Plan will be merged with and into the Plan, no further Awards will be made under the Prior Plan, and shares with respect to all grants outstanding under the Prior Plan will be issued or transferred under the 2023 Plan.

In the event that the 2023 Plan is not approved by our stockholders, the Company will continue to grant awards under the Prior Plan until the remaining available shares are exhausted. As noted above, the total number of shares remaining available for issuance under the Prior Plan as of December 31, 2022, is 2,223,889 shares and the available shares will be reduced as follows (i) for each share of Common Stock subject to a stock option or stock appreciation right granted under the Prior Plan, on the basis of a fixed ratio of 1:1, and (ii) for each share of Common Stock subject to a stock-based award (other than an option or stock appreciation right) granted under the Prior Plan, on the basis of a fixed ratio of 2.84:1. The Board has determined that the number of shares of Common Stock currently available for issuance under the Prior Plan is not sufficient in view of our compensation structure and strategy.

Change In Control. In the event of a change in control, outstanding Awards that are not assumed by, or replaced with comparable options or rights by, the surviving corporation, shall become fully accelerated and fully vested immediately prior to the effective date of the Change of Control; provided that the payout for any Performance Share Awards or Performance Unit Awards shall be based on the greater of the actual performance as of the Change of Control or the target performance of such Awards. If, in connection with a Change of Control, outstanding Awards are assumed by, or replaced with comparable options or rights by, the surviving corporation, then the vesting of the Award or any assumed, or substituted Award held by a Service Provider shall be accelerated and fully vested only if a Service Provider is terminated without Cause by the Company or the surviving corporation, as the case may be, within the 90 day period prior to the consummation of the Change of Control transaction or within 18 months following consummation of the Change of Control transaction; provided that the payout for any Performance Share Awards or Performance Unit Awards (or their substitutes) shall be based on the greater of the actual performance as of the Change of Control or the target performance of such Awards (or their substitutes).

Change in control events generally include the ownership by one person or entity of 25% or more of the Common Stock, continuing directors or their nominees cease to constitute a majority of the Board, certain mergers or consolidations involving the Company or a subsidiary as a result of which Company shares that were outstanding before the transaction cease to constitute at least 60% of the shares outstanding after the transaction, and the liquidation of or a sale of all or substantially all of the Company’s assets. Notwithstanding the foregoing, for any Awards subject to the requirements of Code Section 409A that will be paid on a change in control, the transaction constituting a change in control must also constitute a “change in control event” for purposes of Code Section 409A.

Adjustments. If there is any change in the Common Stock by reason of any stock split, stock dividend, spin-off, split-up, spin-out, recapitalization, merger, consolidation, reorganization, combination or exchange of shares, the total number of shares available for Awards, the maximum numbers of shares which may be subject to an Award in any calendar year and the number of shares subject to outstanding Awards, and the price of each of the foregoing, as applicable, will be equitably adjusted. Any fractional shares resulting from such adjustment will be eliminated. In the event of any merger, consolidation or reorganization of the Company with or into another corporation which results in the Company’s outstanding Common Stock being converted into or exchanged for different securities, cash or other property, there shall be substituted on an equitable basis as determined by the Committee, for each share of Common Stock subject to an Award, the number and kind of shares of stock, other securities, cash or other property to which holders of Common Stock of the Company are entitled pursuant to the transaction. In addition, in the event of a change of control, the provisions applicable to a change in control will apply. Any adjustments to outstanding ISOs will be consistent with Sections 409A, 422, and 424 of the Code, to the extent applicable.

Plan Benefits to be Received. Awards under the 2023 Plan are discretionary, so it is currently not possible to predict the number of shares of Common Stock that will be granted or who will receive Awards under the Plan after the Annual Meeting.

Federal Income Tax Consequences of the 2023 Plan

The following is a description of the U.S. federal income tax consequences as they relate to Awards:

ISOs. A Participant does not generally recognize taxable income upon the grant or upon the exercise of an ISO. If a Participant exercises an ISO during employment or within three months after his or her employment ends other than as a result of death (12 months in the case of disability), the Participant will not recognize taxable income at the time of exercise for regular U.S. federal income tax purposes (although the exercise of an ISO may in some cases trigger liability for alternative minimum tax purposes at that time as if the ISO were a NSO). Upon the sale or disposition of the acquired ISO shares, the Participant recognizes income in an amount equal to the difference, if any, between the exercise price of the ISO shares and the fair market value of those shares on the date of sale. The income is taxed at long-term capital gains rates if the Participant has not disposed of the stock within two years after the date of the grant of the ISO and has held the shares for at least one year after the date of exercise. The Company is not entitled to a federal income tax deduction. The holding period requirements are waived when a Participant dies.

If a Participant sells or disposes of ISO shares before having held them for at least one year after the date of exercise and two years after the date of grant of the ISO, the Participant recognizes ordinary income to the extent of the lesser of: (i) the gain realized upon the sale, or (ii) the difference between the exercise price and the fair market value of the shares on the date of exercise. Any additional gain is treated as long-term or short-term capital gain depending on how long the Participant held the ISO shares prior to disposition. In the year of disposition, the Company receives a federal income tax deduction in an amount equal to the ordinary income that the Participant recognizes as a result of the disposition.

NSOs. A Participant does not recognize taxable income upon the grant of an NSO. Upon the exercise of an NSO, the Participant recognizes ordinary income to the extent the fair market value of the shares received upon exercise of the NSO on the date of exercise exceeds the exercise price paid by the Participant. The Company receives an income tax deduction in an amount equal to the ordinary income that the Participant recognizes upon the exercise of the NSO.

Restricted Stock. A Participant who receives a Restricted Stock Award does not generally recognize taxable income at the time of the Award. Instead, the Participant recognizes ordinary income in the first taxable year in which his or her interest in the shares becomes either (i) freely transferable, or (ii) no longer subject to a substantial risk of forfeiture. The amount of taxable income is equal to the fair market value of the shares less the cash, if any, paid for the shares. A Participant may elect to recognize income at the time he or she receives Restricted Stock in an amount equal to the fair market value of the Restricted Stock (less any cash paid for the shares) on the date of the Award. The Company receives a compensation expense deduction in an amount equal to the ordinary income recognized by the Participant in the taxable year in which restrictions lapse (or in the taxable year of the Award if, at that time, the Participant files a timely election to accelerate recognition of income).

Other Awards. In the case of any SAR exercise, a Restricted Stock Unit Award, a Performance Share Award or a Performance Unit Award, the Participant will generally recognize ordinary income in an amount equal to any cash received and the fair market value of any shares received on the date of payment or delivery. In that taxable year, the Company will receive a federal income tax deduction in an amount equal to the ordinary income which the Participant has recognized.

Other Tax Items

Section 162(m) of the Code. Under Section 162(m) of the Code, the Company may not deduct compensation of more than $1 million that is paid to the Company’s chief executive officer and certain other employees.

Section 280G of the Code. Under certain circumstances, the accelerated vesting or exercise of Options or the accelerated lapse of restrictions with respect to other Awards in connection with a change in control might be deemed an “excess parachute payment” for purposes of the golden parachute tax provisions of Section 280G of the Code. To the extent it is so considered, the Participant may be subject to a 20% excise tax and we may be denied a federal income tax deduction.

Section 409A of the Code. An Award may be subject to a 20% tax, in addition to ordinary income tax, at the time the Award becomes vested, plus interest, if the grant constitutes deferred compensation under Section 409A of the Code and the requirements of Section 409A of the Code are not satisfied.

The Board recommends a vote FOR this Proposal.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table sets forth information regarding securities authorized for issuance under the Company’s equity compensation plans as of December 31, 2022:

Plan Category Equity Compensation Plans Approved by Security Holders:	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column a) (c)
Barnes Group Inc. Stock and Incentive Award Plan (2014 Plan)[4]	2,310,838[1]	$37.79[2]	2,223,889[3]
Employee Stock Purchase Plan (ESPP)			232,020
Non-Employee Director Deferred Stock Plan, As Further Amended	26,400
Total	2,337,238		2,455,909
1.	Included in this amount are 275,839 shares reserved for RSU awards, 210,565 shares reserved for PSAs assuming target performance, and (28,021) shares reserved for PSAs assuming below target performance. Further, includes 1,183,406 of Performance-Vested Stock Options that were granted to Mr. Hook in July 2022.
2.	Weighted-average exercise price excludes 458,383 shares for restricted stock awards with a zero exercise price.
3.	The 2014 Plan allows for stock options and stock appreciation rights to be issued at a ratio of 1:1 and other types of incentive awards at a ratio of 2.84:1.
4.	Although the Performance-Vested Stock Options were not granted under the 2014 Plan, they will be administered in accordance with the terms and conditions of the 2014 Plan.

STOCK OWNERSHIP

Security Ownership Of Certain Beneficial Owners

The individuals and institutions set forth below are the only persons known by us to be beneficial owners of more than 5% of the outstanding shares of Common Stock as of March 1, 2023:

	Common Stock	Percent of Common Stock	Sole voting power	Shared voting power	Sole investment power	Shared investment power
BlackRock Inc.	8,123,394	16.1%	8,020,735	0	8,123,394	0
The Vanguard Group Inc.	5,491,071	10.9%	0	34,768	5,412,660	78,411
Bank of America Corporation	2,660,026	5.3%	0	2,658,932	0	2,642,469
Dimensional Fund Advisors LP	3,379,491	6.7%	3,326,565	0	3,379,491	0
Macquarie Group Limited	2,694,545	5.3%	2,677,989	0	2,677,989	0

The foregoing information is based solely on Schedules 13G/A filed by the following on the dates indicated:

•	Schedule 13G/A filed by BlackRock, Inc., 55 East 52nd Street, New York, NY 10055, with the SEC on January 26, 2023;
•	Schedule 13G/A filed by The Vanguard Group Inc., 100 Vanguard Blvd., Malvern, PA 19355, with the SEC on February 9, 2023;
•	Schedule 13G/A filed by Bank of America Corporation, Bank of America Corporate Center, 100 N Tryon Street, Charlotte, NC 28255, with the SEC on February 14, 2023;
•	Schedule 13G/A filed by Dimensional Fund Advisors LP, Building One, 6300 Bee Cave Road, Austin, TX 78746, with the SEC on February 10, 2023; and
•	Schedule 13G filed by Macquarie Group Limited, 50 Martin Place Sydney, New South Wales, Australia, with the SEC on February 14, 2023.

Security Ownership Of Directors And Executive Officers

As of March 1, 2023, each of our directors and NEOs and all directors and executive officers as a group beneficially owned the number of shares of Common Stock shown below. The number of shares reported as beneficially owned has been determined in accordance with Rule 13d-3 under the Exchange Act.

	Amount and Nature of Beneficial Ownership[1]	Percent of Common Stock
DIRECTORS:
Thomas O. Barnes	497,815	0.98%
Elijah K. Barnes	543,035	1.07%
Jakki L. Haussler	3,552	0.01%
Richard J. Hipple	15,093	0.03%
Daphne E. Jones	6,903	0.01%
Neal J. Keating	0	0.00%
Mylle H. Mangum	22,790	0.05%
Hans-Peter Männer	412,609	0.82%
Anthony V. Nicolosi	10,751	0.02%
JoAnna L. Sohovich	17,929	0.04%
Director Total	1,530,477	3.03%
OFFICERS:
Thomas J. Hook	75,390	0.15%
Julie K. Streich	12,376	0.02%
Patrick J. Dempsey[2]	797,135	1.56%
Stephen G. Moule	16,725	0.03%
Patrick T. Hurley, Ph.D.[3]	26,858	0.05%
Ian M. Reason	78	0.00%
Dawn N. Edwards	132,915	0.26%
Officer Total	1,061,477	2.07%

Directors & executive officers as a group (18)	2,650,305	5.22%

1.	The named person or group has sole voting and investment powers with respect to the shares listed in this column, except as set forth in this note.
2.	The shares listed for Mr. Dempsey are as of his last day of employment.
3.	The shares listed for Mr. Hurley are as of his last day of employment.

Mr. T. Barnes has sole voting power with respect to 484,477 shares; sole investment power with respect to 351,267 shares, and shared investment power with respect to 146,548 shares. Of the shares of Common Stock owned by Mr. T. Barnes, 100,000 shares are pledged.

The shares listed for Messrs. Dempsey, Moule, Hurley, Mmes. Streich, Edwards, and all directors and executive officers as a group include 396,608; 13,659; 22,420; 3,439; 43,101; and 507,228 shares, respectively, which they have the right to acquire within 60 days after March 1, 2023.

The shares listed for Mr. Dempsey and Ms. Edwards and all executive officers as a group include 4,409; 18,081; and 30,430 shares, respectively, over which they have shared investment power. These shares are held under the Company’s Retirement Savings Plan.

The shares listed for Mr. T. Barnes and Ms. Mangum include 12,000 shares that each of them has the right to receive under the Non-Employee Director Deferred Stock Plan described in “Deferred Compensation” on page 26.

Section 16(A) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC.

Delinquent Section 16(a) Reports

Based solely on a review of the reports filed with the SEC, or written representations from our directors and executive officers, we believe that during 2022, all filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee is comprised entirely of independent directors (JoAnna L. Sohovich, Jakki L. Haussler, Richard J. Hipple and Mylle H. Mangum). During 2022, no member of the Compensation Committee had a relationship with the Company or any of our subsidiaries, other than as directors and stockholders, and no member was an officer or employee of the Company or any of our subsidiaries, a participant in a related person transaction or an executive officer of another entity, where one of our executive officers serves on the board of directors that would constitute a related person transaction or raise concerns of a Compensation Committee interlock.

RELATED PERSON TRANSACTIONS

Policies And Procedures For Related Person Transactions

The Company has a written policy regarding related person transactions. The policy covers all related person transactions or series of similar transactions. All related person transactions are to be in the best interests of the Company and its stockholders and, unless different terms are specifically approved or ratified by the Corporate Governance Committee, must be on terms that are no less favorable to the Company than would be obtained in a similar transaction with an unaffiliated third party under the same or similar circumstances. The Corporate Governance Committee may consider the following:

•	the extent of the related person’s interest in the transaction;
•	whether the transaction would create an actual or apparent conflict of interest;
•	the availability of other sources or comparable products or services, if applicable;
•	whether the item is generally available to substantially all employees, if applicable;
•	the benefit to the Company; and
•	the aggregate value of the transaction.

Our General Counsel is responsible for reviewing all related person transactions and taking all reasonable steps to ensure that all “material” related person transactions (those required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC) are presented to the Corporate Governance Committee for pre-approval or ratification in its discretion. Each director and executive officer is responsible for promptly notifying our General Counsel of any related person transaction in which such director or executive officer may be directly or indirectly involved as soon he or she becomes aware of a possible transaction. For related person transactions that are not material, our General Counsel is to determine whether the transaction is in compliance with the policy. If a non-material related person transaction involves the General Counsel, the Chief Financial Officer assumes the responsibilities of the General Counsel with respect to the policy.

Related Person Transactions For 2022

There were no related person transactions for 2022.

AUDIT MATTERS

Audit Committee Report

The Audit Committee of the Board of Directors is comprised of independent directors functioning in accordance with a written charter adopted and approved by the Board of Directors, reviewed at least annually by the Audit Committee and available on the Company’s website. As provided in its charter, the Audit Committee’s purpose is to assist the Board of Directors in fulfilling specified responsibilities, including oversight of the process for external financial reporting. The Audit Committee relies on the expertise and knowledge of management and the Company’s independent registered public accounting firm in carrying out its oversight responsibilities.

The Board of Directors has made an affirmative determination that each member of the Audit Committee is independent under the SEC and NYSE rules applicable to audit committee members. Further, the Board of Directors has made an affirmative determination that in light of their respective backgrounds and experiences, each member of the Audit Committee meets the financial literacy requirements for service on the Audit Committee and at least one member is an “audit committee financial expert” as such term is defined in the SEC rules.

Through regularly scheduled meetings, the Audit Committee facilitates open communication with the Board of Directors, Company management and the Company’s independent and internal auditors. Management has the primary responsibility for establishing and maintaining effective systems of internal and disclosure controls for preparing financial statements and for the public reporting process. The Company’s independent registered public accounting firm for 2022, PricewaterhouseCoopers LLP (PwC), was responsible for expressing opinions on the conformity of the Company’s audited financial statements for the year ended December 31, 2022 with generally accepted accounting principles and on the effectiveness of internal control over the Company’s financial reporting.

With respect to the fiscal year ended December 31, 2022, the Audit Committee, among other things:

•	discussed with the Company’s internal auditor and PwC the overall scope and plans for their respective audits; and
•	reviewed and discussed with management, internal audit, and PwC the Company’s: (i) financial reporting process, (ii) internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act, (iii) the audited financial statements, (iv) management’s report on the operating effectiveness of internal control over financial reporting, and (v) PwC’s audit report and attestation report on the Company’s internal control over financial reporting included in the Company’s Annual Report on Form 10-K.

This review and discussion included a discussion of the quality and acceptability of the accounting principles, the reasonableness of significant judgments, the clarity of disclosures in the financial statements and, with regard to PwC, the additional matters required to be discussed by Public Company Accounting Oversight Board (PCAOB) Auditing Standard (AS) No. 1301.

The Audit Committee reviewed and discussed the qualifications, performance and independence of PwC. In conjunction with the review of PwC’s independence, the Audit Committee received from PwC the written disclosures and letter required by PCAOB’s Rule 3526, Communication with Audit Committees Concerning Independence, and discussed with PwC the firm’s independence from the Company and management, including among other things, the compatibility of non-audit services with maintaining PwC’s independence. Based on the foregoing discussions and reviews, the Audit Committee has determined that PwC’s provision of non-audit services is compatible with PwC’s conclusion regarding their independence.

Based on the reviews and discussions described above, the Audit Committee recommended to the Board of Directors and the Board of Directors approved inclusion of the audited financial statements for the fiscal year ended December 31, 2022 in the Company’s Annual Report on Form 10-K for 2022 as filed with the SEC.

The Audit Committee

Anthony V. Nicolosi, Chair
Daphne E. Jones
Hans-Peter Männer

Principal Accounting Fees And Services

The following table summarizes the fees for professional services provided by PricewaterhouseCoopers LLP for the years ended December 31, 2022 and 2021:

Type of Fees	2022	2021
Audit Fees[1]	$3,098,926	$3,009,775
Audit-Related Fees[2]	528,900	157,563
Tax Fees[3]	699,938	556,394
All Other Fees[4]	2,127	1,818
Total Fees	$4,329,891	3,725,550

1.	Audit Fees relate to services rendered for the audit of the Company’s consolidated financial statements and effectiveness of internal controls over financial reporting, review of the interim consolidated financial statements included in quarterly reports and services provided in connection with statutory and regulatory filings or engagements within the respective years.
2.	Audit-Related Fees in 2022 relate primarily to due diligence costs for acquisitions that ultimately did not materialize. Audit-Related Fees in 2021 related primarily to due diligence costs and the audits of employee benefit plans.
3.	Fees for tax compliance and domestic and international consulting and planning services.
4.	Fees for the license fees for PricewaterhouseCoopers LLP’s online research software.

Our policy is to pre-approve all audit and permissible non-audit services performed by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Under our Audit Committee’s policy, pre-approval is generally provided for particular services or categories of services, including planned services, project-based services and consultations. In addition, the Audit Committee may also pre-approve particular services on a case-by-case basis. Our Audit Committee approved all services that our independent registered public accounting firms provided to us in the past two years.

Proposal 5 – To Ratify the Selection of PricewaterhouseCoopers LLP as the Company’s Independent Auditor For 2023

The Audit Committee is directly responsible for the appointment, compensation, retention, evaluation and oversight of the Company’s independent registered public accounting firm. As part of this responsibility, the Audit Committee annually evaluates, among other factors, the independent registered public accounting firm’s qualifications, performance, audit quality including PCAOB reports and independence and assesses whether to continue to retain the firm or select a different firm. The Audit Committee is also directly involved in the selection of the lead audit engagement partner, including when rotated by the mandated five-year rotation.

The Audit Committee of the Board has selected PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023. PricewaterhouseCoopers LLP has served in that capacity for the Company since 1994. Although not required by the Company’s Charter or Bylaws, the Company has determined to ask stockholders to ratify this selection as a matter of good corporate practice. If the appointment of PricewaterhouseCoopers LLP is not ratified, the Audit Committee will consider the stockholders’ vote when determining whether to continue the firm’s engagement, but may ultimately determine to continue the engagement of the firm or another audit firm without re-submitting the matter to stockholders. Even if the appointment of PricewaterhouseCoopers LLP is ratified, the Audit Committee may in its sole discretion terminate the engagement of the firm and direct the appointment of another independent registered public accounting firm at any time during the year if it determines that such an appointment would be in the best interests of our Company and our stockholders.

One or more representatives of PricewaterhouseCoopers LLP is expected to be present at the 2023 Annual Meeting, have the opportunity to make a statement, if desired, and be available to respond to appropriate questions.

The Board recommends a vote FOR this Proposal.

VOTING INFORMATION

Who Can Vote

Only stockholders of record at the close of business on the Record Date, which is March 10, 2023, will be entitled to vote at the 2023 Annual Meeting. As of the Record Date, the Company had 50,602,804 outstanding shares of Common Stock, par value $.01 per share, each of which is entitled to one vote.

Voting Your Shares

Stockholders of record as of the Record Date are entitled to vote at the 2023 Annual Meeting, either in person or virtually by live audio webcast. Stockholders of record as of the Record Date may also vote before the 2023 Annual Meeting in the following ways:

Vote by Telephone: 1-800-690-6903

Transmit your voting instructions up until 11:59 P.M. E.T. the day prior to the 2023 Annual Meeting date. Have your proxy card in hand when you call and then follow the instructions.

Vote by Mail: Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

Vote by Internet:

Transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. E.T. the day prior to the 2023 Annual Meeting date. Go to www.proxyvote.com or scan the QR Barcode in the proxy card you received.

If you vote by Internet or telephone, you should not return your proxy card. If you hold your shares through a broker, bank or other nominee, you will receive separate instructions from the nominee describing how to vote your shares. Proxies will be solicited on behalf of the Board by mail and other electronic means or in person, and we will pay the solicitation costs.

How to Attend and Vote Virtually During the Live Audio Webcast of the 2023 Annual Meeting

If you choose to vote at the 2023 Annual Meeting virtually during the live audio webcast, follow instructions below:

Admittance	Control Number	Vote/Questions
To be admitted to the live audio webcast of the 2023 Annual Meeting, use the following link: 2023 Shareholder Meeting (www.virtualshareholdermeeting.com/B2023)

Enter the control number found on your proxy card, voting instruction form or notice you received with the proxy materials.

If you are a beneficial shareholder, you may contact the bank, broker or other institution where you hold your account if you have questions about obtaining your control number.

Once admitted to the live audio webcast of the 2023 Annual Meeting, you may vote and/or submit questions by following the instructions on the 2023 Shareholder Meeting Website.

If you do not have your control number, you may attend the 2023 Annual Meeting as a guest (non-stockholder). As a guest, you will not have the option to vote your shares at the 2023 Annual Meeting.

Revocation Of Proxy

A stockholder who executes and delivers a proxy may revoke it at any time before it is exercised by voting in person or virtually by live audio webcast at the 2023 Annual Meeting, by delivering a subsequent proxy, by notifying the inspectors of the election live by audio webcast or in writing or, if previous instructions were given through the Internet or by telephone, by providing new instructions by the same means.

Quorum

For the business of the 2023 Annual Meeting to be conducted, a minimum number of shares constituting a quorum must be present. The holders of a majority of the outstanding shares of Common Stock entitled to vote at the 2023 Annual Meeting must be present in person or virtually by live audio webcast, or represented by proxy at the 2023 Annual Meeting to have a quorum. Thus, 25,301,403 shares must be represented live by audio webcast or by proxy to have a quorum at the 2023 Annual Meeting. Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person or virtually by live by audio webcast at the 2023 Annual Meeting. Shares represented at the meeting by proxies including abstentions and broker non-votes are treated as present at the meeting for purposes of determining a quorum. Shares owned by the Company are not considered outstanding or considered to be present at the 2023 Annual Meeting. If there is not a quorum at the 2023 Annual Meeting, either the chairperson of the 2023 Annual Meeting or our stockholders entitled to vote at the 2023 Annual Meeting may adjourn the 2023 Annual Meeting.

Voting Standards and Board Recommendations

Proposals		Voting Standard	Board Vote Recommendation
1.	To elect 11 directors (page 12).	Affirmative vote of a majority of shares of all votes cast. Proxies may not be voted for more than the number of nominees named by the Board.	FOR each of the nominees
2.	To vote on a non-binding resolution to approve the Company’s executive compensation (page 27).	Affirmative vote of a majority of shares of Common Stock represented in person or virtually, by live audio webcast, or by proxy and entitled to vote on the matter.	FOR
3.	To vote on a non-binding resolution to approve the frequency of holding an advisory vote on the Company’s executive compensation (page 27).	Affirmative vote of a majority of shares of Common Stock represented in person or virtually, by live audio webcast, or by proxy and entitled to vote on the matter.	FOR A One-Year Frequency (Annual)
4.	To approve the 2023 Barnes Group Inc. Stock and Incentive Award Plan (page 70).	Affirmative vote of a majority of shares of Common Stock represented in person or virtually, by live audio webcast, or by proxy and entitled to vote on the matter.	FOR
5.	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent auditor for 2023 (page 82).	Affirmative vote of a majority of shares of Common Stock represented in person or virtually, by live audio webcast, or by proxy and entitled to vote on the matter.	FOR

Broker Non-votes

A broker non-vote occurs when a stockholder who holds his or her shares through a bank or brokerage firm does not instruct that bank or brokerage firm how to vote the shares and, as a result, the broker is prevented from voting the shares held in the stockholder’s account on certain proposals. Under applicable NYSE rules, if you hold your shares through a bank or brokerage firm and your broker delivers the Notice of Internet Availability or the printed proxy materials to you, the broker has discretion to vote on “routine” matters only. Of the matters to be voted on as described in this proxy statement, only the ratification of the selection of our independent registered public accounting firm is considered “routine” and therefore eligible to be voted on by your bank or brokerage firm without instructions from you.

Effect Of Broker Non-votes and Abstentions

Proposal 1 (election of directors)

•	Abstentions are not counted as votes cast and thus will not have an effect on the outcome of Proposal 1
•	Broker non-votes are not counted as votes cast and thus will not have an effect on the outcome of Proposal 1 (election of directors).

Proposal 2 (executive compensation)

•	Abstentions will have the effect of a vote against Proposal 2
•	Broker non-votes will have no effect on the outcome of the vote on Proposal 2

Proposal 3 (frequency of holding an advisory vote on the Company’s executive compensation)

•	Abstentions will have the effect of a vote against Proposal 3
•	Broker non-votes will have no effect on the outcome of the vote on Proposal 3

Proposal 4 (2023 Barnes Group Inc. Stock and Incentive Award Plan)

•	Abstentions will have the effect of a vote against Proposal 4
•	Broker non-votes will have no effect on the outcome of the vote on Proposal 4

Proposal 5 (independent auditor)

•	Abstentions will have the effect of a vote against Proposal 5
•	There will not be any broker non-votes for Proposal 5 (independent auditor)

Dissenters’ Rights of Appraisal

Stockholders do not have appraisal rights under Delaware law or under the Company’s governing documents with respect to the matters to be voted upon at the 2023 Annual Meeting.

Interests of the Company’s Officers and Directors

Members of the Board have an interest in Proposal 1, the election to the Board of the eleven director nominees set forth herein, as each of the nominees is currently a member of the Board. Members of the Board and executive officers of Barnes have an interest in Proposals 2, 3 and 4 to the extent they are compensated by and receive equity from the Company. Members of the Board and executive officers of the Company do not have any interest in Proposal 5, the ratification of the appointment of our independent registered public accounting firm.

Participants in the Barnes Group Inc. Retirement Savings Plan

You must provide the trustee of the Barnes Group Inc. Retirement Savings Plan with your voting instructions in advance of the meeting. You may do so by returning your voting instructions by mail, or submitting them by telephone or electronically, using the Internet. You cannot vote your shares in person at the 2023 Annual Meeting; the trustee is the only one who can vote your shares. The trustee will vote your shares as you have instructed. Except as otherwise required by law, if the trustee does not receive your instructions, the trustee will vote your shares in the same proportion on each issue as it votes those shares for which it has received voting instructions. To allow sufficient time for voting by the trustee, your voting instructions must be received by 11:59 P.M. E.T. on May 2, 2023.

Results of the Meeting

Preliminary voting results will be announced at the 2023 Annual Meeting. In addition, final voting results will be disclosed in a Current Report on Form 8-K that we expect to file with the SEC within four business days after the 2023 Annual Meeting. If final voting results are not available to us in time to file a Form 8-K with the SEC within four business days after the 2023 Annual Meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

DOCUMENT REQUEST INFORMATION

E-Proxy Process

According to the rules of the SEC, instead of mailing a printed copy of our proxy materials to each stockholder of record or beneficial owner, we are furnishing our proxy materials (proxy statement for the 2023 Annual Meeting, the proxy card and the 2022 Annual Report to Stockholders) by providing access to these materials on the Internet.

A Notice of Meeting and Internet Availability of Proxy Materials will be mailed to stockholders on or about March 24, 2023. We are providing this notice in lieu of mailing the printed proxy materials and instructing stockholders as to how they may: (1) access and review the proxy materials on the Internet; (2) submit their proxy; and (3) receive printed proxy materials.

Stockholders may request to receive printed proxy materials by mail or electronically by e-mail on an ongoing basis at no charge by following the instructions in the notice. A request to receive proxy materials in printed form by mail or by e-mail will remain in effect until such time as the submitting stockholder elects to terminate it. The proxy statement and annual report to stockholders are available at www.onebarnes.com.

Stockholders Requesting Copies Of 2022 Annual Report

Stockholders may request and we will promptly mail without charge a copy of the 2022 Annual Report by writing to: Stockholder Relations, Legal Services, Barnes Group Inc., 123 Main Street, Bristol, Connecticut 06010.

Householding Of 2023 Annual Meeting Materials

Some banks, brokers, broker-dealers and other similar organizations acting as nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this proxy statement and the 2022 Annual Report may have been sent to multiple stockholders in your household. If you would prefer to receive separate copies of a proxy statement or annual report for other stockholders in your household, either now or in the future, please contact your bank, broker, broker-dealer or other similar organization serving as your nominee.

Upon written or oral request to Legal Services, Barnes Group Inc., 123 Main Street, Bristol, Connecticut 06010, or via telephone to the Investor Relations department at (800) 877-8803, we will promptly provide separate copies of the 2022 Annual Report and/or this proxy statement. Stockholders sharing an address who are receiving multiple copies of this proxy statement and/or the 2022 Annual Report and who wish to receive a single copy of these materials in the future will need to contact their bank, broker, broker-dealer or other similar organization serving as their nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.

Other Matters

The Board does not know of any matters to be presented for consideration at the meeting other than the matters described in Proposals 1, 2, 3, 4 and 5 of the Notice of 2023 Annual Meeting. However, if other matters are presented, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their judgment. All shares represented by the accompanying proxy, if the proxy is given before the meeting, will be voted in the manner specified therein.

Stockholder Recommended Director Candidates

In accordance with the Company’s Corporate Governance Guidelines and Process and Procedure for Identifying Director Candidates, the Corporate Governance Committee will consider director candidates recommended by stockholders of the Company. The Corporate Governance Committee evaluates stockholder-recommended candidates in the same manner as all other candidates. Any stockholder wishing to submit a recommendation should do so in writing addressed to:

Chairperson, Corporate Governance Committee

c/o Senior Vice President, General Counsel and Secretary

Barnes Group Inc.

123 Main Street

Bristol, Connecticut 06010

Stockholder recommendations must comply with the information requirements of the notice provisions contained in the Company’s Bylaws in order to be considered. Letters recommending a director candidate must include, among other things, the stockholder’s name, address, and stock ownership information (if the stockholder is not the registered holder of shares, a written statement from the record holder of shares (e.g., a broker or bank) verifying the stockholder’s beneficial ownership must be provided); the stockholder’s opinion as to whether the recommended candidate meets the definition of “independent” under the Company’s Corporate Governance Guidelines and is “financially literate” as contemplated by the NYSE rules; a description of all agreements, arrangements and understandings between the nominee and any other person regarding the nomination by such stockholder, and any direct or indirect interest of such stockholder in any contract with the Company, any affiliate of the Company or any principal competitor of the Company; and the other disclosure requirements set forth in Section 7 of Article II of the Bylaws. The recommendation letter must also include similar information regarding the director candidate and other information, if any, that would be required to be disclosed with regard to a nominee for director in the solicitation of proxies for election of directors under federal securities laws, and the stockholder must include a completed questionnaire, representation and agreement signed by the candidate (which are provided by the Secretary of the Company upon written request). Stockholder nominations must also comply with the deadlines for submitting director nominations set forth in the Company’s Bylaws. This summary is not complete and is qualified in its entirety by the requirements set forth in the Company’s Bylaws and by the Delaware General Corporation Law. A summary of these procedures is set forth below under the caption “Stockholder Proposals for 2024 Annual Meeting.”

STOCKHOLDER PROPOSALS FOR 2024 ANNUAL MEETING

A proposal for action to be presented by any stockholder at the 2024 Annual Meeting of Stockholders will be acted upon only:

If the proposal is to be included in the proxy statement and form of proxy, the proposal is received at the Company’s Office of the Secretary at the address below on or before November 25, 2023; or

If the proposal is not to be included in the proxy statement, or to nominate candidates for election as directors, it must be in accordance with our Bylaws, which provide that they may be made only by a stockholder of record as of the date such notice is given and as of the date for determination of stockholders entitled to vote at such meeting, who shall have given notice of the proposed business or nomination which is received by us between December 7, 2023 and January 6, 2024.

The notice must contain, among other things, the name and address of the stockholder, a brief description of the business desired to be brought before the 2024 Annual Meeting, the reasons for conducting the business at the 2024 Annual Meeting and the stockholder’s ownership of the Company’s capital stock. The requirements for the notice are set forth in the Bylaws, which are available on the Company’s website, www.onebarnes.com. Stockholders may also obtain a copy by writing to the Company at:

Legal Services

Barnes Group Inc.

123 Main Street

Bristol, Connecticut 06010

To comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 6, 2024.

March 24, 2023

Forward-Looking Statement:

The information covered by this proxy statement may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding our environmental, social, and governance goals, commitments, and strategies. Forward-looking statements often contain words such as “anticipate,” “believe,” “expect,” “plan,” “estimate,” “project,” “continue,” “will,” “should,” “may,” and similar terms. These forward-looking statements do not constitute guarantees of future performance and are subject to a variety of risks and uncertainties that may cause actual results to differ materially from any future results expressed or implied by the forward-looking statements. In addition, we have based some of these forward-looking statements on assumptions about future events that may prove to be inaccurate. A detailed discussion of these risks, uncertainties, and other potential factors that could affect our business and performance and cause actual results or outcomes to differ materially from the results, performance or achievements addressed in our forward- looking statements is included in our other filings with the SEC, including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our most recently filed periodic reports on Form 10-K and Form 10-Q and subsequent filings. The Company assumes no obligation to update its forward-looking statements, which speak as of their respective dates, whether as a result of new information, future events, or otherwise.

BARNES GROUP INC. RESOURCES

The following materials are available on our website at www.onebarnes.com.

Annual Reports	https://ir.onebarnes.com/financials/annual-reports/default.aspx
Board Committees	https://ir.onebarnes.com/governance/committee-composition/default.aspx
Audit Committee Charter	https://s24.q4cdn.com/605164115/files/doc_downloads/doc_govs/2022/Audit-Committee-Charter-revised-2-11-22.pdf
Compensation and Management Development Committee Charter	https://s24.q4cdn.com/605164115/files/doc_downloads/doc_govs/2022/CMDC-Charter-revised-and-Board-Approved-on-Feb-11-2022.pdf
Corporate Governance Committee Charter	https://s24.q4cdn.com/605164115/files/doc_downloads/doc_govs/2022/Corp-Governance-Charter-bod-appr-021122.pdf
Barnes Enterprise System (BES)	https://www.onebarnes.com/about/barnes-enterprise-system
Board of Directors	https://ir.onebarnes.com/governance/board-of-directors/default.aspx
California Transparency in Supply Chains Act Disclosure	http://s24.q4cdn.com/605164115/files/doc_downloads/doc_govs/2021/California-Transparency-in-Supply-Chains-Act-Statement-April-2015.pdf
Certificate of Incorporation	https://s24.q4cdn.com/605164115/files/doc_downloads/barnes_group_inc/Restated-Certificate-of-Incorporation-05032013.pdf
Code of Business Ethics and Conduct	https://s24.q4cdn.com/605164115/files/doc_downloads/doc_govs/2022/08/Code_of_Conduct_03-2022_English.pdf
Code of Business Ethics and Conduct for Suppliers	https://s24.q4cdn.com/605164115/files/doc_downloads/doc_govs/suppliers-code-of-business-ethics-and-conduct.pdf
Communicating Concerns to Directors	http://www.compliance-helpline.com/welcomepagebarnesgroup.jsp
Company Bylaws	http://s24.q4cdn.com/605164115/files/doc_downloads/barnes_group_inc/By-Laws-Effective-7-28-2016.pdf
Conflict Minerals Policy	http://s24.q4cdn.com/605164115/files/doc_downloads/doc_govs/Conflict-Minerals-Policy.pdf
Corporate	http://www.onebarnes.com/
Corporate Governance Guidelines	http://s24.q4cdn.com/605164115/files/doc_downloads/doc_govs/Corporate-Governance-Guidelines-Approved-February-12-2021-PDF.pdf
Environmental Social and Governance Report	https://www.onebarnes.com/about/esg/
Events and Presentations	https://ir.onebarnes.com/events-and-presentations/default.aspx
Investor Relations	http://ir.barnesgroupinc.com/home/default.aspx
Leadership Team	https://ir.onebarnes.com/governance/executive-management/default.aspx
Proxy Statements	https://ir.onebarnes.com/financials/proxy-statements/default.aspx
Quarterly Reports	http://ir.barnesgroupinc.com/financials/quarterly-results/default.aspx
SEC Filings	https://ir.onebarnes.com/financials/sec-filings/default.aspx
Stock Quote and Chart	https://ir.onebarnes.com/stock-info/default.aspx#stock-quote

ACRONYMS

AC	Audit Committee
BOD	Board of Directors
CD&A	Compensation Discussion and Analysis
CG	Corporate Governance Committee
CMDC or Compensation Committee	Compensation and Management Development Committee
DC Plan	Deferred Compensation Plan
DWC	Days Working Capital
EBITDA	Earnings Before Interest, Taxes, Depreciation and Amortization
EGTLIP	Executive Group Term Life Insurance Program
ELIP	Enhanced Life Insurance Program
EPS	Earnings Per Share
ESPP	Employee Stock Purchase Plan
MSSORP	Modified Supplemental Senior Officer Retirement Plan
NEO	Named Executive Officer
NYSE	New York Stock Exchange
OM	Operating Margin
PCAOB	Public Company Accounting Oversight Board
PLBP	Performance-Linked Bonus Plan
PSAs	Performance Share Awards
RBEP	Retirement Benefit Equalization Plan
ROIC	Return on Invested Capital
RSUs	Restricted Stock Units
SEC	Securities and Exchange Commission
SEELIP	Senior Executive Enhanced Life Insurance Program
CPP	Consolidated Pension Plan
TSR	Total Shareholder Return

ANNEX A

2023 Barnes Group Inc. Stock and Incentive Award Plan

Preamble

Effective as of the Effective Date, this 2023 Barnes Group Inc. Stock and Incentive Award Plan (this “Plan”) is hereby established as the successor plan to the 2014 Barnes Group Inc. Stock and Incentive Award Plan (the “Prior Plan”). The Prior Plan is hereby merged with and into this Plan effective as of the Effective Date, and no additional Awards shall be made thereafter under the Prior Plan. Outstanding Awards under the Prior Plan shall continue in effect according to their terms as in effect before the merger of the Prior Plan with and into this Plan (subject to such amendments as the Committee determines, consistent with the Prior Plan, as applicable), and the shares with respect to outstanding Awards under the Prior Plan shall be issued or transferred under this Plan.

1.	Purposes. The purposes of this Plan are to (a) provide competitive incentives that will enable the Company to attract, retain, motivate and reward persons who render services that benefit the Company or its Subsidiaries, and (b) align the interests of such persons with the interests of the Company’s stockholders generally.
2.	Definitions. Unless otherwise required by the context, the following terms, when used in this Plan, shall have the meanings set forth in this Section 2.
(a)	“Appreciation-Only Award” means (i) Options and Stock Appreciation Rights the exercise price of which is not less than 100% of Fair Market Value on the date on which the Options or Stock Appreciation Rights are granted, and (ii) Linked Stock Appreciation Rights that are granted as an alternative to the related Option after the date of grant of such Option or Free-Standing Stock Appreciation Rights, the exercise price of which Stock Appreciation Rights is not less than 100% of Fair Market Value on the date on which such Option was granted.
(b)	“Award” means an award granted under this Plan in one of the forms provided for in Section 3(a).
(c)	“Beneficiary” means a person or entity (including but not limited to a trust or estate), designated in writing by a Service Provider or other rightful holder of an Award, on such forms and in accordance with such terms and conditions as the Committee may prescribe, to whom such Service Provider’s or other rightful holder’s rights under this Plan shall pass in the event of the death of such Service Provider or other rightful holder. In the event that the person or entity so designated is not living or in existence at the time of the death of the Service Provider or other rightful holder of the Award, or in the event that no such person or entity has been so designated or such designation is not valid under applicable law, the “Beneficiary” shall mean the legal representative of the estate of the Service Provider or other rightful holder, or the person or entity to whom the Service Provider’s or other rightful holder’s rights with respect to the Award pass by will or the laws of descent and distribution.
(d)	“Board” or “Board of Directors” means the Board of Directors of the Company, as constituted from time to time.
(e)	“Cause” shall have the meaning set forth in the applicable Award agreements.
(f)	“Change in Control” means that any of the following events has occurred:
(i)	any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates) representing 25% or more of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (A) of paragraph (iii) below; or

(ii)	the following individuals cease for any reason to constitute a majority of the number of directors serving on the Board: individuals who, at the beginning of any period of two consecutive years (not including any period prior to the Effective Date), constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of such period or whose appointment, election or nomination for election was previously so approved or recommended; or
(iii)	there is consummated a merger or consolidation of the Company or any Subsidiary with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary, at least 60% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates) representing 25% or more of the combined voting power of the Company’s then outstanding securities; or
(iv)	there is consummated a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 60% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

Notwithstanding the foregoing, for any Awards subject to the requirements of Section 409A that will be paid on a Change in Control, the transaction constituting a “Change in Control” must also constitute a “change in control event” for purposes of section 409A(a)(2)(A)(v) of the Code.

For purposes of the foregoing provisions of this Section 2(f),

(A)	the term “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act;
(B)	the term “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act; and
(C)	the term “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) any member of the Barnes family (by blood or marriage) or any entity for the benefit of, or controlled by, a member of the Barnes family (by blood or marriage), (ii) the Company or any of its subsidiaries, (iii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iv) an underwriter temporarily holding securities pursuant to an offering of such securities, or (v) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

(g)	“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time. References to a particular section of the Code shall include references to any related Treasury Regulations and to successor provisions of the Code.
(h)	“Committee” means the committee appointed by the Board of Directors to administer this Plan pursuant to the provisions of Section 11(a) below.
(i)	“Common Stock” means common stock of the Company, par value $.01 per share.
(j)	“Company” means Barnes Group Inc., a Delaware corporation, and, except for purposes of determining whether or not a Change in Control has occurred under Section 2(f) hereof, shall include its successors.
(k)	“Disability” or “Disabled” means, except as otherwise set forth in an Award agreement or a written agreement between the Company and a Service Provider, a Service Provider becoming disabled within the meaning of Section 22(e)(3) of the Code, within the meaning of the Company’s long-term disability plan applicable to the Service Provider, or as otherwise determined by the Committee.
(l)	“Dividend Equivalents” means a right granted subject to and in accordance with the provisions of Section 5(c) and the other applicable provisions of this Plan.
(m)	“Effective Date” means May 5, 2023, provided that this Plan is approved by the stockholders of the Company on that date.
(n)	“Employee” means any person who is employed by the Company or a Subsidiary on a full-time or part-time basis, including an officer or director if the person is so employed.
(o)	“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.
(p)	“Fair Market Value” of Common Stock means, unless the Committee determines otherwise with respect to a particular Award, (i) if the principal trading market for the Common Stock is a national securities exchange, the last reported sale price of Common Stock during regular trading hours on the relevant date or (if there were no trades on that date) the last reported sale price of Common Stock during regular trading hours on the latest preceding date upon which a sale was reported, (ii) if the Common Stock is not principally traded on such exchange, the mean between the last reported “bid” and “asked” prices of Common Stock on the relevant date, as reported on the OTC Bulletin Board, or (iii) if the Common Stock is not publicly traded or, if publicly traded, is not so reported, the Fair Market Value per share shall be as determined by the Committee.
(q)	“General Counsel” means the General Counsel of the Company serving from time to time.
(r)	“Incentive Award” means an amount of money that is paid or a number of shares of Common Stock that are issued, or a right to be paid an amount of money or to be issued a number of shares of Common Stock that is granted, subject to and in accordance with Section 5 and the other applicable provisions of this Plan. The term “Incentive Award” does not include Options or Stock Appreciation Rights.
(s)	“Incentive Stock Option” means an option, including an Option as the context may require, intended to meet the requirements of Section 422 of the Code.
(t)	“Non-Statutory Stock Option” means an option, including an Option as the context may require, which is not intended to be an Incentive Stock Option.
(u)	“Option” means an option granted under this Plan to purchase shares of Common Stock. Options may be Incentive Stock Options or Non-Statutory Stock Options.
(v)	“Other Stock-Based Awards” means a right granted subject to and in accordance with Section 5(d) and the other applicable provisions of this Plan.

(w)	“Performance Share Award” means a right granted subject to and in accordance with Section 5 and the other applicable provisions of this Plan to receive a specified number of shares of Common Stock, and/or an amount of money determined by reference to the Fair Market Value of a specified number of shares of Common Stock, at a future time or times if a specified performance goal or goals are attained and any other terms and conditions set forth in the written instrument documenting the Performance Share Award are satisfied.
(x)	“Performance Unit Award” means a right granted subject to and in accordance with Section 5 and the other applicable provisions of this Plan to receive a specified amount of money, or shares of Common Stock having a Fair Market Value equal to such specified amount of money, at a future time or times if a specified performance goal or goals are attained and any other terms and conditions set forth in the written instrument documenting the Performance Unit Award are satisfied.
(y)	“Plan” means the 2023 Barnes Group Inc. Stock and Incentive Award Plan as set forth herein and as amended from time to time.
(z)	“Prior Plan” means the 2014 Barnes Group Inc. Stock and Incentive Award Plan and all prior plans previously merged into the 2014 Barnes Group Inc. Stock and Incentive Award Plan.
(aa)	“Restricted Stock Award” means shares of Common Stock which are issued to a Service Provider in accordance with Section 5(a) and the other applicable provisions of this Plan subject to restrictions and/or forfeiture provisions specified by the Committee that will cease to apply at a future time or times if continued employment conditions and/or other terms and conditions set forth in the written instrument documenting the Restricted Stock Award are satisfied.
(bb)	“Restricted Stock Unit Award” means shares of Common Stock that will be issued to a Service Provider, or an amount of money that will be paid by reference to the Fair Market Value of a specified number of shares of Common Stock, at a future time or times subject to and in accordance with Section 5(a) below and the other applicable provisions of this Plan if continued employment conditions and/or other terms and conditions set forth in the written instrument documenting the Restricted Stock Unit Award are satisfied.
(cc)	“SEC Rule 16b-3” means Rule 16b-3 of the Securities and Exchange Commission promulgated under the Exchange Act, as such rule or any successor rule may be in effect from time to time.
(dd)	“Section 16 Person” means a person subject to Section 16(b) of the Exchange Act with respect to transactions involving equity securities of the Company.
(ee)	“Section 409A” means Section 409A of the Code.
(ff)	“Service Provider” means a person who renders or has rendered services that benefit or will benefit the Company or a Subsidiary, in the capacity of an employee, director, independent contractor, agent, advisor, consultant, representative or otherwise, provided, that, the consultants and advisors must perform bona fide services for the Company or a Subsidiary.
(gg)	“Stock Appreciation Right” means a right granted subject to and in accordance with Section 7 and the other applicable provisions of this Plan.
(hh)	“Subsidiary” means a corporation or other form of business association of which shares (or other ownership interests) having more than 50% of the voting power are owned or controlled, directly or indirectly, by the Company; provided, however, that in the case of an Incentive Stock Option, the term “Subsidiary” shall mean a Subsidiary (as defined by the preceding clause) which is also a “subsidiary corporation” as defined in Section 424(f) of the Code.
(ii)	“Successor Corporation” means the Company or the surviving or successor corporation or a parent or subsidiary of such surviving or successor corporation of the Company following a Change of Control.

3.	Grants of Awards
(a)	Subject to the provisions of this Plan, the Committee may at any time, and from time to time, grant the following types of awards to any Service Provider:
(i)	Incentive Awards, which may but need not be in the form of Dividend Equivalents, Performance Share Awards, Performance Unit Awards, Restricted Stock Awards, Restricted Stock Unit Awards or Other Stock-Based Awards;
(ii)	Options; and
(iii)	Stock Appreciation Rights.

Notwithstanding any provision of this Section 3(a) to the contrary, the Committee may grant Incentive Stock Options only to Service Providers who are Employees.

(b)	After an Award has been granted:
(i)	the Committee may waive any term or condition thereof that could have been excluded from such Award when it was granted; and
(ii)	subject to Section 13, the Committee may amend any Award after it has been granted to include (or exclude) any provision which could have been included in (or excluded from) such Award when it was granted pursuant to the terms of the Plan.
(c)	The Committee may (but need not) grant any Award linked to another Award, including, without limitation, Options linked to Stock Appreciation Rights, and Dividend Equivalents linked to other Incentive Awards. Linked Awards may be granted as either alternatives or supplements to one another. The terms and conditions of any such linked Awards shall be determined by the Committee, subject to the provisions of this Plan.
(d)	No Service Provider may exercise any rights in or to or with respect to any Award unless and until a written instrument (in paper or electronic form) approved by a duly authorized officer of the Company and setting forth the terms and conditions of the Award is delivered or made available to the Service Provider by the Company and is returned to the designated Company representative subscribed by the Service Provider within the time, if any, prescribed therefor by the Committee or its delegate. Any such instrument shall be consistent with this Plan and incorporate it by reference. Subscribing such instrument and returning it to the Company, or accepting any benefits under the Award, shall constitute the Service Provider’s irrevocable agreement to and acceptance of the terms and conditions of the Award set forth in such instrument and the terms and conditions of this Plan applicable to such Award. Awards made to newly hired Service Providers cannot be effective until the Service Provider’s hire date.
(e)	This Plan is intended to enable the Committee to grant Options that qualify for the tax treatment applicable to incentive stock options under Section 422 of the Code, as well as Options and other Awards that do not qualify for such tax treatment. Notwithstanding any provision of this Plan to the contrary, this Plan shall be interpreted, administered and construed to enable the Committee to grant Options that qualify for the tax treatment applicable to incentive stock options under Section 422 of the Code as well as Options and other Awards that do not qualify for such tax treatment, and any provision of this Plan that cannot be so interpreted, administered or construed shall to that extent be disregarded.
4.	Stock Subject to this Plan; Award Limits
(a)	Subject to this Section 4 and Section 9 below, the maximum aggregate number of shares of Common Stock which may be granted pursuant to Awards is 4,223,889 shares, which equals 2,000,000 new shares plus 2,223,889, the number of shares available for issuance under the Prior Plan as of December 31, 2022, reduced (i) for each share of Common Stock subject to a stock option or stock appreciation right granted after December 31, 2022 under the Prior

Plan, on the basis of a fixed ratio of 1:1, and (ii) for each share of Common Stock subject to a stock-based award (other than an option or stock appreciation right) granted after December 31, 2022 under the Prior Plan, on the basis of a fixed ratio of 1.9:1. The number of shares of Common Stock reserved for Awards under this Plan shall be reduced by a fixed ratio of 1:1 shares of Common Stock for each share of Common Stock subject to an Appreciation-Only Award and shall be reduced by a fixed ratio of 1.9:1 shares of Common Stock for each share of Common Stock subject to a Performance Share Award, Performance Unit Award, Restricted Stock Award, Restricted Stock Unit Award, Dividend Equivalent or Other Stock-Based awards granted under this Plan.
(b)	If, in connection with an acquisition of another company or all or part of the assets of another company by the Company or a Subsidiary, or in connection with a merger or other combination of another company with the Company or a Subsidiary, the Company either (A) assumes stock options or other stock incentive obligations of such other company, or (B) grants stock options or other stock incentives in substitution for stock options or other stock incentive obligations of such other company, then the stock options or other stock incentive obligations so assumed or granted in substitution by the Company shall not be granted (or be deemed granted) under this Plan and therefore none of the shares of Common Stock that are issuable or transferable pursuant to such stock options or other stock incentives that are assumed or granted in substitution by the Company shall be charged against the limitations set forth in Section 4(a) above.
(c)	Shares which may be issued pursuant to Awards may be authorized but unissued shares of Common Stock, shares of Common Stock held in the treasury, whether acquired by the Company specifically for use under this Plan or otherwise, or shares issued or transferred to, or otherwise acquired by, a trust or other legal entity pursuant to Section 12(d) below, as the Committee may from time to time determine, provided, however, that any shares acquired or held by the Company for the purposes of this Plan shall, unless and until issued or transferred to a trust or other legal entity pursuant to Section 12(d) below or to a Service Provider or other rightful holder of an Award in accordance with the terms and conditions of such Award, be and at all times remain treasury shares of the Company, irrespective of whether such shares are entered in a special account for purposes of this Plan, and shall be available for any corporate purpose.
(d)	If and to the extent Awards granted under this Plan (or, after December 31, 2022, awards under the Prior Plan) terminate, expire, are canceled or are forfeited, the shares reserved for such Awards shall, to the extent of such termination, expiration, cancellation or forfeiture, again be available for Awards under this Plan in accordance with Section 4(f).
(e)	To the extent that any Awards are paid in money (including awards under the Prior Plan), and not in shares of Common Stock, such Awards shall not count against the share limits in subsection 4(a).
(f)	Any Shares that again become available for Awards under the Plan pursuant to this Section shall be added to the shares authorized for grant under subsection 4(a): (i) at a fixed ratio of 1:1 for each share of Common Stock subject to an Appreciation-Only Award (or options or stock appreciation rights granted under the Prior Plan) and (ii) at a fixed ratio of 1.9:1 shares of Common Stock for each share of Common Stock subject to a Performance Share Award, Performance Unit Award, Restricted Stock Award, Restricted Stock Unit Award, Dividend Equivalent or Other Stock-Based awards granted under this Plan (or at a fixed ratio of 2.84:1 for similar stock-based awards granted on or before December 31, 2022 under the Prior Plan).

(g)	Notwithstanding anything to the contrary contained herein, the following shares of Common Stock shall not be added to the shares authorized for grant under subsection 4(a): (i) shares tendered by the Service Provider or withheld by the Company in payment of the purchase price of an Option or, after December 31, 2022, an option under the Prior Plan, (ii) shares tendered by the Service Provider or withheld by the Company to satisfy any tax withholding obligation with respect to Awards granted under the Plan, or any Awards granted under the Prior Plan after December 31, 2022, (iii) shares subject to a Stock Appreciation Right or, after December 31, 2022, a stock appreciation right under the Prior Plan that are not issued in connection with its stock settlement on exercise thereof, and (iv) shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Options or, after December 31, 2022, options under the Prior Plan.
5.	Incentive Awards
(a)	Generally. Incentive Awards shall be subject to the following provisions and such other terms and conditions as the Committee may provide in the instrument evidencing the Incentive Awards that are not inconsistent with this Plan:
(i)	Incentive Awards may be granted in lieu of, or as a supplement to, any other compensation that may have been earned by the Service Provider prior to the date on which the Incentive Award is granted. The amount of an Incentive Award may be based upon (i) a specified number of shares of Common Stock or the Fair Market Value of a specified number of shares of Common Stock, or (ii) an amount of money not determined by reference to the Fair Market Value of a specified number of shares of Common Stock. Any Incentive Award may be paid in the form of money or shares of Common Stock valued at their Fair Market Value on the payment date, or a combination of money and such shares, as the Committee may provide. Dividend Equivalents, Performance Share Awards, Performance Unit Awards, Restricted Stock Awards and Restricted Stock Unit Awards are specific forms of Incentive Awards, but are not the only forms in which Incentive Awards may be made.
(ii)	Any shares of Common Stock that are to be issued pursuant to an Incentive Award, and any money to be paid in respect of an Incentive Award, may be issued or paid to the Service Provider at the time such Award is granted, or at any time subsequent thereto, or in installments from time to time, as the Committee shall determine when it grants the Award. In the event that any such issuance or payment shall not be made to the Service Provider at the time an Incentive Award is granted, the Committee may but need not grant Dividend Equivalents in respect of the Award, or may provide that, until such shares are issued or money is paid in respect of the Award or until the Award is forfeited, and subject to such terms and conditions as the Committee may impose, the Award shall earn amounts equivalent to interest or another investment return specified by the Committee, which amounts may be paid as earned or deferred and reinvested, and which amounts may be paid either in money or shares of Common Stock, all as the Committee may provide when it grants the Award.
(iii)	Incentive Awards shall be subject to such terms and conditions, including, without limitation, restrictions on the sale or other disposition of the shares issued or transferred pursuant to such Award, and conditions calling for forfeiture of the Award or the shares issued pursuant thereto in designated circumstances, as the Committee may determine when it grants the Award; provided, however, that upon the issuance of shares pursuant to any such Award, the recipient shall, with respect to such shares, be and become a stockholder of the Company fully entitled to receive dividends, to vote and to exercise all other rights of a stockholder except to the extent otherwise provided in the Award. In the case of a Restricted Stock Award, the recipient shall pay the par value of the shares to be issued pursuant to the Award unless such payment is not required by applicable law.

(b)	Performance Share Awards and Performance Unit Awards
(i)	Subject to the terms and conditions of this Plan, the Committee may grant any Service Provider a Performance Share Award and/or a Performance Unit Award. The Committee may but need not provide that a specified portion of the Performance Share Award or Performance Unit Award will be earned if the specified performance goal applicable to the Award is partially attained.
(ii)	The specified performance goal applicable to a Performance Share Award or Performance Unit Award may but need not consist, without limitation, of any one or more of the following: completion of a specified period of employment with or other service that benefits the Company or a Subsidiary, achievement of financial or operational goals, and/or the occurrence of a specified circumstance or event. The performance goal or goals applicable to Performance Share Awards and Performance Unit Awards, and the other terms and conditions of such awards, need not be the same for each award or each Service Provider to whom an award is granted. A Service Provider may (but need not) be granted Performance Share Awards and Performance Unit Awards each year, and the performance period applicable to any such Award may overlap with one or more years included in the performance period applicable to any earlier- or later-granted Award. The Committee may retain discretion to adjust the determinations of the degree of attainment of the performance objectives applicable to Performance Share Awards and Performance Unit Awards.
(iii)	When it grants the Award, the Committee may but need not provide that, if the Service Provider’s death or Disability or another circumstance or event specified by the Committee occurs before the performance goal applicable to a Performance Share Award or Performance Unit Award is attained, and irrespective of whether the performance goal is thereafter attained, the Performance Share Award or Performance Unit Award will be earned in whole or in part (as the Committee may specify).
(iv)	The Committee may but need not provide for a Service Provider’s Performance Share Award or Performance Unit Award to be forfeited in whole or in part if such Participant’s employment by or other service that benefits the Company or a Subsidiary terminates for any reason before shares are issued or money is paid (as applicable) in full settlement of such Performance Share Award or Performance Unit Award.
(c)	Dividend Equivalents. The Committee may grant any Service Provider the right to be paid, subject to such terms and conditions as the Committee may specify when it grants the right an amount of money equal to the dividends paid from time to time on a specified number of shares of Common Stock (which may but need not be based on the number of shares that are subject to another Award, whether or not such other Award is vested or exercisable). When it grants the right, the Committee may provide for such amount of money to be paid on each date on which such dividends are paid or at a subsequent future time or times. If it is not paid on each such date, then, if so provided by the Committee when it grants the right, and subject to such terms and conditions as the Committee may impose, until such money is paid or forfeited, it shall be credited to the Service Provider on the books of the Company and may earn amounts equivalent to interest or another investment return specified by the Committee, or may earn amounts equivalent to the dividends that would be paid on a number of shares of Common Stock having a Fair Market Value on its dividend payment date equal to such amount. Any such equivalent amounts may be paid as earned or may be deferred and reinvested until a future date or dates, as the Committee may specify when it grants the right, provided that any dividends deemed reinvested in shares of Common Stock shall be deemed reinvested at Fair Market Value on the applicable dividend payment date. Dividend Equivalents may be paid in the form of money or shares of Common Stock based on their Fair Market Value on the payment date, or in a combination of money and such shares, as the Committee may provide. To the extent Dividend Equivalents are paid on a Performance Share Award or Performance Unit Award, the Dividend Equivalent will not be paid until the applicable performance goals are achieved. Notwithstanding any provision of this Plan to the contrary, no Dividend Equivalents will be paid with respect to the grant of Appreciation-Only Awards.

(d)	Other Stock-Based Awards. The Committee may grant other Awards that are based on or measured by Common Stock to any Service Provider, on such terms and conditions as the Committee deems appropriate. Other Stock-Based Awards may be granted subject to achievement of performance goals or other conditions and may be payable in the form of money or shares of Common Stock, or a combination of the two, as determined by the Committee in the Award agreement.
6.	Options. Options shall be subject to the following provisions and such other terms and conditions as the Committee may provide in the instrument evidencing the Options that are not inconsistent with this Plan:
(a)	Subject to the provisions of Section 9, the purchase price per share shall be, in the case of an Incentive Stock Option, not less than 100% of the Fair Market Value of a share of Common Stock on the date the Incentive Stock Option is granted (or in the case of any Employee who, at the time such Incentive Stock Option is granted, owns stock possessing more than 10 percent of the total combined voting power of all classes of stock of his employer corporation or of its parent or subsidiary corporation, not less than 110% of the Fair Market Value of a share of Common Stock on the date the Incentive Stock Option is granted) and, in the case of a Non-Statutory Stock Option, not less than 100% of the Fair Market Value of a share of Common Stock on the date the Non-Statutory Stock Option is granted.
(b)	The purchase price of shares subject to an Option may be paid in whole or in part (i) in money, (ii) by bank-certified, cashier’s or personal check subject to collection, (iii) if so provided in the Option and subject to Section 402 of the Sarbanes-Oxley Act of 2002 as amended from time to time and subject to such terms and conditions as the Committee may impose, by delivering to the Company a properly executed exercise notice together with a copy of irrevocable instructions to a stockbroker to sell immediately some or all of the shares acquired by exercise of the Option and to deliver promptly to the Company an amount of sale proceeds (or, in lieu of or pending a sale, loan proceeds) sufficient to pay the purchase price, (iv) if so provided in the Option and subject to such terms and conditions as may be specified in the Option, in shares of Common Stock which have been owned by the optionee or which were acquired on the open market and which are surrendered to the Company actually or by attestation, (v) if so provided in the Option and subject to such terms and conditions as may be specified in the Option, by electing to have the Company retain some of the shares of Common Stock that would otherwise be issued pursuant to the Option exercise, or (vi) by such other method as the Committee may approve, to the extent permitted by applicable law. Any shares of Common Stock thus surrendered to or retained by the Company shall be valued at their Fair Market Value on the date of exercise.
(c)	Options may be granted for such lawful consideration, including but not limited to money or other property, tangible or intangible, or labor or services received or to be received by the Company, as the Committee may determine when the Option is granted. Property for purposes of the preceding sentence shall include an obligation of the Company unless prohibited by applicable law. Subject to the foregoing and the other provisions of this Section 6, each Option may be exercisable in full at the time of grant or may become exercisable in one or more installments and at such time or times and subject to such terms and conditions, as the Committee may determine when it grants the Option. Without limiting the foregoing, an Option may (but need not) provide by its terms that it will become exercisable in whole or in part upon the completion of specified periods of service or earlier achievement of one or more performance objectives specified therein, or that it will become exercisable only if one or more performance goals specified therein are achieved. To the extent permitted by applicable law, the Committee may at any time accelerate the date on which an Option becomes exercisable and no additional consideration need be received by the Company in exchange for such acceleration. Unless otherwise provided in the instrument evidencing the Option, an Option, to the extent it becomes exercisable, may be exercised at any time in whole or in part until the expiration or termination of the Option.

(d)	Subject to Section 12(a) below, each Option shall be exercisable during the life of the Service Provider only by the Service Provider or their guardian or legal representative, and after death only by their Beneficiary. Notwithstanding any other provision of this Plan, (i) no Option shall be exercisable after the tenth anniversary of the date on which the Option was granted, and (ii) no Incentive Stock Option which is granted to any Employee who, at the time such Option is granted, owns stock possessing more than 10 percent of the total combined voting power of all classes of stock of his or her employer corporation or of its parent or subsidiary corporation, shall be exercisable after the expiration of five (5) years from the date such Option is granted. Subject to the requirements of Section 409A, if an Option is granted for a term of less than ten years, the Committee may, at any time prior to the expiration of the Option, extend its term for a period ending not later than on the tenth anniversary of the date on which the Option was granted, and no additional consideration need be received by the Company in exchange for such extension. Subject to the foregoing provisions of this Section 6(d), the Committee may but need not provide for an Option to be exercisable after termination of the Service Provider’s employment or other service for any period and subject to any terms and conditions that the Committee may determine.
(e)	An Option may, but need not, be an Incentive Stock Option; provided that the aggregate Fair Market Value (determined as of the time the option is granted) of the stock with respect to which Incentive Stock Options may be exercisable for the first time by any Employee during any calendar year (under all plans, including this Plan, of his or her employer corporation and its parent and subsidiary corporations) shall not exceed $100,000 unless the Code is amended to allow a higher dollar amount.
(f)	Shares purchased pursuant to the exercise of an Option shall be issued to the person exercising the Option when the Option is properly exercised. No person exercising an Option shall acquire any rights of a stockholder unless and until the shares purchased pursuant to the exercise of the Option are issued to him or her. If so provided in the instrument evidencing the Option, the shares issued pursuant to the exercise of the Option may be non-transferable and forfeitable to the Company in designated circumstances and for specified periods of time.
(g)	No Option shall be exercisable unless and until the Company (i) obtains the approval of all regulatory bodies whose approval the Committee may deem necessary or desirable, and (ii) complies with all legal requirements deemed applicable by the Committee.
(h)	An Option shall be considered exercised if and when written notice, signed by the person exercising the Option and stating the number of shares with respect to which the Option is being exercised, is received by the designated representative of the Company on a properly completed form approved for this purpose by the Committee, accompanied by full payment of the Option exercise price in one or more of the forms authorized in the instrument evidencing such Option and described in Section 6(b) above for the number of shares to be purchased. No Option may at any time be exercised with respect to a fractional share unless the instrument evidencing such Option expressly provides otherwise.
7.	Stock Appreciation Rights. Stock Appreciation Rights shall be subject to the following provisions and such other terms and conditions as the Committee may provide in the instrument evidencing the Stock Appreciation Rights that are not inconsistent with this Plan:
(a)	Stock Appreciation Rights may be granted without any linkage to an Option (“Free-Standing Stock Appreciation Rights”) or that are granted as an alternative or a supplement to an Option (“Linked Stock Appreciation Rights”). Stock Appreciation Rights may be granted on the date of grant of the related Option or on any date thereafter, as the Committee may determine. The exercise price of Stock Appreciation Rights, the number of Stock Appreciation Rights granted, and, in the case of Linked Stock Appreciation Rights, whether the Stock Appreciation Rights are being granted as an alternative or a supplement to the Option to which they are linked, shall be determined on the date of grant of the Stock Appreciation Rights.

(b)	Linked Stock Appreciation Rights may be granted either as an alternative or a supplement to the Option to which they are linked (the “related” Option). Linked Stock Appreciation Rights that are granted as an alternative to the related Option may only be exercised when the related Option is exercisable, and at no time may a number of such Linked Stock Appreciation Rights be exercised that exceeds the number of shares with respect to which the related Option is then exercisable. Upon exercise of Linked Stock Appreciation Rights that are granted as an alternative to an Option, the holder shall be entitled to receive the amount determined pursuant to Section 7(e) below. Exercise of each such Linked Stock Appreciation Right shall cancel the related Option with respect to one share of Common Stock purchasable under the Option. Linked Stock Appreciation Rights that are granted as a supplement to the related Option shall entitle the holder to receive the amount determined pursuant to Section 7(e) below if and when the holder purchases shares under the related Option or at any subsequent time specified in the instrument evidencing such Stock Appreciation Rights.
(c)	Stock Appreciation Rights may be granted for such lawful consideration, including but not limited to money or other property, tangible or intangible, or labor or services received or to be received by the Company, as the Committee may determine when the Stock Appreciation Rights are granted. Property for purposes of the preceding sentence shall include an obligation of the Company unless prohibited by applicable law. Subject to the foregoing and the other provisions of this Section 7, Stock Appreciation Rights may be exercisable in full at the time of grant or may become exercisable in one or more installments and at such time or times and subject to such terms and conditions, as the Committee may determine when it grants the Stock Appreciation Rights. Without limiting the foregoing, Stock Appreciation Rights may (but need not) provide by their terms that they will become exercisable in whole or in part upon the completion of specified periods of service or earlier achievement of one or more specified performance objectives, or that they will become exercisable only if one or more specified performance goals are achieved. To the extent permitted by applicable law, the Committee may at any time accelerate the date on which Stock Appreciation Rights become exercisable, and no additional consideration need be received by the Company in exchange for such acceleration. Unless otherwise provided in this Plan or the instrument evidencing the Stock Appreciation Rights, Stock Appreciation Rights, to the extent they become exercisable, may be exercised at any time in whole or in part until they expire or terminate.
(d)	No Free-Standing Stock Appreciation Rights or Linked Stock Appreciation Rights shall be exercisable after the tenth anniversary of the date on which the Stock Appreciation Rights were granted, and no Linked Stock Appreciation Rights shall be exercisable after the related Option ceases to be exercisable. Subject to the requirements of Section 409A, if the Committee grants Stock Appreciation Rights for a lesser term than that permitted by the preceding sentence, the Committee may, at any time prior to expiration of the Stock Appreciation Rights, extend their term to the maximum term permitted by the preceding sentence, and no additional consideration need be received by the Company in exchange for such extension. Subject to the foregoing provisions of this Section 7(d), the Committee may but need not provide for Stock Appreciation Rights to be exercisable after termination of the Service Provider’s employment or other service for any period and subject to any terms and conditions that the Committee may determine.

(e)	Upon exercise of Stock Appreciation Rights, the holder thereof shall be entitled to receive an amount of money, or a number shares of Common Stock that have a Fair Market Value on the date of exercise of such Stock Appreciation Rights, or a combination of money and shares valued at Fair Market Value on such date, as the Committee may determine, equal to the amount by which the Fair Market Value of a share of Common Stock on the date of such exercise exceeds the exercise price of the Stock Appreciation Rights, multiplied by the number of Stock Appreciation Rights exercised; provided that the exercise price shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date the Stock Appreciation Right is granted.
(f)	Subject to Section 12(a) below, Stock Appreciation Rights shall be exercisable during the life of the Service Provider only by the Service Provider or their guardian or legal representative, and after death only by their Beneficiary.
8.	Consequences of a Change in Control. If, in connection with a Change of Control, outstanding Awards are not assumed by, or replaced with comparable options or rights by, the Successor Corporation, then all outstanding Options, Stock Appreciation Rights and other Awards shall become fully accelerated and fully vested immediately prior to the effective date of the Change of Control; provided that the payout for any Performance Share Awards or Performance Unit Awards shall be based on the greater of the actual performance as of the Change of Control or the target performance of such Awards. If, in connection with a Change of Control, outstanding Awards are assumed by, or replaced with comparable options or rights by, the Successor Corporation, and if a Service Provider is terminated without Cause by the Company or the Successor Corporation within the ninety (90) day period prior to the consummation of the Change of Control transaction or within eighteen (18) months following consummation of the Change of Control transaction, then the Award or any assumed, or substituted Award held by a Service Provider in lieu of the Award at the time of a Service Provider’s termination shall become fully accelerated and fully vested immediately prior to the effective date of termination; provided that the payout for any Performance Share Awards or Performance Unit Awards (or their substitutes) shall be based on the greater of the actual performance as of the Change of Control or the target performance of such Awards (or their substitutes).
9.	Adjustment Provisions. In the event that any recapitalization, or reclassification, split-up, reverse split, or consolidation of shares of Common Stock shall be effected, or the outstanding shares of Common Stock shall be, in connection with a merger or consolidation of the Company or a sale by the Company of all or a part of its assets, exchanged for a different number or class of shares of stock or other securities or property of the Company or any other entity or person, or a spin-off or a record date for determination of holders of Common Stock entitled to receive a dividend or other distribution payable in Common Stock or other property (other than normal cash dividends) shall occur, (a) the maximum aggregate number and class of shares or other securities or property that may be issued in accordance with Section 4(a) above pursuant to Awards thereafter granted, (b) the number and class of shares or other securities or property that may be issued under outstanding Awards, (c) the exercise price or purchase price to be paid per share under outstanding and future Awards, and (d) the price to be paid per share by the Company or a Subsidiary for shares or other securities or property issued pursuant to Awards which are subject to a right of the Company or a Subsidiary to reacquire such shares or other securities or property, shall in each case be equitably adjusted; provided that with respect to Incentive Stock Options any such adjustments shall comply with Sections 422, 424 and 409A of the Code.

10.	Effective Date and Duration of this Plan; Effect on the Prior Plan. This Plan shall become effective on the Effective Date, if approved by the Company’s stockholders within twelve months thereafter. No Awards shall be granted under the Prior Plan on or after the Effective Date. If this Plan is approved by stockholders of the Company, Awards may be granted within ten years after the Effective Date, but not thereafter. In no event shall an Incentive Stock Option be granted under this Plan more than ten years from the Effective Date.
11.	Administration.
(a)	This Plan shall be administered by a committee of the Board consisting of two or more directors appointed from time to time by the Board. No person shall be appointed to or shall serve as a member of such committee unless at the time of such appointment and service he shall be an “independent director” as defined in applicable rules or listing standards of the New York Stock Exchange and a “non-employee director” as defined in SEC Rule 16b-3. Notwithstanding the foregoing, if and to the maximum extent permissible under applicable laws and regulations, any or all of the authority and responsibility of the Committee under this Plan may be exercised with respect to Service Providers who at the time any such authority or responsibility is exercised are not and have never been Section 16 Persons, by (A) another committee of the Board to which the Board delegates such authority or responsibility, (B) a Chief Executive Officer of the Company and/or a chairperson of the Committee to whom the Board or the Committee delegates such authority or responsibility, or (C) the General Counsel or their designee as it relates to specific legal requirements and interpretations under this Plan. To the extent that the Board or the Committee (as applicable) delegates the authority and responsibility of the Committee pursuant to the foregoing, all references to the Committee in this Plan shall be deemed to refer to the committee to which, or the person to whom, such authority and responsibility is so delegated.
(b)	The Committee may establish such rules and regulations, not inconsistent with the provisions of this Plan, as it may deem necessary or appropriate for the proper administration of this Plan, and may amend or revoke any rule or regulation so established. The Committee shall, subject to the provisions of this Plan, have full power and discretion to interpret, administer and construe this Plan and full authority to make all determinations and decisions hereunder including without limitation the authority and discretion to (i) determine the persons who are Service Providers and select the Service Providers who are to participate in this Plan, (ii) determine when Awards shall be granted, (iii) determine the number of shares and/or amount of money to be made subject to each Award, (iv) determine the type of Award to grant, (v) determine the terms and conditions of each Award, including the exercise price, in the case of an Option or Stock Appreciation Rights, and whether specific Awards shall be linked to one another and if so whether they shall be alternative to or supplement one another, and (vi) make any adjustments pursuant to Section 9 of this Plan. Without limiting the generality of the foregoing, the Committee shall have the authority to establish and administer performance goals applicable to Awards, and the authority to certify that such performance goals are attained. The interpretation by the Committee of the terms and provisions of this Plan and any instrument issued hereunder, and its administration thereof, and all action taken by the Committee, shall be final, binding and conclusive on the Company, its stockholders, Subsidiaries, all participants and Service Providers, and upon their respective Beneficiaries, successors and assigns, and upon all other persons claiming under or through any of them.
12.	General Provisions.
(a)	Unless the Committee determines otherwise, no Award, including without limitation any Option or Stock Appreciation Rights, shall be transferable by the Service Provider or other rightful holder of such Award other than by will or the laws of descent and distribution or to a Beneficiary. For the avoidance of doubt, any transfer of an Award will be for no consideration.
(b)	Nothing in this Plan or in any instrument executed pursuant hereto shall confer upon any person any right to continue in the employment or other service of the Company or a Subsidiary, or shall affect the right of the Company or a Subsidiary to terminate the employment or other service of any person at any time with or without cause or assigning a reason therefor, to the extent permitted by applicable laws.

(c)	No shares of Common Stock shall be issued or transferred pursuant to an Award unless and until all legal requirements applicable to the issuance or transfer of such shares have been satisfied. Any such issuance or transfer shall be contingent upon the person acquiring the shares giving the Company any assurances the Committee may deem necessary or desirable to assure compliance with all applicable legal requirements.
(d)	No person (individually or as a member of a group) and no Beneficiary or other person claiming under or through him or her, shall have any right, title or interest in or to any shares of Common Stock allocated, or reserved for the purposes of this Plan, or subject to any Award, except as to such shares of Common Stock, if any, as shall have been issued to him or her.
(e)	In the event the laws of a foreign country, in which the Company or a Subsidiary has Service Providers, prescribe certain requirements in connection with Awards under this Plan and/or for Awards under this Plan to qualify for advantageous legal, regulatory or tax treatment under the laws of that country (including, without limitation, laws establishing options analogous to Incentive Stock Options), the Board of Directors, may restate or supplement (including by adoption of one or more subplans), in whole or in part, this Plan and may include in such restatement or supplement additional provisions for the purpose of satisfying applicable foreign laws or for qualifying the restated plan or subplan and Awards thereunder under such laws; provided, however, that (i) all shares allocated to or utilized for the purposes of such restated plan shall be subject to the limitations of Section 4, and (ii) the provisions of the restated plan may give the Board less but not more discretion to amend or terminate such restated plan than is provided with respect to this Plan by the provisions of Section 13 hereof.
(f)	The Company and its Subsidiaries may make such provisions as they may deem appropriate for the withholding of any taxes or other amounts which they determine they are required to withhold, collect or account for in connection with any Award. Without limiting the foregoing, the Committee may, subject to such terms and conditions as it may impose, permit or require any withholding obligation arising in connection with any Award or the grant, exercise, vesting, distribution or payment of any Award, up to the maximum allowable statutory rate required federal, state, local and foreign withholding taxes, including payroll taxes (or other amounts required to be withheld), to be satisfied in whole or in part, with or without the consent of the Service Provider or other rightful holder of the Award, by having the Company withhold all or any part of the shares of Common Stock that vest or would otherwise be issued or distributed at such time; provided, however, that no shares of Common Stock are withheld with a value exceeding the maximum allowable statutory rate of tax allowed to be withheld by law. Any shares so withheld shall be valued at their Fair Market Value on the date of such withholding.
(g)	Nothing in this Plan is intended to be a substitute for, or shall preclude or limit the establishment or continuation of, any other plan, practice or arrangement for the payment of compensation or fringe benefits to directors, officers, employees, consultants or Service Providers generally, or to any class or group of such persons, which the Company or any Subsidiary now has or may hereafter lawfully put into effect, including, without limitation, any incentive compensation, retirement, pension, group insurance, stock purchase, stock bonus or stock option plan. A Service Provider may be granted an Award whether or not such Service Provider is eligible to receive similar or dissimilar incentive compensation under any other plan or arrangement of the Company or any Subsidiary.
(h)	By accepting an Award or any other benefits under this Plan, each Service Provider, and each person claiming under or through him, shall be conclusively deemed to have indicated his acceptance and ratification of, and consent to, all provisions of this Plan and any action or decision under this Plan by the Company, its agents and employees, and the Board of Directors and the Committee.

(i)	The validity, construction, interpretation and administration of this Plan and of any determinations or decisions made thereunder, and the rights of all persons having or claiming to have any interest therein or thereunder, shall be governed by, and determined exclusively in accordance with, the laws of the State of Delaware, but without giving effect to the principles of conflicts of laws thereof. A Service Provider’s acceptance of any Award shall constitute the Service Provider’s irrevocable and unconditional waiver of the right to a jury trial in any action or proceeding concerning the Award, this Plan or any rights or obligations of the Service Provider or the Company under or with respect to the Award or this Plan.
(j)	In this Plan (unless the context requires otherwise), the masculine, feminine and neutral genders include one another. The use of the singular shall include within its meaning the plural and vice versa.
(k)	Notwithstanding anything in this Plan to the contrary, except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), without stockholder approval, the terms of outstanding Awards may not be amended to reduce the exercise price of outstanding Options or Stock Appreciation Rights or cancel outstanding Options or Stock Appreciation Rights in exchange for cash, other awards, or Options or Stock Appreciation Rights with an exercise price that is less than the exercise price of the original Options or Stock Appreciation Rights or involved in any other transaction that would be considered a direct or indirect form of repricing under applicable accounting rules and/or the applicable exchange listing requirements.
(l)	No fractional shares of Common Stock shall be issued or delivered pursuant to this Plan or any Award. The Committee shall determine whether cash, other awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.
(m)	As set forth in the Award agreements issued under this Plan and as may be required by applicable law, a Service Provider’s acceptance of any Award shall constitute the Service Provider’s consent to the use of personal data in connection with the Service Provider’s participation in the Plan.
(n)	All Awards under this Plan will be subject to any compensation, clawback and recoupment policies required by law and/or that may be applicable to the Service Providers of the Company, as in effect from time to time and as approved by the Board or Committee, whether or not approved before or after the Effective Date of this Plan.
(o)	Any written notice or other writings required by this Plan will be in such form as the Committee determines and may be in electronic form.
13.	Amendment and Termination. Subject to any applicable stockholder approval requirements of Delaware or federal law, the New York Stock Exchange or the Code, this Plan may be amended by the Board of Directors at any time and in any respect, including without limitation to permit or facilitate qualification of Options theretofore or thereafter granted (a) as Incentive Stock Options under the Code, or (b) for such other special tax treatment as may be enacted on or after the date on which this Plan is approved by the Board, provided that, without stockholder approval, no amendment shall increase the aggregate number of shares which may be issued under this Plan, or shall permit the exercise price of outstanding Options or Stock Appreciation Rights to be reduced, except as permitted by Section 12(k). This Plan may also be terminated at any time by the Board of Directors. No amendment or termination of this Plan shall materially adversely affect any Award granted prior to the date of such amendment or termination without the written consent of the holder of such Award.

14.	Compliance with Section 409A.
(a)	This Plan is intended to comply with the requirements of Section 409A, to the extent applicable. Each Award shall be construed and administered such that the Award either (A) qualifies for an exemption from the requirements of Section 409A or (B) satisfies the requirements of Section 409A. If an Award is subject to Section 409A, (i) distributions shall only be made in a manner and upon an event permitted under Section 409A, (ii) payments to be made upon a termination of employment shall only be made upon a “separation from service” under Section 409A, (iii) unless the Award specifies otherwise, each installment payment shall be treated as a separate payment for purposes of Section 409A, and (iv) in no event shall a Service Provider, directly or indirectly, designate the calendar year in which a distribution is made except in accordance with Section 409A.
(b)	Any Award that is subject to Section 409A and that is to be paid or distributed to a Key Employee (as defined below) upon separation from service shall be administered so that any payment or distribution with respect to such Award shall be postponed for six months following the date of the Service Provider’s separation from service, if required by Section 409A. If a payment or distribution is delayed pursuant to Section 409A, the payment or distribution shall be paid within 15 days after the end of the six-month period. If the Service Provider dies during such six-month period, any postponed payment or distribution shall be paid within 90 days of the Service Provider’s death. The determination of Key Employees, including the number and identity of persons considered Key Employees and the identification date, shall be made by the Committee or its delegate each year in accordance with section 416(i) of the Code and the “specified employee” requirements of Section 409A.
(c)	Notwithstanding anything in this Plan or any Award agreement to the contrary, each Service Provider shall be solely responsible for the tax consequences of Awards under this Plan, and in no event shall the Company have any responsibility or liability if an Award does not meet any applicable requirements of Section 409A. Although the Company intends to administer this Plan to prevent taxation under Section 409A, the Company does not represent or warrant that this Plan or any Award complies with any provision of federal, state, local or other tax law.

***

 [THIS PAGE INTENTIONALLY LEFT BLANK]

 [THIS PAGE INTENTIONALLY LEFT BLANK]

[THIS PAGE INTENTIONALLY LEFT BLANK]

Barnes Group Inc.

Corporate Office
123 Main Street
Bristol, CT 06010-6376 USA
www.onebarnes.com

123 MAIN STREET BRISTOL, CT 06010

VOTE BY INTERNET

Before The 2023 Annual Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day prior to the 2023 Annual Meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The 2023 Annual Meeting – Go to www.virtualshareholdermeeting.com/B2023

If you choose to attend the 2023 Annual Meeting virtually via the live audio webcast, you may vote virtually. Have the information that is printed in the box marked by the arrow available and follow the instructions on the website. You may also vote in person at the meeting.

VOTE BY TELEPHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day prior to the 2023 Annual Meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

BARNES GROUP INC.

1.	VOTE ON DIRECTORS

Barnes Group Inc. Directors Nominees		For	Against	Abstain
1a.	Thomas O. Barnes	☐	☐	☐
1b.	Elijah K. Barnes	☐	☐	☐
1c.	Jakki L. Haussler	☐	☐	☐
1d.	Richard J. Hipple	☐	☐	☐
1e.	Thomas J. Hook	☐	☐	☐
1f.	Daphne E. Jones	☐	☐	☐
1g.	Neal J. Keating	☐	☐	☐
1h.	Mylle H. Mangum	☐	☐	☐
1i.	Hans-Peter Männer	☐	☐	☐
1j.	Anthony V. Nicolosi	☐	☐	☐
1k.	JoAnna L. Sohovich	☐	☐	☐

VOTE ON PROPOSALS
		For	Against	Abstain
2.	Vote on a non-binding resolution to approve the Company’s executive compensation. The Board of Directors recommends you vote FOR proposal 2:	☐	☐	☐

		1 Year	2 Years	3 Years	Abstain
3.	Vote on a non-binding resolution to approve the frequency of holding an advisory vote on the Company’s executive compensation. The Board of Directors recommends you vote FOR 1 YEAR in proposal 3:	☐	☐	☐	☐

		For	Against	Abstain
4.	Approve the 2023 Barnes Group Inc. Stock and Incentive Award Plan The Board of Directors recommends you vote FOR proposal 4:	☐	☐	☐

		For	Against	Abstain
5.	Ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent auditor for 2023 The Board of Directors recommends you vote FOR proposal 5:	☐	☐	☐

NOTE: To conduct such other business that may properly come before the meeting or any adjournment thereof.
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials
for the 2023 Annual Meeting:

The Notice and Proxy Statement and 2022 Annual Report are available at www.proxyvote.com.

E01099-Z67242-P73989

BARNES GROUP INC.

2023 Annual Meeting of Stockholders

May 5, 2023 11:00 A.M. Eastern Time

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Thomas O. Barnes and Thomas J. Hook, each individually or jointly, and each with the power to appoint his or her substitute, as proxies and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of BARNES GROUP INC. that the stockholder(s) is/are entitled to vote at the 2023 Annual Meeting of Stockholders to be held at 11:00 A.M. Eastern Time on May 5, 2023, in person at the DoubleTree by Hilton, 42 Century Drive, Bristol, CT 06010 and live by audio webcast at www.virtualshareholdermeeting.com/B2023, and any adjournment or postponement thereof. The shares represented by this proxy will be voted as directed by the undersigned stockholder(s) in this proxy card. If no direction is given when this proxy is returned, such shares will be voted “FOR” all of the director nominees listed in proposal 1 and “FOR” proposal 2, “FOR 1 YEAR” in proposal 3, and “FOR” proposal 4 and proposal 5. In their discretion, the proxies are authorized to vote upon any other matter that may properly come before the meeting. This card also provides confidential voting instructions to the Trustee for shares held in the Barnes Group Inc. Retirement Savings Plan. If you are a participant and have shares of Barnes Group Inc. common stock allocated to the account under this plan, please read the following as to the voting of such shares: if you do not provide voting instructions to the Trustee by 11:59 P.M. Eastern Time on May 2, 2023, these shares will be voted in the same manner and proportion as shares for which instructions are timely received from other plan participants.

Continued and to be signed on reverse side